IVANHOE MINES LTD.


                            Annual Information Form

                               For the year ended
                               December 31, 2007



                              Dated March 28, 2008

                               TABLE OF CONTENTS


CORPORATE STRUCTURE..........................................................10


GENERAL DEVELOPMENT OF THE BUSINESS..........................................11

   Overview..................................................................11
   Three Year History........................................................11
   Outlook...................................................................14
   Risk Factors..............................................................14

DESCRIPTION OF THE BUSINESS..................................................25

   Overview..................................................................25
   Qualified Persons.........................................................25
   Oyu Tolgoi Copper and Gold Project, Mongolia..............................25
   Ovoot Tolgoi Coal Property, Mongolia......................................49
      Ovoot Tolgoi Project (open pit)........................................49
      Ovoot Tolgoi Project (Underground).....................................58
   Other Projects............................................................65
      Mongolia...............................................................65
      Kazakhstan.............................................................66
      Australia..............................................................68
      China..................................................................70
   Other Business Matters....................................................70
      Myanmar Trust Arrangements.............................................70
      Equity Holdings........................................................71
      Employees..............................................................72

DIVIDENDS....................................................................72


DESCRIPTION OF CAPITAL STRUCTURE.............................................72


MARKET FOR SECURITIES........................................................73


DIRECTORS AND OFFICERS.......................................................74


INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS...................77


TRANSFER AGENTS AND REGISTRARS...............................................78


MATERIAL CONTRACTS...........................................................78


INTERESTS OF EXPERTS.........................................................78


ADDITIONAL INFORMATION.......................................................79


SCHEDULE A...................................................................80

Forward-Looking Information

Certain statements made herein, including statements relating to matters that are not historical facts and statements of our beliefs, intentions and expectations about developments, results and events which will or may occur in the future, which constitute "forward-looking information" within the meaning of applicable Canadian securities legislation and "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information and statements are typically identified by words such as "anticipate," "could," "should," "expect," "seek," "may," "intend," "likely," "plan," "estimate," "will" "believe" and similar expressions suggesting future outcomes or statements regarding an outlook. These include, but are not limited to, statements respecting anticipated business activities; planned expenditures; corporate strategies; proposed acquisitions and dispositions of assets; discussions with third parties respecting material agreements; the expected timing and outcome of IVN's discussions with representatives of the Government of Mongolia for an Investment Agreement in respect of the Oyu Tolgoi Project; the estimated timing and cost of bringing the Oyu Tolgoi Project into commercial production; anticipated future production and cash flows; target milling rates; the impact of amendments to the laws of Mongolia and other countries in which IVN carries on business; the timing of commencement of full construction of the Oyu Tolgoi Project; the potential sale of the Monywa Copper Project by the Monywa Trust to a third party; the potential of plans to make non-core projects self-funding and other statements that are not historical facts.

All such forward-looking information and statements are based on certain assumptions and analyses made by IVN's management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. These statements, however, are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information or statements. Important factors that could cause actual results to differ from these forward-looking statements include those described under the heading "Risks and Uncertainties" elsewhere in this Annual Information Form. The reader is cautioned not to place undue reliance on forward-looking information or statements.

This Annual Information Form also contains references to estimates of mineral reserves and mineral resources. The estimation of reserves and resources is inherently uncertain and involves subjective judgments about many relevant factors. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation, which may prove to be unreliable. There can be no assurance that these estimates will be accurate or that such mineral reserves and mineral resources can be mined or processed profitably. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Except as required by law, IVN does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events.

Currency and Exchange Rates

In this Annual Information Form, all funds are quoted in United States dollars unless otherwise indicated. References to "$" and "US$" are to United States dollars and references to "Cdn.$" are to Canadian dollars.

The Bank of Canada noon buying rates for the purchase of one United States dollar using Canadian dollars were as follows during the indicated periods:

                          (Stated in Canadian dollars)



                                             Year Ended December 31
                                -----------------------------------------------
                                 2007      2006       2005      2004      2003

End of period                   0.9881    1.1653     1.1659    1.2036    1.2924
High for the period             1.1853    1.1726     1.2704    1.3968    1.5777
Low for the period              0.9170    1.0990     1.1507    1.1774    1.2839
Average for the period          1.0748    1.1342     1.2116    1.3015   1.40146


The Bank of Canada noon buying rate on March 27, 2008 for the purchase of one United States dollar using Canadian dollars was Cdn.$1.0147 (one Canadian dollar on that date equalled US$0.9855).

Defined Terms and Abbreviations

Throughout this AIF, there are terms that are defined in the document and used only in the relevant section in which they are defined. There are also a number of defined terms and abbreviations that are used consistently throughout the document as follows:

"Au" means gold;

"BHP Exploration" means BHP Minerals International Exploration Inc.;

"CIM" means the Canadian Institute of Mining, Metallurgy and Petroleum;

"CIM Standards" means CIM Standards on Mineral Resources and Mineral Reserve Guidelines;

"Coal Division" means a division of the IVN Group established to develop coal resources in Mongolia and subsequently transferred to SouthGobi in 2007;

"Coal Reorganization" means the transaction whereby IVN transferred its Coal Division to SouthGobi in consideration for common shares of SouthGobi, as further described in "GENERAL DEVELOPMENT OF THE BUSINESS - Three Year History
- 2006";

"Common Shares" means common shares in the capital of IVN;

"Cu" means copper;

"CuEq" means copper equivalent grade, calculated using assumed metal prices for copper, gold and, where applicable, molybdenum;

"Entree" means Entree Gold Inc.;

"Entree Earn-in Agreement" means the Equity Participation and Earn-in Agreement dated October 15, 2004 between Entree and IVN, as amended November 9, 2004;

"Entree Joint Venture" means the joint venture of IVN and Entree contemplated pursuant to the Entree Earn-in Agreement and covering the portion of the Oyu Tolgoi Project currently held by Entree;

"Excluded Persons" means a contractually defined class of restricted persons identified as being prohibited from purchasing the Myanmar Assets from the Monywa Trust, which includes IVN, Rio Tinto, and their respective directors, officers and affiliates and citizens or residents or entities controlled by citizens or residents of Myanmar or the United States;

"g/t" means grams per tonne;

"GSC Paper 88 - 21" means the Geological Survey of Canada Paper 88-21 "A Standardized Coal Resource / Reserve Reporting System for Canada";

"GRD Minproc" means GRD Minproc Limited;

"Hugo Dummett Deposits" means collectively, the Hugo North, the Hugo South and Hugo North Extension deposits;

"Hugo North" means the Hugo North deposit of the Oyu Tolgoi Project;

"Hugo North Extension" means the Hugo North Extension deposit of the Oyu Tolgoi Project, representing the extension of the Hugo Dummett Deposits into Entree's Shivee Tolgoi Property;

"Hugo South" means the Hugo South deposit of the Oyu Tolgoi Project;

"IMMI" means Ivanhoe Mines Mongolia Inc. XXK;

"Integrated Development Plan 2005" or "IDP05" means a report on the development of the Oyu Tolgoi Project prepared by a group of independent engineering companies in October 2005;

"Integrated Development Plan 2008" or "IDP08" means a report on the development of the Oyu Tolgoi Project being prepared by a group of independent engineering companies for release in 2008;

"Investment Agreement" means a comprehensive agreement with the Government of Mongolia that addresses the development and operation of the Oyu Tolgoi Project, including taxation rates, cross-border import/export arrangements, supply of power, labour, land use and water rights;

"IVN" means Ivanhoe Mines Ltd;

"IVN Group" means, collectively, IVN and its subsidiaries or a group of subsidiaries, as the context requires;

"Jinshan" means Jinshan Gold Mines Inc.;

"km" means kilometres;

"km(2)" means square kilometres;

"lb" means pound;

"m" means metres;

"MEL" means Mongolian mineral exploration licence;

"Mo" means molybdenum;

"Monywa Copper Project" means the copper mine and related deposits located at Monywa, Myanmar;

"Monywa Trust" means an independent third party trust established to hold and sell the Myanmar Assets;

"Myanmar Assets" means all of IVN's business interests and assets in Myanmar, including in the Monywa Copper Project;

"NI 43-101" means National Instrument 43-101 of the Canadian Securities Administrators;

"Norwest" means Norwest Corporation;

"OT Technical Committee" means a joint technical committee established between Rio Tinto and IVN for the development of the Oyu Tolgoi Project;

"Ovoot Tolgoi Project" means the SouthGobi's Ovoot Tolgoi (formerly Nariin Sukhait) coal exploration and development project in Mongolia;

"Ovoot Tolgoi Open Pit Technical Report" means a Technical Report on the Ovoot Tolgoi Project dated March 2008, prepared by Norwest;

"Ovoot Tolgoi Underground Technical Report" means a Technical Report on the Ovoot Tolgoi Project dated March 2008, prepared by TAG;

"Oyu Tolgoi Project" means IVN's copper and gold exploration and development project located at Oyu Tolgoi in Mongolia;

"Oyu Tolgoi Technical Report" means a Technical Report on the Oyu Tolgoi Project dated March 2008 prepared by GRD Minproc;

"oz" means ounce;

"ppm" means parts per million;

"Preferred Shares" means preferred shares in the capital of IVN;

"Rio Tinto" means Rio Tinto Plc.;

"Rio Tinto Credit Agreement" means the transaction between IVN and Rio Tinto to establish a convertible credit facility to finance ongoing mine development of the Oyu Tolgoi Project, as further described in "GENERAL DEVELOPMENT OF THE BUSINESS - Three Year History - 2007";

"Rio Tinto Transaction" means the transaction between IVN and Rio Tinto to establish a strategic partnership for the development of the Oyu Tolgoi Project, as further described in "GENERAL DEVELOPMENT OF THE BUSINESS - Three Year History - 2006";

"Savage River Project" means the Savage River iron ore project located in Tazmania, Australia;

"SouthGobi" means SouthGobi Energy Resources Ltd. (formerly Asia Gold Corp.);

"Southern Oyu Deposits" means collectively, the South Oyu, Southwest Oyu, Central Oyu and Wedge deposits of the Oyu Tolgoi Project;

"TAG" means The Americas Group of Lakewood, Colorado;

"tpd" means tonnes per day; and

"tpy" means tonnes per year.

Conversion Factors

For ease of reference, the following conversion factors are provided:


Imperial Measure =                         Metric Unit                       Metric Unit =                     Imperial Measure
------------------                         -----------                       -------------                     ----------------
2.47 acres                                 1 hectare                         0.4047 hectares                   1 acre
3.28 feet                                  1 m                               0.3048 m                          1 foot
0.62 miles                                 1 km                              1.609 km                          1 mile
0.032 ounces (troy)                        1 gram                            31.1 grams                        1 ounce (troy)
2.205 pounds                               1 kilogram                        0.454 kilograms                   1 pound
1.102 tons (short)                         1 tonne                           0.907 tonnes                      1 ton
0.029 ounces (troy)/ton                    1 gram/tonne                      34.28 grams/tonne                 1 ounce (troy)/ton

Glossary of Geological and Mining Terms


anomaly: a departure from the norm which may indicate the presence of mineralization in the underlying bedrock.

assay: the chemical analysis of an ore, mineral or concentrate of metal to determine the amount of valuable species.

chalcocite: a form of copper mineral ore that generally contains a high copper content.

chalcopyrite: a form of copper mineral ore that generally contains a low copper content.

concentrate: a product containing valuable metal from which most of the waste material in the ore has been eliminated.

concentrator: a plant for recovery of valuable minerals from ore in the form of concentrate. The concentrate must then be treated in some other type of plant, such as a smelter, to effect recovery of the pure metal.

covellite: a supergene mineral found in copper deposits; a source of copper.

cut-off grade: the lowest grade of mineral resources considered economic; used in the calculation of reserves and resources in a given deposit.

dyke: a tabular igneous intrusion that cuts across the bedding or foliation of the country rock.

fault: a fracture in rock along which the adjacent rock surfaces are differentially displaced.

feasibility study: a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

flotation: a milling process by which some mineral particles are induced to become attached to bubbles of froth and float, and others to sink, so that the valuable minerals are concentrated and separated from the gangue.

gangue: valueless rock or mineral material in ore.

hypogene: primary mineralization formed by mineralizing solutions emanating up from a deep magnetic source.

HQ: diamond drilling equipment that produces a 63.5 millimetre core diameter.

indicated mineral resource: that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and test information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

inferred mineral resource: that part of a mineral resource for which the quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

intrusive: rock which while molten, penetrated into or between other rocks but solidified before reaching the surface.

IP: induced polarization.

kriging: A weighted, moving-average interpolation method in which the set of weights assigned to samples minimizes the estimation variance, which is computed as a function of the variogram model and locations of the samples relative to each other, and to the point or block being estimated.

leach: to dissolve minerals or metals out of ore with chemicals.

measured mineral resource: that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

mineral reserve: the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, and economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. An ore reserve includes diluting materials and allowances for losses that may occur when the material is mined.

mineral resource (deposit): a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth's crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource (deposit) are known, estimated or interpreted from specific geological evidence and knowledge.

NQ: diamond drilling equipment that produces a 47.5 millimetre core diameter.

porphyry: any igneous rock in which relatively large, conspicuous crystals (called phenocrysts) are set in a fine-grained ground mass.

preliminary assessment: a study that includes an economic analysis of the potential viability of mineral resources taken at an early stage of the project prior to the completion of a preliminary feasibility study.

preliminary feasibility study and pre-feasibility study: a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established and an effective method of mineral processing has been determined, and includes a financial analysis based on reasonable assumptions of technical, engineering, legal, operating, economic, social, and environmental factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve.

probable reserve: the economically mineable part of an indicated and, in some circumstances, a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

proven reserve: the economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

PQ: diamond drilling equipment that produces an 85 millimetre core diameter.

qualified person: an individual who: (a) is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation, or mineral project assessment, or any combination of these; (b) has experience relevant to the subject matter of the mineral project; and (c) is a member in good standing of a professional association as defined by National Instrument 43-101 of the Canadian Securities Administrators.

QMD or quartz monzodiorite: plutonic rock containing quartz, alkali feldspars, plagioclase feldspars and feldspathoid minerals.

RC: reverse circulation.

seam: A stratum or bed of coal or other mineral; generally applied to large deposits of coal.

splits: The division of a bed of coal into two or more horizontal sections by intervening rock strata.

stock: an irregular, metalliferous mass in a rock formation.

strike: the direction, or course or bearing, of a vein or rock formation measured on a level surface.

sulphides: compounds of sulphur with other metallic elements.

supergene: ore minerals that have been formed by the effects (usually oxidization and secondary sulphide enrichment) of descending ground water.

CORPORATE STRUCTURE

Name, Address and Incorporation

IVN was incorporated under the Company Act (British Columbia) on January 25, 1994 under the name 463212 B.C. Ltd. In February 1994, IVN changed its name to Indochina Goldfields Ltd. In March 1994, IVN increased its authorized capital from 10,000 Common Shares without par value to 100,000,000 Common Shares without par value and created 100,000,000 Preferred Shares without par value. In February 1995, IVN was continued under the Business Corporations Act (Yukon). In July 1997, IVN increased its authorized capital to an unlimited number of Common Shares without par value and an unlimited number of Preferred Shares without par value. In June 1999, IVN changed its name to Ivanhoe Mines Ltd.

IVN's North American headquarters are located at 654 - 999 Canada Place, Vancouver, British Columbia, Canada, V6C 3E1. IVN's Asian headquarters are located at 150 Beach Road, #25-03 The Gateway West, Singapore, 189720. IVN's registered office is located at 300 - 204 Black Street, Whitehorse, Yukon, Canada, Y1A 2M9.

Intercorporate Relationships

The following sets forth the name and jurisdiction of incorporation of IVN's principal subsidiaries and the material property of IVN to which that subsidiary relates. Each subsidiary is wholly-owned, except as described in note 1 below.

Name of Subsidiary                               Jurisdiction of Incorporation           Applicable Material Property
------------------                               -----------------------------           ----------------------------

Ivanhoe Mines Delaware Holdings, LLC             Delaware                                Oyu Tolgoi

Ivanhoe Mines Aruba Holdings LLC                 Aruba                                   Oyu Tolgoi

Ivanhoe Oyu Tolgoi (BVI) Ltd.
(formerly Ivanhoe Mines Mongolia Inc.)           British Virgin Islands                  Oyu Tolgoi

Ivanhoe Mines Mongolia Inc. LLC                  Mongolia                                Oyu Tolgoi

SouthGobi Energy Resources Ltd.(1)               British Columbia                        Ovoot Tolgoi

SGQ Coal Investment Pte. Ltd. (1)                Singapore                               Ovoot Tolgoi

Southgobi sands LLC(1)                           Mongolia                                Ovoot Tolgoi


(1) SouthGobi is owned as to approximately 81% by IVN. Each of SGQ Coal Investment Pte. Ltd. and Southgobi sands LLC is a direct or indirect wholly-owned subsidiary of SouthGobi.

GENERAL DEVELOPMENT OF THE BUSINESS

Overview

IVN is an international mineral exploration and development company. The IVN Group's principal mineral resource property is the Oyu Tolgoi Project, located in Mongolia. The IVN Group also holds interests in several other mineral resource projects, mostly in Asia, and holds significant equity interests in several publicly-listed mineral exploration and development companies, including SouthGobi whose principal mineral resource property is the Ovoot Tolgoi Project, located in Mongolia.

Three Year History

Throughout the period from 2005 to 2007 IVN focused substantial time and effort on the further development of its Mongolian properties, including in particular the Oyu Tolgoi Project.

     2005

In January 2005, IVN's Common Shares commenced trading on the New York Stock Exchange and were concurrently delisted from the NASDAQ Stock Market. IVN's Common Shares were delisted from the Australian Stock Exchange in April 2005.

In February 2005, IVN sold its 100% interest in the Savage River Project to Stemcor Holdings Limited for $21.5 million in cash plus a series of contingent, escalating-scale annual payments based on iron ore pellet prices over a five year period. The annual payments are based on Savage River iron-ore pellet sales of 1.8 million tonnes per year. The amount of the payment is based on an escalating pellet-price formula using the annual Nibrasco/JSM pellet price as the pricing benchmark, with the initial rate being $1.00 a tonne if the annual benchmark price exceeds $30 a tonne, and escalating to a maximum of $16.50 a tonne if annual pellet prices exceed $80 a tonne. The first payment occurred in March 2006, and the final payment is scheduled to occur in March 2010.

In April and May 2005, updated resource estimates were completed for the Hugo Dummett Deposits and Southern Oyu Deposits, respectively. The reports estimated that the Oyu Tolgoi Project contained aggregate measured and indicated resources totalling 1.15 billion tonnes grading 1.30% copper and 0.47 g/t gold at a 0.6% copper equivalent cut-off grade, with an additional 1.16 billion tonnes of inferred resources grading 1.02% copper and 0.23 g/t gold at a 0.60% copper equivalent cut-off grade.

In June 2005, IVN completed an underwritten public offering of 19,750,000 Common Shares at a price of Cdn.$8.00 per share for gross proceeds of Cdn.$158,000,000.

In September 2005, a resource estimate for the Ovoot Tolgoi Project in Mongolia was completed in which it was estimated that the project contained 72 million tonnes of measured and indicated coal resources and 26 million tonnes of inferred coal resources.

In September 2005, IVN released its Integrated Development Plan 2005, a preliminary assessment report that envisions the staged development of the Oyu Tolgoi Project over a 15 year period as a major copper and gold project having an ultimate mine life of in excess of 40 years. The Integrated Development Plan contemplates the development of the Southern Oyu Deposits through open pit mining and the Hugo Dummett Deposits through underground block cave mining and establishes engineering and production parameters for mining and processing operations.

In December 2005, IVN completed a restructuring transaction with Jinshan whereby IVN received 48,552,948 new common shares of Jinshan in consideration for all of IVN's participating interest in the CSH 217 Gold Project in China, its interests in all other joint venture arrangements between the parties, certain contractual rights to participate with Jinshan in mineral exploration and development opportunities in China and $3.4 million in cash. At the conclusion of the transaction and including shares issued pursuant to a concurrent private placement to other investors, IVN held approximately 53% of the issued and outstanding common shares of Jinshan.

     2006

In January 2006, a reserve estimate was produced upgrading the measured and indicated resources at the Southern Oyu Deposits to the proven and probable reserve categories. The estimate listed 930 million tonnes of proven and probable reserves grading 0.5% copper and 0.36 g/t gold.

In February 2006, IVN's Common Shares re-commenced trading on the NASDAQ Stock Market.

In February 2006, an updated coal resource estimate for the Ovoot Tolgoi Project was completed which reported measured and indicated resources of 123.9 million tonnes and inferred resources of 33.7 million tonnes.

In February 2006, an updated independent resource estimate on the Oyu Tolgoi Project was completed, adding inferred resources from Hugo North and Hugo North Extension, and reporting measured and indicated resources (inclusive of reported reserves) of 1.15 billion tonnes grading 1.27% copper and 0.48 g/t gold at a 0.60% copper equivalent cut-off grade and inferred resources of 1.44 billion tonnes grading 1.11% copper and 0.28 g/t gold at the same cut-off.

In April 2006, IVN completed an underwritten public offering which, including the exercise of an over-allotment option, consisted of 18,400,000 Common Shares at a price of Cdn.$10.28 per Common Share, for gross proceeds of Cdn.$189,152,000.

In July 2006, IVN entered into definitive agreements with SouthGobi for the Coal Reorganization. Pursuant to the agreements, IVN agreed to sell to SouthGobi all of the coal assets of IVN, including the Ovoot Tolgoi Project, in consideration for the issuance of 82,576,383 common shares of SouthGobi, which would, when combined with existing shareholdings, give IVN ownership of approximately 90% of SouthGobi's issued and outstanding shares. The transaction was approved by the shareholders of SouthGobi in August 2006. In connection with the transaction, IVN also provided SouthGobi with interim funding support of up to $10,000,000, with an option to increase such funding to $15,000,000 by mutual agreement.

In October 2006, IVN and a wholly-owned subsidiary of Rio Tinto completed the Rio Tinto Transaction, which transaction established a strategic partnership for the development of the Oyu Tolgoi Project. Pursuant to the Rio Tinto Transaction, Rio Tinto subscribed for 37.1 million common shares of IVN at a price of $8.18 per share, for gross proceeds of approximately $303 million and agreed to subscribe for an additional 46.3 million shares at a price of $8.38 per share, for gross proceeds of approximately $388 million, upon the completion  of  certain  conditions  precedent,  including  completion  of  the
Investment Agreement. IVN also issued to Rio Tinto two tranches of approximately 46 million warrants each that entitle Rio Tinto to subscribe for common shares of IVN at prices between $8.38 and $9.02 following completion of the Investment Agreement. The relevant agreements also imposed upon Rio Tinto limits on the number of shares it can hold in IVN such that its holdings not exceed 40% of the outstanding shares of IVN, subject to certain exceptions. Pursuant to the transaction, the parties established the OT Technical Committee and Rio Tinto agreed to provide the technical services of Rio Tinto for the development of the project on a cost-recovery basis. Rio Tinto became entitled to board seats proportional to its share ownership of IVN.

     2007

In February 2007, as part of the Rio Tinto Transaction, IVN agreed to divest its Myanmar Assets and transferred all of the Myanmar Assets to the Monywa Trust, an independent third party trust, in consideration for a promissory note. The sole purpose of the Monywa Trust is to facilitate the future sale of the Myanmar Assets to one or more arm's length third parties that do not constitute Excluded Persons. Following the sale of the Myanmar Assets, substantially all of the proceeds will be used to repay the promissory note, with the remainder distributed to the beneficiaries of the trust. See "DESCRIPTION OF THE BUSINESS - Other Assets - Myanmar Trust Arrangements"

In May 2007 IVN and SouthGobi completed the Coal Reorganization, and SouthGobi issued 57,000,000 Common Shares and 25,576,383 preferred shares (each convertible into a SouthGobi common share) to IVN in consideration for the transfer to SouthGobi of the IVN coal assets. As a result of the transaction, SouthGobi became a majority-owned, publicly traded IVN subsidiary.

In June 2007, a draft Investment Agreement was completed between IVN and a Mongolian government working group and submitted to the Standing Committee on Economics, a committee of the Mongolian Parliament. The draft agreement provided, among other things, for the Government of Mongolia to obtain a 34% ownership interest in the Oyu Tolgoi Project. It was intended that the draft Investment Agreement be reviewed by the Standing Committee and then submitted to the Parliament for approval, but the Standing Committee determined that it needed further expertise and background prior to commenting on the draft, and delayed its presentation to Parliament pending a review and education process. In the interim, Parliament voted to replace the existing government with a new government and a new Prime Minister, which became effective and functioning in December 2007.

In October 2007, IVN and Rio Tinto entered into the Rio Tinto Credit Agreement. Pursuant to this Agreement, Rio Tinto has provided to IVN a convertible credit facility of up to $350 million to finance ongoing mine development activities at the Oyu Tolgoi Project pending the finalization of an Investment Agreement with the Government of Mongolia. The funds are available to IVN at an interest rate of LIBOR plus 3.3% and the loan matures on September 12, 2010. The principal amount drawn on the loan plus up to $108 million in interest are automatically convertible into Common Shares at maturity (or earlier at the option of Rio Tinto) at a deemed price of $10 per share, for an aggregate of up to 45.8 million Common Shares issuable under the facility. In addition, IVN issued to Rio Tinto share purchase warrants to purchase up to 35 million Common Shares at a price of $10 per share for a period of five years. The warrants may be exercised on a basis proportionate to the amount of funds drawn down under the Credit Agreement. As at the date of this Annual Information Form, IVN had drawn down $250 million from the facility. In connection with the completion of the Rio Tinto Credit Agreement, IVN and Rio Tinto also agreed to amend certain terms of the Rio Tinto Transaction. Rio Tinto now has the right to appoint the Chairman of the Technical Committee overseeing development and operation of the Oyu Tolgoi project in 2009 rather than in 2011 and Rio Tinto's maximum permitted shareholding in IVN increased to 46.65% from 40%.

     2008

In January 2008, SouthGobi completed three equity private placement financings to raise a total of Cdn.$117.9 million. The first placement was for ten million common shares at Cdn.$8.00 per share, while the second and third placements were for 3.5 million Common Shares and 711,111 Common Shares, respectively, each at Cdn.$9.00 per share. Coincident with the financings, IVN converted 25,576,383 preferred shares of SouthGobi, the total sum of preferred shares held by IVN, into common shares of SouthGobi on a one-for-one basis. IVN also converted approximately Cdn.$30 million of debt into 14,293,998 common shares of SouthGobi at a conversion rate of Cdn.$2.09 per share. The conversion ratio for preferred shares and debt was contemplated in the Coal Reorganization.

In January 2008, IVN announced that it had completed an estimate of inferred resources at the Heruga Deposit, a newly discovered deposit of the Oyu Tolgoi Project located on lands covered by the Entree Joint Venture. IVN reported inferred resources of 760 million tonnes grading 0.48% copper, 0.55g/t gold and 142 ppm molybdenum, using a 0.60% copper equivalent cut-off grade.

In March 2008, IVN notified Entree that it completed $27.5 million in expenditures on the property covered by the Entree Joint Venture, and has thereby earned a 60% interest in that property. IVN can increase this interest to 80% on minerals below 560 m and 70% on minerals above that threshold by completing an aggregate of $35 million of exploration and/or development expenditures on that property prior to November 2012.

Outlook

IVN expects that, for the foreseeable future, it will continue to concentrate most of its business activities and financial resources on the ongoing development of the Oyu Tolgoi Project. IVN has implemented a number of measures recently to restructure its operations in a manner designed to make its other projects largely self-funding. As an example, SouthGobi is now solely responsible for funding and operational requirements for the Mongolian coal division. IVN expects to continue this process for other projects in the coming year.

IVN will continue its efforts to successfully complete negotiations with the government of Mongolia for the Investment Agreement. Finalization of the Investment Agreement has taken much longer than expected. The draft Investment Agreement completed in June 2007 is under review by the new government that assumed control in December 2007. IVN and Rio Tinto have continued discussions regarding the Investment Agreement with the new government, and have advised all interested parties about the potential adverse impact that would result from further delays in the approval process for an Investment Agreement. IVN is monitoring the deliberations of the Mongolian Parliament and the actions by the Mongolian government regarding the Investment Agreement, and IVN continues to assess the implications for the Oyu Tolgoi development schedule. Without an Investment Agreement, further progress for the project remains uncertain.

IVN is concurrently proceeding with development work on the Oyu Tolgoi Project. This development work includes on-going engineering and mine planning, as well as completion of relevant infrastructure, including completion of No. 1 shaft to full depth and initial sub-surface work on No. 2 shaft. An updated Integrated Development Plan 2008 (IDP08) is nearing completion which will update all known factors affecting the Oyu Tolgoi Project. IDP08 will be finalized and released after an acceptable Investment Agreement has been negotiated with the Government of Mongolia and approved by all parties - including the Board of Directors of IVN.

Risk Factors

     IVN may be unsuccessful in completing an Investment Agreement with the Government of Mongolia for the Oyu Tolgoi Project or may only be able to complete the contract on terms that effectively impair the economic viability of the project.

The Investment Agreement with the Government of Mongolia is expected to address a broad range of matters relevant to the Oyu Tolgoi Project, and the nature and scope of the Investment Agreement is of fundamental importance to the viability of the Oyu Tolgoi Project. The amendments to the Mining Law that were implemented in the Spring of 2006 establish a broad framework for an Investment Agreement, and a substantial portion of the terms are subject to the discretion and mutual agreement of the Government and the applicable mining licence holder. The Mongolian Government can, within the discretionary mandate imposed by the Mining Law, propose to complete the Agreement only on terms that would severely impact the economic viability of the Oyu Tolgoi Project or effectively prevent IVN from coming to an agreement with the Government on the Investment Agreement. In June 2007 IVN and the Government of Mongolia completed a draft Investment Agreement, but this draft has not been presented to the Mongolian Parliament for approval and political developments since that date have meant that the scope of the Investment Agreement could be subject to further amendments. In addition, there is the potential for additional changes to the Mining Law that could result in further amendments to the scope of the Investment Agreement. Any such result could have a significant adverse effect on the development of the Oyu Tolgoi Project and IVN itself.

     IVN's ability to carry on business in Mongolia is subject to political risk.

IVN holds its interest in the Oyu Tolgoi Project, the Ovoot Tolgoi Project, through its interest in SouthGobi, and its Mongolian exploration properties through mining licences and exploration licences that enable it to conduct operations or development and exploration activities. Notwithstanding these arrangements, IVN's ability to conduct operations or exploration and development activities is subject to changes in legislation or government regulations or shifts in political attitudes beyond IVN's control.

Government policy may change to discourage foreign investment, nationalization of mining industries may occur or other government limitations, restrictions or requirements not currently foreseen may be implemented. There can be no assurance that IVN's assets will not be subject to nationalization, requisition or confiscation, whether legitimate or not, by any authority or body.

There is no assurance that provisions under Mongolian law for compensation and reimbursement of losses to investors under such circumstances would be effective to restore the value of IVN's original investment. Similarly, IVN's operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, environmental legislation, mine safety and annual fees to maintain mineral licences in good standing. There can be no assurance that Mongolian laws protecting foreign investments will not be amended or abolished or that existing laws will be enforced or interpreted to provide adequate protection against any or all of the risks described above.

     There can be no assurance that IVN will be capable of raising the additional funding that it needs to carry out its development and exploration objectives.

The further development and exploration of the Oyu Tolgoi Project and the various other mineral properties in which it holds interests depends upon IVN's ability to obtain financing through capital markets, sales of non-core assets or other means. IVN will be able to meet short-term cash requirements for development of the Oyu Tolgoi Project as a result of the Rio Tinto Credit Agreement, but these funds will not be sufficient to meet all development needs. The share purchase entitlements and obligations of Rio Tinto pursuant to the Rio Tinto Transaction may, if consummated in their entirety, account for a large portion of the development cost of the Oyu Tolgoi Project, but it also will not account for the entire development cost and, in any case, there is no assurance that IVN will meet the conditions necessary to trigger Rio Tinto's purchase obligations or that Rio Tinto will exercise its entitlement to subscribe for more share capital pursuant to its warrants and other rights. In particular, Rio Tinto's obligation to complete the second tranche private placement is subject to IVN obtaining an Investment Agreement on terms acceptable to Rio Tinto. Until an Investment Agreement with the Government of Mongolia is actually finalized and approved, it is not possible to predict to what extent IVN will be successful in negotiating and obtaining terms and conditions in an Investment Agreement that is acceptable to Rio Tinto. Meanwhile, Rio Tinto's warrants are exercisable at the discretion of Rio Tinto, and IVN has no control over the decision to exercise those warrants. If the second tranche private placement is not completed and/or the warrants are not exercised by Rio Tinto, there is no assurance that IVN will be successful in obtaining financing from other sources necessary for development of the Oyu Tolgoi Project, on favourable terms or at all. Even if Rio Tinto does subscribe for the maximum amount contemplated in the Rio Tinto Transaction, IVN will need to obtain additional sources of capital to complete the development of the Oyu Tolgoi Project and to advance the development of other mineral properties. Depressed markets for precious and base metals may make it difficult or impossible for IVN to obtain debt financing or equity financing. IVN operates in a region of the world that is prone to economic and political upheaval and instability, which may make it more difficult for IVN to obtain debt financing from project lenders. Failure to obtain additional financing on a timely basis may cause IVN to postpone its development plans, forfeit rights in some or all of its properties or joint ventures or reduce or terminate some or all of its operations.

     Lack of infrastructure in proximity to IVN's material properties could adversely affect mining feasibility.

The Oyu Tolgoi Project is located in an extremely remote area, which currently lacks basic infrastructure, including sources of electric power, water, housing, food and transport, necessary to develop and operate a major mining project. While IVN has established the limited infrastructure necessary to conduct its current exploration and development activities, substantially greater sources of power, water, physical plant and transport infrastructure in the area will need to be established before IVN can conduct mining operations. Lack of availability of the means and inputs necessary to establish such infrastructure may adversely affect mining feasibility. Establishing such infrastructure will, in any event, require significant financing, identification of adequate sources of raw materials and supplies and necessary approvals from national and regional governments, none of which can be assured. The Ovoot Tolgoi Project is similarly located in a remote area.

     Mining projects are sensitive to the volatility of metal prices.

The long-term viability of IVN depends in large part on the world market prices of copper and gold. The market prices for these metals are volatile and are affected by numerous factors beyond IVN's control. These factors include international economic and political trends, expectations of inflation, global and regional demand, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities, increased production due to improved mining and production methods and economic events, including the performance of Asia's economies.

The aggregate effect of these factors on metals prices is impossible to predict. Should prevailing metal prices fall and remain below variable production costs of IVN's current and planned mining operations for a sustained period, losses may be sustained and, under certain circumstances, there may be a curtailment or suspension of some or all of IVN's mining, development and exploration activities. IVN would also have to assess the economic impact of any sustained lower metal prices on recoverability and, therefore, the cut-off grade and level of IVN's reserves and resources. These factors could have an adverse impact on IVN's future cash flows, earnings, results of operations, stated reserves and financial condition.

The following table sets forth for the periods indicated (1) the London Metals Exchange's high, low and average settlement prices for copper in U.S. dollars per pound and (2) the high, low and average London afternoon fixing prices for gold.


--------------------------------------------------------------------------------
Year                    Copper                                 Gold
          ----------------------------------     -------------------------------

           High          Low        Average       High        Low       Average
          ------        -----      ---------     ------      -----     ---------

2002       $0.77        $0.65        $0.71        $349        $278       $310

2003       $1.05        $0.71        $0.81        $416        $320       $363

2004       $1.49        $1.06        $1.30        $454        $375       $409

2005       $2.11        $1.39        $1.67        $536        $411       $444

2006       $3.99        $2.06        $3.05        $725        $524       $604

2007       $3.77        $2.37        $3.23        $841        $604       $695
--------------------------------------------------------------------------------


     IVN's business in Mongolia may be subject to legal risk.

The legal framework in Mongolia is, in many instances, based on recent political reforms or newly enacted legislation, which may not be consistent with long-standing local conventions and customs. As a result, there may be ambiguities, inconsistencies and anomalies in the agreements, licences and title documents upon which IVN holds its interests in Mongolia, or the underlying legislation upon which those interests are based, which are atypical of more developed legal systems and which may affect the interpretation and enforcement of IVN's rights and obligations. Local institutions and bureaucracies responsible for administrating laws may lack a proper understanding of the laws or the experience necessary to apply them in a modern business context. Many laws have been enacted, but in many instances they are neither understood nor enforced and may be applied in an inconsistent, arbitrary and unfair manner, while legal remedies may be uncertain, delayed or unavailable. For decades Mongolians have looked to politicians and bureaucrats as the sources of the "law". This has changed in theory, but often not in practice. With respect to most day-to-day activities in Mongolia government civil servants interpret, and often effectively make, the law. This situation is gradually changing but at a relatively slow pace. Accordingly, while IVN believes that it has taken the legal steps necessary to obtain and hold its property and other interests in Mongolia, there can be no guarantee that such steps will be sufficient to preserve those interests.

     Recent and future amendments to Mongolian laws could adversely affect IVN's mining rights in the Oyu Tolgoi Project or make it more difficult or expensive to develop the project and carry out mining.

In 2006, Mongolia implemented revisions to the Minerals Law. These revisions continue to preserve the substance of the original Minerals Law, which was drafted with the assistance of Western legal experts and is widely regarded as progressive, internally consistent and effective legislation, but the revisions have also increased the potential for political interference and weakened the rights of mineral holders in Mongolia. A number of the provisions will require further clarification from the Government about the manner in which the Government intends to interpret and apply the relevant law, which could have a significant effect on IVN's Mongolian properties, including the Oyu Tolgoi Project in particular. In addition, representatives of the newly installed government in Mongolia have recently stated that they are contemplating further amendments to the Mining Law.

The Mongolian government has, in the past, expressed its strong desire to foster, and has to date protected the development of, an enabling environment for foreign investment. However, there are political constituencies within Mongolia that have espoused ideas that would not be regarded by the international mining industry as conducive to foreign investment if they were to become law or official government policy. IVN has no reason to believe that the government of Mongolia intends to sponsor or that Parliament intends to enact amendments to the Minerals Law or other legislation that would be materially adverse to the interests of international investors in Mongolia's mining sector, including those of IVN. Nevertheless, the Oyu Tolgoi Project has a high profile among the citizens of Mongolia and, as a burgeoning democracy, Mongolia has recently demonstrated a degree of political volatility. Accordingly, until these issues are addressed and clarified, there can be no assurance that the present government or a future government will refrain from enacting legislation or adopting government policies that are adverse to IVN's interests or that impair IVN's ability to develop and operate the Oyu Tolgoi Project on the basis presently contemplated.

     IVN  may experience difficulties with its joint venture partners.

A portion of the Oyu Tolgoi Project property is held by Entree and subject to an earn-in by IVN, and IVN's interest in that portion of the property will ultimately be held through a joint venture with Entree. IVN is subject to the risks normally associated with the conduct of joint ventures, which include disagreements as to how to develop, operate and finance a project and possible litigation between the participants regarding joint venture matters. If any such risks are realized, it may have an adverse effect on IVN's ability to obtain the full economic benefit of its interest in the property that is the subject of the joint venture, which could affect its results of operations and financial condition.

     IVN may be unable to enforce its legal rights in certain circumstances.

In the event of a dispute arising at or in respect of, IVN's foreign operations, including the Oyu Tolgoi Project, IVN may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada or other jurisdictions. IVN may also be hindered or prevented from enforcing its rights with respect to a governmental entity or instrumentality because of the doctrine of sovereign immunity.

     The Monywa Trust may not be able to sell the interest in the Myanmar Assets on a timely basis or for its fair value.

Pursuant to the transaction establishing the Monywa Trust, the trust is obligated to sell its interest in the Myanmar Assets to a third party. Until such time as that sale occurs, IVN will not receive the consideration that it is seeking for the project. There are numerous contingencies that could constrain the sale price or otherwise prevent the sale of the Myanmar Assets, including operational problems on the Monywa Copper Project, disputes with the government-controlled joint venture partner and a severe decrease in the market price for copper. In addition, there are international sanctions directed at the Government of Myanmar by several constituencies, including the United States, European Union and Canada. While the sanctions in their current form do not affect the Monywa Copper Project directly, they effectively reduce the number of potential purchasers for the Monywa Copper Project interest and have, in the past, hindered the orderly conduct of commercial operations. Accordingly, it may be difficult for the Monywa Trust to arrange a sale of the Myanmar Assets on reasonable commercial terms or at all.

     IVN's valuation of its investment in ABCP may not reflect actual amounts recovered in the future

IVN has valued its investment in asset backed commercial paper using information that is publicly available at this time. Continuing uncertainties regarding the value of the assets that underlie these investments, the amount and timing of cash flows and the outcome of the restructuring process could give rise to a further change in their fair value. There can be no assurance that IVN's investment will be recoverable in whole, in part or at all.

     Changes in, or more aggressive enforcement of, laws and regulations could adversely impact IVN's business.

Mining operations and exploration activities are subject to extensive laws and regulations. These relate to production, development, exploration, exports, imports, taxes and royalties, labour standards, occupational health, waste disposal, protection and remediation of the environment, mine decommissioning and reclamation, mine safety, toxic substances, transportation safety and emergency response and other matters.

Compliance with these laws and regulations increases the costs of exploring, drilling, developing, constructing, operating and closing mines and other facilities. It is possible that the costs, delays and other effects associated with these laws and regulations may impact IVN's decision as to whether to continue to operate in a particular jurisdiction or whether to proceed with exploration or development of properties. Since legal requirements change frequently, are subject to interpretation and may be enforced to varying degrees in practice, IVN is unable to predict the ultimate cost of compliance with these requirements or their effect on operations. Furthermore, changes in governments, regulations and policies and practices could have an adverse impact on IVN's future cash flows, earnings, results of operations and financial condition.

     IVN  is  subject  to  substantial   environmental   and  other  regulatory
     requirements   and  such   regulations   are  becoming   more   stringent.
     Non-compliance with such regulations, either through current or future operations or a pre-existing condition could materially adversely affect IVN.

All phases of IVN's operations are subject to environmental regulations in the various jurisdictions in which it operates. For example, the Oyu Tolgoi Project is subject to a requirement to develop an environmental impact assessment, as well as other environmental protection obligations. Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect IVN's operations. Environmental hazards may exist on the properties in which IVN holds interests which are presently unknown to IVN and which have been caused by previous or existing third party owners or operators of the properties.

Government approvals and permits are sometimes required in connection with IVN's operations. To the extent such approvals are required and not obtained, IVN may be delayed or prohibited from proceeding with planned exploration or development of its mineral properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on IVN and cause increases in capital expenditures or production costs or reductions in levels of production at producing properties or require abandonment or delays in development of new mining properties.

     Previous mining operations may have caused environmental damage at current and former IVN mining projects, and if IVN cannot prove that such damage was caused by such prior operators, its indemnities and exemptions from liability may not be effective.

IVN has received exemptions from liability from relevant governmental authorities for environmental damage caused by previous mining operations current and former mining projects, including at the Monywa Copper Project in Myanmar, the Bakyrchik gold project in Kazakhstan and the Cloncurry Project in

Australia. There is a risk, however, that, if an environmental accident occurred at those sites, it may be difficult or impossible to assess the extent to which environmental damage was caused by IVN's activities or the activities of other operators. In that event, the liability exemptions could be ineffective and possibly worthless.

     The  actual  cost  of  developing   the  Oyu  Tolgoi  Project  may  differ
     significantly from IVN's estimates and involve unexpected problems or delays.

The estimates regarding the development and operation of the Oyu Tolgoi Project are based on the IDP05. This study establishes estimates of resources, construction and development costs, operating costs and projects economic returns. These estimates are based, in part, on assumptions about future metal prices and future cost inputs, and variances in these inputs, as well as other inputs that form the basis of IDP05, may result in operating costs, construction and development costs, production and economic returns that differ significantly from those anticipated by the IDP05 and future development reports. In the case of operating costs, IDP05 derives estimates of average cash operating costs based upon, among other things:

     o anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

     o    anticipated recovery rates of copper and gold from the ore;

     o    cash operating costs of comparable facilities and equipment; and

     o    anticipated climatic conditions.

There are also a number of uncertainties inherent in the development and construction of any new mine, including the Oyu Tolgoi Project. These uncertainties include:

     o the timing and cost, which can be considerable, of the construction of mining and processing facilities;

     o the availability and cost of skilled labour, power, water and transportation;

     o the availability and cost of appropriate smelting and refining arrangements;

     o the need to obtain necessary environmental and other government permits, and the timing of those permits; and

     o the availability of funds to finance construction and development activities.

The cost, timing and complexities of mine construction and development are increased by the remote location of a property such as the Oyu Tolgoi Project. It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there is no assurance that future development activities will result in profitable mining operations.

     IVN's ability to obtain dividends or other distributions from its subsidiaries may be subject to restrictions imposed by law, foreign currency exchange regulations and financing arrangements.

IVN conducts its operations through subsidiaries. Its ability to obtain dividends or other distributions from its subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. The subsidiaries' ability to pay dividends or make other distributions to IVN is also subject to their having sufficient funds to do so. If the subsidiaries are unable to pay dividends or make other distributions, IVN's growth may be inhibited unless it is able to obtain additional equity or debt financing on acceptable terms. In the event of a subsidiary's liquidation, IVN may lose all or a portion of its investment in that subsidiary.

     There can be no assurance that the interest held by IVN in its exploration, development and mining properties is free from defects or that material contractual arrangements between IVN and entities owned or controlled by foreign governments will not be unilaterally altered or revoked.

IVN has investigated its rights to explore and exploit its various properties and, to the best of its knowledge, those rights are in good standing but no assurance can be given that such rights will not be revoked, or significantly altered, to the detriment of IVN. There can also be no assurance that IVN's rights will not be challenged or impugned by third parties. IVN has also applied for rights to explore, develop and mine various properties, but there is no certainty that such rights, or any additional rights applied for, will be granted on terms satisfactory to IVN or at all.

     The proceeds from the sale of the Savage River Project are dependent on iron ore prices and the remaining supply of ore at the Savage River Project.

The remaining portion of the proceeds payable to IVN from the sale of the Savage River Project are deferred, and the amount of such payments are dependent on prevailing prices for iron ore (as represented by the Nibrasco/JSM pellet price) in the year that the compensation is paid and the total tonnage of iron ore pellets sold from the Savage River Project in that year. Such prices are very volatile and in the past prices have suffered significant declines. Lower prices means lower corresponding payments to IVN. In addition, while current reserve and resource estimates indicate that the mine will be capable of producing sufficient ore to meet the 1,800,000 tpy threshold for the term of deferred payments, there is no assurance that these estimates will actually bear themselves out. If insufficient ore is actually present to produce the maximum threshold amount of ore, then the corresponding payments to IVN will be lower.

     Competition  for  new  mining  properties  by  larger,   more  established
     companies  may  prevent  IVN  from   acquiring   interests  in  additional
     properties or mining operations.

Significant and increasing competition exists for mineral acquisition opportunities throughout the world. As a result of this competition, some of which is with large, better established mining companies with substantial capabilities and greater financial and technical resources, IVN may be unable to acquire rights to exploit additional attractive mining properties on terms it considers acceptable. Accordingly, there can be no assurance that IVN will acquire any interest in additional operations that would yield reserves or result in commercial mining operations.

     There is no assurance that IVN will be capable of consistently producing positive cash flows.

IVN has paid no dividends on its Common Shares since incorporation and does not anticipate doing so in the foreseeable future. IVN has not, to date, produced positive cash flows from operations, and there can be no assurance of its ability to operate its projects profitably. While IVN may in the future generate additional working capital through the operation, development, sale or possible syndication of its properties, there is no assurance that IVN will be capable of producing positive cash flow on a consistent basis or that any such funds will be available for exploration and development programs.

     A  substantial   portion  of  IVN's  operations  involve  exploration  and
     development and there is no guarantee that any such activity will result in commercial production of mineral deposits.

Development of IVN's mineral properties is contingent upon obtaining satisfactory exploration results. Mineral exploration and development involves substantial expenses and a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to adequately mitigate. There is no assurance that additional commercial quantities of ore will be discovered on any of IVN's exploration properties. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. The discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit, once discovered, is also dependent upon a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. In addition, assuming discovery of a commercial ore body, depending on the type of mining operation involved, several years can elapse from the initial phase of drilling until commercial operations are commenced. Most of the above factors are beyond the control of IVN.

     IVN cannot insure against all of the risks associated with mining.

Exploration, development and production operations on mineral properties involve numerous risks and hazards, including:

     o    rock   bursts,   slides,   fires,   earthquakes   or  other   adverse
          environmental occurrences;

     o    industrial accidents;

     o    labour disputes;

     o    political and social instability;

     o technical difficulties due to unusual or unexpected geological formations;

     o    failures of pit walls; and

     o flooding and periodic interruptions due to inclement or hazardous weather condition.

These risks can result in, among other things:

     o damage to, and destruction of, mineral properties or production facilities;

     o    personal injury;

     o    environmental damage;

     o    delays in mining;

     o    monetary losses; and

     o    legal liability.

It is not always possible to obtain insurance against all such risks and IVN may decide not to insure against certain risks as a result of high premiums or other reasons. The incurrence of an event that is not fully covered, or covered at all, by insurance, could have a material adverse effect on IVN's financial conditions, results of operations and cash flows and could lead to a decline in the value of the securities of IVN. IVN does not maintain insurance against political or environmental risks.

     As a result of the rights to acquire common shares and other rights granted to Rio Tinto pursuant to the Rio Tinto Transaction and the Rio Tinto Credit Agreement, Rio Tinto has the ability to significantly influence the business and affairs of IVN.

Rio Tinto's original subscription for Common Shares, together with the additional rights granted to Rio Tinto to obtain additional Common Shares, pursuant to a second tranche private placement and the exercise of the warrants from the Rio Tinto Transaction and pursuant to conversion rights on amounts owing under the Rio Tinto Credit Agreement and the exercise of warrants granted in connection with the creation of the Rio Tinto Credit Agreement, will give Rio Tinto the voting power to significantly influence the policies, business and affairs of IVN and the outcome of any significant corporate transaction or other matter, including a merger, business combination or a sale of all, or substantially all, of IVN's assets. Subject to certain limited exceptions, Rio Tinto also has a right of first refusal with respect to any proposed disposition by IVN of an interest in the Oyu Tolgoi Project. Rio Tinto's share position in IVN and its right of first refusal with respect to the Oyu Tolgoi Project may have the effect of delaying, deterring or preventing a transaction involving a change of control of IVN in favour of a third party that otherwise could result in a premium in the market price of the Common Shares in the future.

Rio Tinto will also be able to significantly influence the management, development and operation of the Oyu Tolgoi Project through its representatives on the OT Technical Committee, established to manage the Oyu Tolgoi Project. Provided Rio Tinto maintains a minimum level of shareholding in IVN, Rio Tinto's appointees to the OT Technical Committee will have a veto over certain specified material decisions during the five year period following closing of the first tranche private placement and, thereafter, Rio Tinto appointees will represent a majority of the members of the OT Technical Committee and will thereby be entitled to control the ongoing decisions made by the Technical Committee. In addition, pursuant to the Credit Agreement, Rio Tinto now has the right to appoint the Chairman of the Technical Committee overseeing development and operation of the Oyu Tolgoi project in 2009 rather than in 2011 and Rio Tinto's maximum permitted shareholding in IVN increased to 46.65% from 40%.

     IVN is exposed to risks of changing political stability and government regulation in the countries in which it operates.

IVN holds mineral interests in countries, which may be affected in varying degrees by political stability, government regulations relating to the mining industry and foreign investment therein, and the policies of other nations in respect of these countries. Any changes in regulations or shifts in political conditions are beyond the control of IVN and may adversely affect its business. IVN's operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety. IVN's operations may also be affected in varying degrees by political and economic instability, economic or other sanctions imposed by other nations, terrorism, military repression, crime, extreme fluctuations in currency exchange rates and high inflation.

In certain areas where IVN is active, the regulatory environment is in a state of continuing change, and new laws, regulations and requirements may be retroactive in their effect and implementation. The laws of many of the countries in which IVN operates also contain inconsistencies and contradictions. Many of them are structured to bestow on government bureaucrats substantial administrative discretion in their application and enforcement with the result that the laws are subject to changing and different interpretations. As such, even IVN's best efforts to comply with the laws may not result in effective compliance in the determination of government bureaucrats.

     IVN's prospects depend on its ability to attract and retain key personnel.

Recruiting and retaining qualified personnel is critical to IVN's success. The number of persons skilled in the acquisition, exploration and development of mining properties is limited and competition for such persons is intense. IVN believes that it has been successful in recruiting excellent personnel to meet its corporate objectives but, as IVN's business activity grows, it will require additional key financial, administrative, mining, marketing and public relations personnel as well as additional staff on the operations side. Although IVN believes that it will be successful in attracting and retaining qualified personnel, there can be no assurance of such success.

     Certain directors of IVN are directors or officers of, or have significant shareholdings, in other mineral resource companies and there is the potential that such directors will encounter conflicts of interest with IVN.

Certain of the directors of IVN are directors or officers of, or have significant shareholdings in, other mineral resource companies and, to the extent that such other companies may participate in ventures in which IVN may participate, the directors of IVN may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. This includes the nominees of Rio Tinto, which is entitled to nominate directors to the board of directors of IVN in proportion to its holdings of IVN's issued and outstanding common shares from time to time. Certain of these nominees are or may be directors or officers of, or have significant shareholdings in, Rio Tinto companies or other mineral resource companies and, to the extent that such companies may engage in business relationships with IVN, the directors of IVN appointed by Rio Tinto may have conflicts of interest in negotiating and concluding terms of such relationships. In all cases where directors and officers have an interest in another resource company, such other companies may also compete with IVN for the acquisition of mineral property rights. In the event that any such conflict of interest arises, a director who has such a conflict will disclose the conflict to a meeting of the directors of IVN and will abstain from voting for or against the approval of such a participation or such terms. In appropriate cases, IVN will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. In accordance with the laws of the Yukon Business Corporations Act, the directors of IVN are required to act honestly, in good faith and in the best interests of IVN. In determining whether or not IVN will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to IVN, the degree of risk to which IVN may be exposed and its financial position at that time.

DESCRIPTION OF THE BUSINESS

Overview

The Oyu Tolgoi Project and the Ovoot Tolgoi Project have been identified as the mineral properties that are material to IVN.

Qualified Persons

Disclosure of a scientific or technical nature in this Annual Information Form in respect of each of the material mineral resource properties of IVN was prepared by or under the supervision of the "qualified persons" (as that term is defined in NI 43-101) listed below:


---------------------------------------------------------------------------------------------------------
Property                                        Qualified Person              Relationship to Corporation
----------------------------------------  -------------------------------  ------------------------------

Oyu Tolgoi Project                         Bernard Peters, GRD Minproc          Independent Consultant

Ovoot Tolgoi Project (open pit)            Richard D. Tifft III, Norwest        Independent Consultant

Ovoot Tolgoi Project (underground)         Patrick P. Riley, TAG                Independent Consultant
----------------------------------------  -------------------------------  ------------------------------

Oyu Tolgoi Copper and Gold Project, Mongolia

The information in this Section is based on the Oyu Tolgoi Technical Report, in accordance with the requirements of NI 43-101. The Qualified Persons for the Oyu Tolgoi Technical Report are Bernard Peters, B. Eng. (Mining), Aus.I.M.M. of GRD Minproc, who was responsible for overall preparation of the report and in particular the open pit design and mineral reserve estimate of the report; Stephen Torr, B.Sc. (Hons) MSc, PGeo (APEGBC), of Ivanhoe Mines Ltd., who was responsible for preparation of the sections on the Oyu Tolgoi and Shivee Geology and Mineral Resources; Scott Jackson, B.Sc. (Hons), CFSG, M.Aus.I.M.M., of Quantitative Geoscience Pty Ltd., who was responsible for preparation of the sections Heruga Geology and Mineral Resources; John Vann, B.App.Sc., B.Sc.
(Hons), M.Sc., F.Aus.I.M.M., M.A.I.G, M.S.E.G., of Quantitative Geoscience Pty Ltd., who was responsible for preparation of the sections on Heruga Geology and Mineral Resources; Jeffrey Price PhD, M.Aus.I.M.M., MIE (Aus) F.G.S., of Steffen Robertson Kirsten (Australasia) Pty Ltd., who was responsible for the subsection on Open Pit Mine Geotechnical in the Oyu Tolgoi Technical Report March 2007; and Dean David, B. AppSc (Metallurgy), Aus.I.M.M., of GRD Minproc, who was responsible for preparation of the processing section.

Project Description and Location

The Oyu Tolgoi Project is located in the Aimag (province) of Omnogovi, approximately 550 km south of the capital city of Ulaanbaatar and 80 km north of the border with China. Mineralization on the property consists of copper, gold and molybdenum contained in a porphyry system structural trend with a strike length that extends over 20 km. Mineral resources have been identified in a series of deposits throughout this trend, including the Southern Oyu Deposit group, which hosts the Southwest Oyu, Central Oyu, South Oyu and Wedge deposits, the Hugo Dummett Deposits group, which hosts the Hugo South, Hugo North and Hugo North Extension deposits, and the newly discovered Heruga deposit.

IVN operates the Oyu Tolgoi Project through its wholly-owned subsidiary, IMMI. IMMI, in turn, holds its rights to the Oyu Tolgoi Project through mining licence 6709A (the "OT Licence"), comprising approximately 8,496 hectares of property. The Mongolian government granted the OT Licence to IMMI in 2003 along with mining licences for three adjacent properties identified as mining licences 6708A, 6710A and 6711A. The OT Licence includes the right to explore, develop mining infrastructure and facilities and conduct mining operations on the Oyu Tolgoi Project. When originally granted, the OT Licence had a term of 60 years, with an option to extend the licence for an additional term of up to 40 years. In 2006 the Mongolian parliament passed new mining legislation that changes the term of mining licences to 30 years with two 20 year extensions. It is unclear if this law will be applied retroactively to current licences.

IVN holds an interest in approximately 20,000 hectares of MEL 3148X (the "Shivee Tolgoi Licence") and approximately 20,000 hectares of MEL 3150X (the "Javkhlant Licence") owned by Entree. IVN holds its rights to the property through an Entree Earn-in Agreement. Pursuant to the earn-in, IVN is entitled to earn up to an 80% interest in minerals below 560 m and a 70% interest in minerals above that point. To date, IVN has completed in excess of $27.5 million of earn-in expenditures, which entitles IVN to a 60% interest. In order for IVN to earn its full interest in the property, the IVN Group must expend $35 million in exploration and development over an eight year period, which expires in November 2012. The expenses of holding the MEL must be paid by IVN. The Shivee Tolgoi and Javkhlant Licences were renewed in June 2007 and the current terms are now due to expire in 2010. Thereafter, the Licences will expire if the holder does not convert the MELs into a mining licence. The Shivee Tolgoi Licence is adjacent to the north of the OT Licence, and the Hugo North deposit crosses the property boundary onto the Shivee Tolgoi Licence. The Javkhlant Licence hosts the newly discovered Heruga deposit.

IMMI must pay a yearly per hectare fee to the Mongolian government in order to maintain the OT Licence in good standing. The licence fees are $15 per hectare per year on the mining licence. The lands covered by the Entree Joint Venture are subject to an annual licence fee of $1.50 per hectare. The OT Licence property was surveyed by an independent consultant in 2002 and by a qualified Mongolian Land Surveyor in 2004 to establish the legal boundaries of the OT Licence concession.

Pursuant to the Minerals Law, the Mongolian government assesses a royalty of 5% on the sale value of all minerals mined in the country. IVN holds a 2% net smelter returns royalty over the property covered by the OT Licence (which does not cover the Entree Joint Venture lands) that was purchased from BHP Exploration in 2003.

Environment

Holders of a mining licence in Mongolia must comply with environmental protection obligations established in the Environmental Protection Law of Mongolia, Law of Environmental Impact Assessment and the Minerals Law. These obligations include preparation of an environmental impact assessment ("EIA") for mining proposals, submitting an annual environmental protection plan, posting an annual bond against completion of the protection plan and submitting an annual environmental report.

IMMI has posted environmental bonds to the Mongolian Ministry for Nature and Environment (MNE) in accordance with the Minerals Law of Mongolia for restoration and environmental management work required for exploration and the limited development work undertaken at the site. IMMI pays to the Khanbogd Soum annual fees for water and road usage, while sand and gravel use fees are paid to the Aimag government in Dalanzadgad.

IMMI has, through qualified independent consultants, prepared an EIA for Oyu Tolgoi consisting of three parts: (i) road, (ii) water supply, and (iii) mine and processing facilities. The first EIA document, for the transport corridor south of the Oyu Tolgoi property to the Chinese border, was submitted in April


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                                      27


2004 and approved in May 2004. An amendment to the approved EIA was submitted in December 2006 to allow for an alternative road route to the Chinese border. The second volume of the EIA, covering the supply of water from nearby aquifers, was submitted in June 2005 and approved in September 2005. The third document, incorporating the results of the 2005 IDP, was first submitted in January 2006 and, after review by the Mongolian government, the submission was amended in May 2006. An expert committee review of the mine and processing facilities volume of the EIA was completed in September 2006, and further information was submitted in November 2006 to address the issues raised. The third volume of the EIA was approved by the MNE in December 2007.

IMMI has received  approval for  supplementary  environmental  assessments  and management plans covering current development work associated with the underground shafts, temporary site accommodation facilities, waste water treatment, diesel power supply and the excavation of construction materials. A further EIA report is being prepared for a 3x150MW coal fired steam power plant located on the mining licence at the Oyu Tolgoi Project.

IMMI has retained the Institute of Archaeology at the Mongolian Academy of Science to complete archaeological studies of the Oyu Tolgoi Project. The studies have resulted in the excavation and removal of sites of historical and cultural significance within the Oyu Tolgoi Project area in accordance with the relevant Mongolian Laws and custom.

Accessibility, Climate, Local Resources and Physiography

The Oyu Tolgoi Project is located in the South Gobi region of Mongolia, approximately 570 km south of the capital city, Ulaanbaatar. The most prominent nearby community is Dalanzadgad, with a population of approximately 15,000, which is located approximately 220 km northwest of the Oyu Tolgoi property. Facilities at Dalanzadgad include a regional hospital, tertiary technical colleges, domestic airport and a 6 megawatt capacity coal-fired power station. The closest community to the property is Khanbogd, the centre of the Khanbogd Soum. Khanbogd has a population of approximately 2,500 and is located 35 km to the east of the property.

Road access to the property follows a well-defined track directly south from Ulaanbaatar requiring approximately 12 hours travel time in a four-wheel drive vehicle. IMMI has also developed a 2,000 m dirt airstrip within the Oyu Tolgoi property that allows the property to be serviced by a 50 passenger, turbo prop aircraft. Mongolian rail service and a large electric power line lie 350 km east of the property at the main rail line between Ulaanbaatar and China. The China-Mongolia border is located approximately 80 km south of Oyu Tolgoi. The Chinese government has upgraded a highway to the Mongolian border, which now provides a direct link between the border south of Oyu Tolgoi property to the trans-China railway system.

The south Gobi region has a continental, semi-desert climate with cool springs and autumns, hot summers, and cold winters. The average annual precipitation is approximately 80 millimetres, 90% of which falls in the form of rain with the remainder as snow. Temperatures range from an extreme maximum of about 36(0) Celsius to an extreme minimum of about -31(0) Celsius. The area occasionally receives very high winds accompanied by sand storms that often severely reduce visibility for several hours at a time. IMMI conducts exploration activities year-round and believes that mining operations can also be run on a year-round basis.

The property ranges in elevation from 1,140 m to 1,215 m above sea level. The region is covered by sparse semi-desert vegetation and is used by nomadic herders who tend camels, goats and sheep. The topography largely consists of gravel-covered plains, with low hills along the northern and western borders. Scattered, small rock outcrops and colluvial talus are widespread within the northern, western and southern parts of the property. IMMI believes that this topography will be amenable to the construction of the necessary infrastructure for mining operations, including tailings storage sites, heap leach pads, waste


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                                      28


disposal, and processing plant sites. Seismicity studies related to the property have been conducted and IMMI has determined that the seismicity of the project area is generally low.

The Mongolian Minerals Law and Mongolian Land Law govern IMMI's surface rights on the Oyu Tolgoi Project. Water rights are governed by the Mongolian Water Law and the Mongolian Minerals Law. These laws permit licence holders to use the land and water in connection with exploration and mining operations, subject to the discretionary authority of Mongolian national, provincial and regional governmental authorities. IVN expects that it will have to negotiate with all three levels of government to ensure access to appropriate land and water rights prior to the commencement of any mining operations.

Power sources are currently sufficient for exploration activities. The nearest power line is 350 km away, so IMMI operates a number of diesel generators for camp electrical needs. A small power station consisting of six one MW diesel generators has been installed to provide power for sinking a shaft on the property. Additional power sources will need to be developed prior to the commencement of mine development and mining operations. IMMI is exploring the possibility of utilizing currently undeveloped coal deposits as a source of power supply.

Water is widely available from shallow wells, and is sufficient for exploration purposes. A more substantial source of water will be required for development and mining operations. Groundwater supply investigations by independent consultants for the Oyu Tolgoi Project have been ongoing since April 2002. IMMI has identified three deep sedimentary groundwater systems within 100 km of the Oyu Tolgoi Project. Investigative drilling of two of these systems and computer modeling of the systems has now been completed and indicates that these groundwater systems will be able to meet the water demand for a production rate of up to 40 million tpy. The Gunii Hooloi aquifer system has been identified as the most suitable supply, with use of water from the systems being subject to finalization of the EIA for the project and the issue of extraction licences by the Mongolian government. There were discussions with the Mongolian Government during 2006 on points related to the issue of extraction licences. In 2007 IMMI conducted additional drilling and testing to acquire additional data in support of licence applications. A total of eight exploration bores totaling 2,868 m with an outside diameter of 250 mm were drilled to better define the aquifer continuity, its boundaries and spatial variability in aquifer transmissivity and to explore to greater depths to determine if additional aquifers exist below the previously defined zones. In addition, four trial production bores, totaling 2,541 m, with outside diameters of 444 mm were drilled to field test the preliminary bore design and their capability to produce at the design capacity.

The results of the 2007 drill program indicates that the aquifer is capable of supplying an estimated maximum output of 1,325 litres per second ("L/s") for 40 years assuming the water drawdown is restricted to the base of the confining layer which is the top of the main aquifer. If draw down is allowed to the midpoint of the main aquifer, (i.e. 50% of the main aquifer is dewatered) the yield could be increased to 2,650 L/s. It is believed that current Mongolian guidelines will restrict the aquifer draw down to the top of aquifer, hence 1,325 L/s will be the acceptable supply from the proposed bore field.

History

Old diggings and small amounts of slag found in the area indicate that the Oyu Tolgoi area was subject to small scale mining activity in ancient times. However, modern mineral exploration did not begin in earnest in the area until 1996, when the Magma Copper Company Ltd. began a reconnaissance program which examined more than 60 copper occurrences in various parts of Mongolia. In 1996, after BHP Exploration acquired Magma Copper Company Ltd., BHP Exploration continued the reconnaissance program in western and southern Mongolia.


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                                      29


BHP Exploration first visited the Oyu Tolgoi Project in September 1996 as part of its regional reconnaissance program of the south Gobi region. BHP
Exploration   subsequently   applied  for,  and  was  granted,  an  exploration
concession covering 1,350 km(2). After geological mapping, stream and soil sediment surveys and magnetic and IP surveys, BHP Exploration completed six diamond core holes totalling 1,102 m during the 1997 field season. With encouraging results from two of the holes, a second phase of drilling was undertaken in 1998, consisting of an additional 17 widely spaced core holes totalling 2,800 m. These holes failed to return significant mineralization, and BHP Exploration suspended the project pending economic review. In 1999, following a review of past results, additional drilling and continued exploration on the property was planned but never carried out. BHP Exploration then offered the properties for joint venture.

IMMI originally acquired its interest in the property from BHP Exploration in May 2000 pursuant to an earn-in agreement. Shortly thereafter, IMMI carried out a RC drill program to delineate a chalcocite blanket intersected by one of BHP Exploration's diamond drill holes. This program consisted of 109 RC holes totalling 8,828 m. In 2001, IMMI continued the RC drilling program to expand the chalcocite blanket and locate additional supergene resources. IMMI also completed three diamond drill holes to test deep hypogene copper and gold potential. One of these holes, OTD 150, intersected 508 m of chalcopyrite-rich mineralization grading 0.81% copper and 1.17 g/t gold, while another hole, OTD 159, intersected a 49 m thick chalcocite blanket grading 1.17% copper and 0.21 g/t gold and 252 m of hypogene covellite mineralization grading 0.61% copper and 0.11 g/t gold.

The diamond drill holes were sufficiently encouraging for IMMI to conduct a major follow-up drill program that resulted in the discovery of the Southwest Oyu deposit. In late 2002, drilling in the far northern section of the property intersected 638 m of bornite-chalcopyrite rich mineralization grading 1.61% copper and 0.07 g/t gold starting at a depth of 222 m. This marked the discovery of the Hugo Dummett Deposits.

IMMI completed the earn-in requirements under the Earn-in Agreement with BHP Exploration by the first quarter of 2002. After certain back-in rights held by BHP Exploration expired, BHP Exploration transferred title to the relevant mineral exploration licences to IMMI in the summer of 2002. Pursuant to the Earn-in Agreement, BHP Exploration retained a 2% net smelter returns royalty on production from the Oyu Tolgoi Project. IVN acquired this royalty from BHP
Exploration in November 2003 in consideration for the payment to BHP Exploration of $37,000,000.

In February 2004, a scoping study was prepared for development of the Oyu Tolgoi Project. The report considered mine development options ranging from a 20-year mine life to a 40-year mine life, with all deposits except Hugo North being mined by open pit and Hugo North being mined by block caving.

In 2005 the Integrated Development Plan 2005 was completed. The IDP05, a preliminary assessment report, was summarized in a Technical Report dated October 1, 2005, which was filed with applicable Canadian securities regulatory authorities and is available for review at www.sedar.com. The report assesses development alternatives open to IVN and charts an implementation path for developing the Oyu Tolgoi Project.

Geology and Mineralization

The Oyu Tolgoi Project lies near the boundary of the South Mongolian and the South Gobi tectonic units, in the Kazakh Mongol Belt. The project area falls within the Gurvansayhan Terrane, which consists of highly deformed accretionary complexes and oceanic island arc assemblages. The area is dominated by a broad corridor of major strike-slip faults, contractional fault and fold belts and fault-controlled Mesozoic sedimentary basins.


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                                      30


The Oyu Tolgoi Project area lies within an east to west trending belt of volcanic and sedimentary rocks of continental margin and island arc affinities. The two major stratigraphic sequences recognised in the project area are a sequence of tuffs, basaltic rocks and sedimentary strata of probable island arc affinity, assigned to the Upper Devonian Alagbayan Formation and a sequence of overlying succession containing conglomerates, fossiliferous marine siltstones, sandstones, waterlain tuffs and basaltic to andesitic flows and volcaniclastic rocks, assigned to the Carboniferous Sainshandhudag Formation. There is also a thin covering of stratified clays and clay-rich gravels of Cretaceous age overlying the two main sequences, infilling paleochannels and small fault-controlled basins.

The Alagbayan Formation sequence includes four major lithological divisions. The lowest division consists of mafic volcanic flows and volcanogenic sedimentary rocks, often forming a sequence several hundred m thick. Within this division are subunits consisting of volcanogenic siltstone, porphyritic basalt and lapilli tuff to volcaniclastic conglomerate/breccia. These rocks are commonly strongly altered and host much of the contained copper found on the property. The other three divisions include a layer of volcanic rocks of dacitic composition up to 200 m thick, a sequence of clastic sedimentary rocks that overlies the dacitic composition that is up to 100 m thick and a sequence of basaltic flows and volcaniclastic rocks overlain and interstratified with thinly bedded siltstone and massive sandstone averaging up to 600 m thick.

The Sainshandhudag Formation lies above the Alagbayan Formation sequence, and consists of a lower tuffaceous sequence, an intermediate clastic package and an uppermost volcanic sequence. The lowest sequence consists mainly of andesitic lapilli tuff and measures up to 200 m in thickness. The intermediate sequence typically shows a progression from a lower conglomerate-sandstone-siltstone dominant unit to an overlying siltstone-waterlain tuff unit up to 200 m in thickness. The uppermost sequence consists of a thick layer of andesitic to basaltic flows and volcaniclastic rocks comprising several subunits that can be up to 800 m thick.

Interspersed within the principal stratigraphic sequences are several formations of intrusive rocks and several faults. The granitic intrusions range from large batholithic intrusions to narrow discontinuous dykes and sills, and consist of at least seven different classes of rock, including mafic dykes with basalt or dolerite, rhyolite dykes and sills, horneblende biotite andesite and dacite dykes and large biotite granodiorite intrusions that forms a dyke system along the western side of the Hugo Dummett Deposits. The most voluminous intrusions are a series of QMD intrusions. The porphyry style mineralization at the Oyu Tolgoi property is genetically linked to these QMD intrusions.

There is a complex network of faults, folds and shear zones that cross-cut and underlie the project. The southern end of the mineralized deposits is bounded by the Solongo fault. Up until 2007, all of the known significant mineralization discovered on the property was on the northern block of this fault. Other significant faults include the West Bat fault and the East Bat fault, which respectively bound the west and east side of the zone of mineralization constituting the Hugo Dummett Deposits. In 2007, the Heruga copper, gold, molybdenum deposit was discovered approximately three km south of the Solongo fault on the Entree Gold Javkhlant exploration tenement, which IVN has now earned a 60% interest in.

Southern Oyu Deposits

The Southern Oyu deposits consist of a series of deposits known as Southwest Oyu, South Oyu, Central Oyu and Wedge. These deposits form contiguous zones of mineralization representing multiple mineralizing centres, each with distinct styles of mineralization, alteration and host lithology. The boundaries of the individual deposits coincide with major fault zones.

The geology and mineralization of the Southwest Oyu deposit is characterized by a gold-rich porphyry system, with a high-grade core about 250 m in diameter and extending over 700 m vertically (the "Southwest Gold Zone"). Over 80% of the


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                                      31


deposit is hosted by porphyritic basalt of the Alagbayan Formation, with the remainder hosted by QMD intrusions. The high-grade core is enclosed by a large, low-grade ore shell approximately 600 m by 2,000 m in area. The system is low sulphide, and the copper and gold mineralization is related to chalcopyrite.

Mineralization at Southwest Oyu consists mainly of finely disseminated pyrite-chalcopyrite with minor bornite and massive chalcopyrite veins cross-cutting and impregnating earlier deformed quartz vein stock works and the basalt and QMD host rocks. The mineralization is related to a late stage sericite and sericite-biotite-albite overprint, which affects the QMD intrusions and basaltic wall rocks. The high grade core is centred on a 10 m to 30 m wide, vein-rich QMD dyke and extends for over 100 m into the adjacent porphyritic augite basalt. Gold to copper ratios (g/t Au to % Cu) vary between
0.5 to one and one to one in the outer margin of the deposits, increasing to approximately two to one into the high grade gold core, with the highest ratios consisting of up to three to one in the deeper parts of the deposit. Outside the Southwest Gold Zone, the augite basalts contain anomalous gold contents, with the gold to copper ratios increasing southward.

South Oyu is a copper porphyry deposit developed mainly in the Alagbayan Formation strata consisting of basalt and dacite tuff units. The deposit is cut by numerous barren dykes, including one major east-west rhyolite dyke that cuts east to west through the middle of the deposit that is up to tens of metres wide. Unlike Southwest Oyu, the South Oyu system is not gold rich. Copper mineralization at South Oyu is associated with stockworks of thin quartz and sulphide veins, and consists of finely disseminated pyrite-chalcopyrite and bornite.

The Central Oyu deposit is hosted in a swarm of feldspar-phyric QMD intrusions, emplaced into porphyritic augite basalt and dacite tuff of the Alagbayan Formation. The basalt flows and dacite tuffs are preserved as a series of isolated, irregular bodies within the QMD dyke swarm, which are up to 200 m thick and extend several hundred metres down dip to the limit of drilling. Mineralization is high-sulphidation style with copper mineralization consisting of covellite, chalcocite, and minor enargite, a body of copper and gold porphyry mineralization consisting primarily of chalcopyrite and a shallow chalcocite enrichment blanket. The high-sulphidation mineralization and its associated advanced argillic alteration and mineralization are telescoped onto an underlying and peripheral porphyry system. The chalcocite blanket appears to overlie the covellite-rich quartz-veined zones in pyrite-rich QMD. The quartz-veined zones are also strongly covellite mineralized. Supergene mineralization underlies a leached cap extending 20 to 80 m below the surface, containing an enrichment blanket with an upper chalcocite and lower covellite zone. The style of mineralization with the largest volume is the high-sulphidation system with finely disseminated pyrite-covellite-chalcocite. The covellite mineralization generally averages about 0.7% copper and is characterized by high pyrite content and minor enargite.

The Wedge deposit occurs as a sequence of Alagbayan Formation strata similar to the South Oyu deposit, except the dacite tuff unit is significantly thicker at up to 180 m. The Wedge deposit is structurally and stratigraphically similar to Central Oyu, with numerous stratigraphic contacts that are relatively continuous, leading IMMI to believe that the two deposits are one structurally intact block that has been displaced downward relative to the other Southern Oyu deposits. Mineralized rocks are cut by numerous barren dykes, including biotite, granodiorite, horneblende, biotite andesites and rhyolite. Mineralization is found mostly in the dacitic tuff, grading downward into chalcopyrite in basalt and QMD rocks. There is little gold mineralization.

Hugo Dummett Deposits

The Hugo Dummett Deposits consist of Hugo South, Hugo North and the Hugo North Extension. These deposits represent a continuous zone of mineralization that is elongated in a north-north-easterly direction over a strike length of at least three km. While mineralization of the Hugo Dummett Deposits is virtually


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                                      32


continuous, IMMI has divided the mineralized zone into two deposits (Hugo South and a combined Hugo North and Hugo North Extension) for the purposes of resource estimation, development and mine planning. Hugo South and Hugo North are separated by a 110(0) striking sub-vertical fault that displaces Hugo North vertically down a modest distance from Hugo South. Hugo North Extension represents the extension of the Hugo North deposit into the Shivee Tolgoi Licence.

The Hugo Dummett Deposits occur in a northerly striking, moderately to steeply east dipping monocline that is bounded and intruded by several faults, including a near vertical fault that controls the western edge of the deposit known as the West Bat Fault and a near vertical fault that controls the eastern edge of the deposit known as the East Bat Fault. The host rocks to the deposit are basalt and minor volcaniclastic strata of the Alagbayan Formation and QMD intrusive rocks. These rocks are overlain by dacite tuffs and breccias that form a sequence approximately 100 m to 200 m thick. Overlying the dacite tuffs are sedimentary and volcanic rocks of the upper Alagbayan Formation and Sainshandhudag Formation that is up to 600 m thick in places. Intrusive into main rock formations are a series of QMD intrusions that host most of the mineralization.

The width of the mineralized zone on the Hugo Dummett Deposits varies along strike from 200 m to in excess of 500 m. Mineralization dips generally to the east from as low as 40(0) to up to 80(0), but is generally above 60(0) and increases to sub-vertical at the northern end of Hugo North.

Hugo South consists of a higher copper to gold ratio than Hugo North, averaging 10 to one copper to gold in most of the deposit. It is closer to the surface than Hugo North, with the lowest portion of the deposit approximately 700 m below surface compared to 1,500 m below the surface for Hugo North. Mineralization is centred on a high-grade zone typically grading in excess of 2% copper within a series of intense quartz stockwork veining which, in much of the deposit, is localized within narrow QMD intrusions and extends into the enclosing basalt and dacite tuff. The sulphide mineralization consists of chalcopyrite, bornite, chalcocite and pyrite. The sulphides are zoned, with bornite, chalcocite and tennantite comprising the highest grades, often in excess of 2.5% copper, then grading outwards to chalcopyrite at between 1% to 2% copper and then pyrite-chalcopyrite and other minerals grading at less than 1% copper. The gold-rich QMD does not occur in Hugo South, with the result that the gold grades are typically less than 0.1 g/t while the late, weakly mineralized QMD forms the base of the deposit.

Hugo North contains the same high-grade copper zone as Hugo South, consisting of a zone of intense stockwork to sheeted quartz veins centred on QMD intrusions and extending into the adjacent Alagbayan Formation basalt. Unlike Hugo South, the Hugo North quartz veining also hosts significant gold mineralization. The copper mineralization in the high-grade zone is also greater, at up to 3% to 5% copper, and the main zone is accompanied by a moderate to high-grade copper and gold values in nearby QMD intrusions below and to the west of the intense vein zone. In other respects, Hugo North and Hugo South have similar mineralogy and zonation patterns. Bornite is dominant in the highest grade part of the deposit, at 3% to 5% copper and is zoned outward to chalcopyrite at approximately 2% copper. Copper also occurs at grades of less than 1% in pyrite-chalcopyrite with other minerals and contained mostly in the dacitic tuff sequence.

All of the deposits display alteration zones, including K-silicate, advanced argillic, muscovite/sericite and intermediate argillic styles. The copper in the deposits also correlates with elevated abundances of silver, selenium and tellurium. Small amounts of zinc, arsenic, lead and mercury also occur with or near the high-grade zone.

On the Hugo North Extension, mineralization is similar to that characterizing the northern part of the Hugo North deposit. High copper grades are associated with equally elevated gold values, with copper and gold ratios typically around two to four to one. The most significant geological difference between the Hugo North Extension and the main deposit to the south is the greater structural complexity present in the former. This structural complexity is manifested in a more variable strike and steeper dip to the mineralized zone, a higher


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                                      33


prevalence  of  faults,   and   structurally-induced   discontinuities  in  the
high-grade zone. These features are the result of post-mineral deformation.

Both the mineralized zone and lithologic contacts in the enclosing and overlying rocks display an abrupt right-hand stepover of around 200 m, starting at the border of the deposit with the main Hugo North deposit. Drilling in this zone during 2006 confirmed that this stepover is a flexure/fold with a short, east-west striking limb, rather than a fault offset. North of the flexure, grade continuity is more difficult to predict, and the western margin of the deposit consists of a zone of complex faulting. These faults typically result in a sliver of weakly- to moderately- mineralized QMD lying between the subvertical high-grade deposit core, and non-mineralized Devonian and Carboniferous rocks to the west of the fault system.

Heruga Deposit

The Heruga porphyry is likely formed within a relatively intact structural block, with most faulting and disruption of contacts related to post-mineral deformation. The mineralization style most closely accords with that at Southwest Oyu, but the system has lower quartz vein content.

The alteration at Heruga is typical of porphyry style deposits, with notably stronger potassic alteration at deeper levels. Locally intense quartz-sericite alteration with disseminated and vein pyrite is characteristic of mineralized quartz monzodiorite. Molybdenite mineralization seems to spatially correlate with stronger quartz-sericite alteration and also note anhydrite alteration at Heruga (with poorly understood distribution) and widespread minor tourmaline.

Copper sulphides occur at Heruga in both disseminations and veins/fractures. Mineralized veins have a much lower density at Heruga than in the more northerly Southern Oyu and Hugo Dummett Deposits. Some quartz veins show a weak preferred orientation, but in general most occur as stockworks with no visible preferred orientation.

High grade copper and gold intersections show a strong spatial association with contacts of the mineralized quartz monzodiorite porphyry intrusion in the southern part of the deposit, occurring both within the outer portion of the intrusion and in adjacent enclosing basaltic country rock.

Modelling of mineralization zones for resource estimation purposes revealed that there is an upper copper-driven zone and a deeper gold-driven zone of copper-gold mineralization at Heruga. In addition, there is significant (100-1000 ppm) Mo mineralization in the form of molybdenite. Locally high gold grades (exceeding 50 g/t) appear to be associated with base metal with varying degrees of molybdenite in late stage veins.

There is no oxide zone at Heruga, nor is there any high-sulphidation style mineralization known to date.

Exploration

IMMI's exploration at Oyu Tolgoi has consisted mainly of remote sensing and geophysical methods, including satellite image interpretation, detailed ground magnetics, Bouger gravity and gradient array IP, as well as extensive drilling. These activities have enabled IMMI to construct detailed geophysical and geological mapping of the entire property, as well as the nearby mining licences owned by IMMI, and have supplemented the understanding of the property derived from drilling. Outcropping prospects, including Southwest, South and Central Oyu, have been mapped at 1:1,000 scale, while the central part of the exploration block was mapped at 1:5,000 scale. The entire remaining exploration block has been mapped at 1:10,000 scale. In 2004, extensive surface trenching by excavators and shallow overburden RC drilling was conducted to provide bedrock geology over the extensive areas devoid of outcrop. As a result the geology is well defined over the entire 10 km by 8 km concession block.

Gradient array IP has been conducted on north to south, and subsequently east to west lines at 200 m line spacing, with electrode spacing up to 11 km. A further IP survey covered the deposit areas with a more detailed program using multiple electrode spacing. An airborne magnetometer was flown by BHP in the late 1990s at a height of 100 m on 300 m spaced, east to west oriented lines. IMMI conducted magnetometer surveys on the property, with the northern half using east to west oriented lines on 50 m intervals with 25 m spaced readings and Southern Oyu deposits using a north to south orientation for 5 m intervals on 25 m spaced lines.

A gravity survey was conducted, controlled by GPS, with readings on deposit areas taken on 50 m centres and on the extremities at 100 m centres. The Bouger map was reduced to residual gravity for contouring. Telluric electromagnetic surveying was conducted over the eastern half of the concession to identify smaller drainage basins that could have channelled copper-rich waters during the Cretaceous Period.

In late 2004 IMMI began to extend its exploration program to the outlying Oyu Tolgoi Project concessions, including the mining licences 6708A, 6710A and 6711A and exploration licence 3677X that adjoins and extends the southern limits of the mining concessions. A number of chargeability anomalies with similarities to the Oyu Tolgoi Project anomaly were discovered on the other concessions and IMMI has conducted diamond drilling with negative results to date. Additional evaluation work will continue to be carried out to determine the extent to which other chargeability anomalies might contain sulphide mineralization or precious metals.

IMMI initiated exploration work on the Shivee Tolgoi Licence in November 2004 following the signing of the earn-in agreement with Entree. Prior to that time, Entree had undertaken geochemical remote sensing, geophysics testing, such as ground magnetics, Bouger gravity and pole-dipole geophysical surveying, and geological mapping. Starting at the northern boundary of the OT Licence, an IP survey was run on 100 m spaced lines oriented east-west to trace the northern projection of the Hugo North Deposit. This initial IP survey used gradient array with 11,000 m AB electrode spacing, covered an area extending 5.6 km north of the boundary and 10 km in width. Subsequent IP surveys covering smaller areas within the larger area were carried out with gradient arrays. The IP surveys resulted in the delineation of a significant chargeability feature being traced for approximately four km north along strike of the Hugo North deposit. Additional IP chargeability targets were also revealed 2.5 km to three km west of the Hugo North trend and are referred to as the Eagle anomalies.

In 2005 and 2006 IMMI conducted IP surveying on 100 m spaced, east-west lines across the Javkhlant Licence. This resulted in the discovery of three significant chargeability IP anomalies subsequently named the Sparrow South (Heruga deposit), Castle Rock and SW Magnetic anomalies. Diamond drilling was initiated to test these IP anomalies in early 2007. Drilling is ongoing into 2008 with a total of 30 holes now completed with four additional holes in progress on the Heruga Deposit. Two holes were also drilled on the Castle Rock anomaly and one hole on the SW Magnetic anomaly.

Drilling

Diamond drill holes are the most significant source of geological and grade data for the Oyu Tolgoi Project. From the start of IMMI's diamond core drill program in 2001 to February 1, 2008, IMMI has drilled approximately 770,000 m of core in over 1,700 drill holes. IMMI currently has six drill rigs operating on the property.

IMMI has relied on wireline methods for all drilling, utilizing HQ and NQ size core and some PQ size core for metallurgical testing. At Hugo North, virtually all holes are initiated in PQ size core to a depth of at least 450 m to 550 m. The rest of the drill hole is then continued using HQ or NQ sized core. On two occasions PQ coring was extended to depth of 1,450 m, allowing IMMI to collect large diameter core from the deep Hugo North deposit. Upon completion of all holes, the collar and anchor rods on drill holes are removed, and a PVC pipe is inserted in the hole. Each hole collar is marked by a cement block inscribed with the hole number. The holes are not grouted or back filled with cement so as to allow re-entry of individual holes for surveying checks or to permit IMMI to drill new daughter holes. In future, some holes may have to be grouted or cemented to keep near surface water from entering the underground mine workings.

Drill hole collars are located respective to a property grid by either global positioning system or theodolite and electronic distance measuring instruments. Holes are drilled at an inclination of between 45(0) and 90(0), with the majority between 60(0) and 70(0). The drill contractors take down-hole surveys about every 50 m. Where magnetite is present that will affect the deviation of the compass readings in the survey instruments, gyro compasses are used that are not affected by magnetism in the rock.

IMMI uses standard logging and sampling conventions to capture information from the drill core. The core is logged in detail onto paper logging sheets, and the data are then entered into the project database. The core is photographed prior to being sampled, and the digital photographs are linked to the drill logs enabling the geologist to quickly access specific photographs for any given metre. Drill core is then stacked on pallets in an organized "core farm". Core recovery in the mineralized units has been usually between 95% and 100%.

IMMI's current drill program is now focused on testing the extent of the Heruga deposit mineralization on the Javkhlant Licence. Drill holes are spaced on 200 m intervals along east-west section lines spaced 300 m apart drilling grid west at -70(0). Some holes have had daughter holes cut from them where reduced spacing has been required to better define higher grade intersections. However most holes are single holes of 1400 m to 1800 m in length and drilled in PQ and HQ core sizes. The mineralized intervals are cut and sampled on two m intervals similar to the Oyu Tolgoi Project drilling described below.

Sampling, Analysis and Security

IMMI's sampling procedure includes the collection of core samples taken on continuous two m intervals down each drill hole, excluding dykes that extend more than 10 m along the core length. One-half of each NQ and HQ core and one-quarter of each PQ core is taken in the sampling.

The core is split with a rock saw, flushed continually with fresh water. To prevent sampling bias, the core is marked with a continuous linear cutting line before being split. Samples are placed in cloth bags and sent to an on-site preparation facility owned and managed by SGS Mongolia LLC ("SGS Mongolia") of Australia for processing.

Core samples are initially assembled into groups of 15 or 16, and then interspersed with four or five quality control samples to make up a batch of
20. The quality control samples comprise one duplicate split core sample and one uncrushed field blank, which are inserted prior to sample preparation, a reject or pulp preparation duplicate, which is inserted during sample preparation, and one or two standard reference material samples, which are inserted after sample preparation.

The prepared samples are placed in wooden shipping boxes,  locked,  sealed with
tamper-proof,   numbered  tags  and  shipped  under  the  custody  of  IMMI  to
Ulaanbaatar, where they are assayed at a facility operated by SGS Mongolia.

Split core samples are crushed to 90% minus two to three mm. A one kg subsample is then riffle split from the crushed sample and then pulverized to 90% minus 200 mesh pulp. A 150 gram sub-sample is split off by taking multiple scoops from the pulverized 200 mesh pulp, which is then placed in a sealed kraft envelope.

All samples are routinely assayed for gold, copper, arsenic and molybdenum. Samples are digested with nitric, hydrochloric, hydrofluoric and perchloric acids to dryness before being leached with hydrochloric acid to dissolve soluble salts and made to volume with distilled water. Gold is determined using fire assay fusion, while copper and molybdenum are determined using atomic absorption spectroscopy.

Upon receipt of assay results, values for reference material samples and filed blanks are tabulated and compared to an established round robin program. Assay results that deviate from round robin program results beyond pre-set parameters are rejected and subject to re-assay. Until January 2006, IMMI also performed check assays at the rate of one per batch of 20 samples.

The sampling procedure used by IMMI was developed by an independent consultant hired to implement a formal quality assessment and quality control ("QA/QC") program. IMMI adopted the program in April 2002. The original samples taken from diamond drilling at Southwest Oyu were assayed prior to implementation of the QA/QC program described above. A re-assay program of these early samples indicated a positive bias in the original gold and copper assays of certain samples. Accordingly, resource estimates covering Southwest Oyu include a proportional adjustment of the grades of a number of pre-OTD231 gold assays and copper assays to account for this bias. Since the implementation of the full QA/QC program, IMMI has not been required to conduct re-assay programs or make adjustments for bias to its assay results for subsequent resource estimations.

In preparation for feasibility level metallurgical testing IMMI has conducted a trace element analytical program to map the distribution of potential penalty elements within the deposits. Pursuant to this program, IMMI has prepared one in five sample composites from reject -200 mesh pulps representing all drill core intersections in the deposits. These samples are sent to an independent laboratory in Canada for 42 element ICP analysis plus sulphur, mercury, uranium and fluorine. Arsenic and fluorine are currently being modelled to provide a global distribution of the potential penalty elements to facilitate blending strategies if required to reduce the effects of these elements in the concentrates.

Mineral Resources

The estimates of mineral reserves and resources on the Oyu Tolgoi Project identified below are contained in the Oyu Tolgoi Technical Report and were classified using logic consistent with the CIM Standards. The current estimate of mineral resources for the Oyu Tolgoi Project, excluding those on the Heruga Deposit, was prepared under the supervision of Stephen Torr, a qualified person for the purposes of NI 43-101 and an employee of IVN. The mineral resource estimate for the Heruga Deposit was prepared under the supervision of John Vann and Scott Jackson of Quantitative Geoscience, each of whom is a qualified person for the purposes of NI 43-101. The estimate of mineral reserves on the Southern Oyu Deposits was prepared by Bernard Peters of GRD Minproc, who is also a qualified person under NI 43-101.

Resources

In the Oyu Tolgoi Technical Report, a consolidated resource estimate for the Oyu Tolgoi Property is reported as follows:


                                 Total Oyu Tolgoi Project Mineral Resources March 2008(1)(2)
                                         (based on a 0.60% copper equivalent cut-off)

----------------------------------------------------------------------------------------------------------------------------
Resource Category         Tonnes          Cu        Au         Mo      CuEq(3)                Contained Metal(4)
                                          (%)      (g/t)     (ppm)       (%)     -------------------------------------------
                                                                                      Cu             Au          CuEq(3)
                                                                                  ('000 lbs)      (ounces)      ('000 lbs)
------------------- ------------------- -------- --------- --------- ----------- -------------- -------------- -------------
     Measured            101,590,000      0.64      1.10       -         1.34       1,430,000      3,590,000      3,000,000

    Indicated          1,285,840,000      1.38      0.42       -         1.65      39,120,000     17,360,000     46,770,000

    Measured +         1,387,430,000      1.33      0.47       -         1.63      40,680,000     20,970,000     49,860,000
    Indicated

     Inferred          2,157,130,000      0.81      0.34      50         1.05      38,390,000     23,860,000     50,140,000
------------------- ------------------- -------- --------- --------- ----------- -------------- -------------- -------------

Notes:

     (1)  Resource   classifications   conform  to  CIM  Standards  on  Mineral
          Resources and Reserves referred to in National Instrument 43-101. Mineral Resources that are not Reserves do not have demonstrated economic viability. Measured and Indicated Resources are that part of a mineral resource for which quantity and grade can be estimated with a level of confidence sufficient to allow the application of technical and economic parameters to support mine planning and evaluation of the economic viability of the project. An Inferred Resource is that part of a mineral resource for which quantity and grade can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.

     (2) This table includes estimated resources on the Hugo North Extension Deposit and the Heruga deposit. These deposits are located on mineral licences owned by Entree but subject to the Entree Joint Venture. These resources consist of indicated resources of 117,000,000 tonnes grading 1.8% copper and 0.61 g/t gold and inferred resources of 855,500,000 tonnes grading 0.53% copper and 0.52 g/t gold and a 142ppm Molybdenum at a 0.6% cut-off grade on the combined Hugo North Extension and Heruga Deposits.

     (3) CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

     (4) The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper. Differences in measured and indicated totals relate to rounding associated with tonnes and grade.


The estimates were based on 3D block models utilizing commercial mine planning software (MineSite(R)). Industry-accepted methods were used to create interpolation domains, these domains were based upon mineralization and geology. Grade estimation was performed by ordinary kriging. A separate resource model was prepared for each of the deposits. Only hypogene mineralization was estimated, with the exception of a zone of supergene mineralization at Central Oyu. The estimation plans, or sets of parameters used for estimating blocks, were designed using a philosophy of restricting the number of samples for local estimation, as it was found to be an effective method of reducing smoothing and producing estimates that match the Discrete Gaussian change-of-support model and ultimately the actual recovered grade-tonnage distributions.

Modelling consisted of grade interpolation by ordinary kriging. Only capped grades were interpolated in the Southern Oyu and Hugo South Deposits. Nearest neighbour grades were interpolated for validation purposes. For both copper and gold, on all deposits except Hugo South, an outlier restriction was used to control the effect of high-grade composites. In the Southern Oyu Deposits, resource grades were also adjusted to reflect likely occurrences of internal and contact dilution from unmineralized post-mineral dykes. Validation procedures included Discrete Gaussian change-of-support method, comparisons using a nearest neighbour model and visual checks.

The base case CuEq cut-off grade assumptions for each deposit were determined using cut-off grades applicable to mining operations exploiting similar deposits.

Southern Oyu Resources

The mineral resource grade model on the Southern Oyu Deposits was tabulated above a 0.30% copper equivalent cut-off grade within a pit shell approximating a copper price of $1.15/lb copper and $450/oz gold. These parameters were used as they approximate the effective copper equivalent cut-off grade and pit shell in the reserve estimate on the Southern Oyu Deposits. The grade and tonnages, at a range of copper equivalent cutoff grades are reported below.



                                            Southern Oyu Deposits(1)(2)

------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Contained Metals(4)
                                                                                      ----------------------------------------
                              CuEq          Tonnage      Cu       Au         CuEq         Cu             Au          CuEq(3)
Southern Oyu Deposits        Cutoff           (t)        (%)     (g/t)      (%)(3)     ('000 lb)        (oz)        ('000 lb)
------------------------  ------------  --------------  ------  --------  ----------  ------------  ------------  ------------
Measured                      1.0          59,550,000    0.77     1.55        1.76      1,011,000     2,970,000     2,311,000
                              0.7          84,140,000    0.69     1.25        1.49      1,280,000     3,380,000     2,764,000
                              0.6         101,590,000    0.65     1.09        1.34      1,456,000     3,560,000     3,001,000
                              0.5         115,180,000    0.61     1.00        1.25      1,549,000     3,700,000     3,174,000
                              0.4         123,440,000    0.59     0.95        1.20      1,606,000     3,770,000     3,266,000
                              0.3         126,690,000    0.58     0.93        1.17      1,620,000     3,790,000     3,268,000
                              0.25        127,550,000    0.58     0.92        1.17      1,631,000     3,770,000     3,290,000
                              0.2         127,800,000    0.58     0.92        1.17      1,634,000     3,780,000     3,296,000
------------------------  ------------  --------------  ------  --------  ----------  ------------ ------------  ------------
Indicated                     1.0         102,330,000    0.85     0.82        1.38      1,918,000     2,700,000     3,113,000
                              0.7         279,850,000    0.71     0.50        1.02      4,380,000     4,500,000     6,293,000
                              0.6         430,830,000    0.63     0.40        0.89      5,984,000     5,540,000     8,453,000
                              0.5         617,530,000    0.57     0.35        0.79      7,760,000     6,950,000    10,755,000
                              0.4         827,050,000    0.51     0.30        0.70      9,299,000     7,980,000    12,763,000
                              0.3         992,400,000    0.47     0.27        0.64     10,283,000     8,610,000    14,002,000
                              0.25      1,067,830,000    0.45     0.26        0.61     10,594,000     8,930,000    14,360,000
                              0.2       1,143,710,000    0.43     0.25        0.59     10,842,000     9,190,000    14,877,000
------------------------  ------------  --------------  ------  --------  ----------  ------------ ------------  ------------
Measured+Indicated            1.0         161,880,000    0.82     1.09        1.52      2,926,000     5,670,000     5,425,000
                              0.7         363,990,000    0.70     0.67        1.13      5,617,000     7,840,000     9,068,000
                              0.6         532,420,000    0.64     0.54        0.98      7,512,000     9,240,000    11,503,000
                              0.5         732,710,000    0.57     0.45        0.86      9,207,000    10,600,000    13,892,000
                              0.4         950,490,000    0.52     0.38        0.76     10,896,000    11,610,000    15,926,000
                              0.3       1,119,100,000    0.48     0.35        0.70     11,843,000    12,590,000    17,270,000
                              0.25      1,195,370,000    0.46     0.33        0.67     12,123,000    12,680,000    17,657,000
                              0.2       1,271,510,000    0.45     0.32        0.65     12,614,000    13,080,000    18,221,000
------------------------  ------------  --------------  ------  --------  ----------  ------------ ------------  ------------
Inferred                      1.0           3,750,000    0.91     0.48        1.22         75,000        60,000       101,000
                              0.7          19,420,000    0.62     0.39        0.87        265,000       240,000       372,000
                              0.6          47,390,000    0.51     0.35        0.74        533,000       530,000       773,000
                              0.5         103,190,000    0.43     0.31        0.63        978,000     1,030,000     1,433,000
                              0.4         181,700,000    0.38     0.26        0.55      1,522,000     1,520,000     2,203,000
                              0.3         266,820,000    0.34     0.23        0.48      2,000,000     1,970,000     2,824,000
                              0.25        318,380,000    0.32     0.21        0.45      2,246,000     2,150,000     3,159,000
                              0.2         394,850,000    0.29     0.19        0.40      2,524,000     2,410,000     3,482,000
------------------------  ------------  --------------  ------  --------  ----------  ------------  ------------  ------------

Notes:

     (1) Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study. Mineral resources are reported inclusive of mineral reserves.

     (2) The resources shown above at a 0.3% CuEq Cut-off are inclusive of the resources tabulated at the 0.6 CuEq cutoff in the consolidated resource statement.

     (3) CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

     (4)  The contained gold and copper represent  estimated contained metal in
          the  ground  and  have  not  been  adjusted  for  the   metallurgical
          recoveries of gold and copper.


In the Southwest Gold Zone at Southwest Oyu, drilling is approximately on a 50 m sample spacing. Inspection of the model and drill hole data on plans and sections in the Southwest Gold Zone area, combined with spatial statistical work and investigation of confidence limits in predicting planned quarterly production showed good geologic and grade continuity. When taken together with all observed factors, it was determined that the blocks covered by this data spacing in the Southwest Gold Zone area may be classified as a measured mineral resource. A three-hole rule was used where blocks containing an estimate resulting from three or more samples from different holes (all within 55 m and at least one within 30 m) were classified as measured mineral resource.

The bulk of the remainder of the Southern Oyu Deposits were estimated at an indicated resource level. The drill spacing is at a nominal 70 m on and between sections. Geologic and grade continuity is demonstrated by inspection of the model and drill hole data in plans and sections over the various zones, combined with spatial statistical work and investigation of confidence limits in predicting planned annual production. A two-hole rule was used where blocks containing an estimate resulting from two or more samples from different holes. For the Southwest Oyu Deposit the two holes needed to be within 75 m, with at least one hole within 55 m. For the remaining deposits, both holes needed to be within 65 m, with at least one hole within 45 m to be classified as indicated mineral resources. All interpolated blocks that did not meet the criteria for either measured or indicated mineral resources were assigned as inferred mineral resources if they fell within 150 m of a drill hole composite.

Hugo Dummett Mineral Resources

A drill spacing of between 135 to 150 m along strike and 75 m to 100 m down dip was adopted for the classification of indicated resource blocks at Hugo Dummett. Blocks that do not meet these criteria but that are within 150 m of a drill-hole composite are classified as inferred resource. Blocks outside of 150 m from a borehole composite are not classified.

For the Hugo North resource estimate, IMMI created three-dimensional mineralized shells or envelopes based on copper grades of 0.6%, and a quartz vein percentage of 15%. For gold interpolation IMMI created two sets of grade shells, one at 0.3 g/t gold threshold and one at 1.0 g/t gold thresh-hold. The shapes were checked for interpretational consistency in section and plan. These shells were then used as interpolation domains. Copper grades for blocks within the copper domains in each deposit or zone were estimated with a hard boundary between the shells. Gold grades for blocks within the gold zone in Hugo North were also estimated with a hard boundary. The background estimation domain used all composites outside of the grade shells.

In Hugo South, a 0.6% copper shell and a 2% copper shell were used to constrain ordinary kriging. All blocks that fell within 150 m of a drill composite were assigned to an inferred mineral resource category. All other blocks were not included in the resource estimate.

The resources of the Hugo North Deposit were updated at an effective date of February 20, 2007. This update included drilling that was completed up to November 1, 2006.


                      Hugo Dummett Deposits - Mineral Resources at 0.6% copper equivalent cut-off(1)

------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Contained Metal(3)
                                                                                      ----------------------------------------
             Deposit                        Tonnage       Cu      Au        CuEq(2)       Cu             Au          CuEq(2)
                                              (t)         (%)    (g/t)        (%)      ('000 lb)        (oz)        ('000 lb)
--------------------------------------  --------------  ------  --------  ----------  ------------  ------------  ------------
Indicated (Hugo North)                     703,200,000   1.82     0.39       2.07      28,215,000     8,820,000    32,091,000

Indicated (Hugo North Extension)(4)        117,000,000   1.80     0.61       2.19       4,643,000     2,290,000     5,649,000

Inferred (Hugo North)                      722,800,000   0.97     0.30       1.17      15,457,000     6,970,000    18,644,000

Inferred (Hugo North Extension)(4)          95,500,000   1.15     0.31       1.35       2,421,000       950,000     2,842,000

Inferred (Hugo South)                      490,330,000   1.05     0.09       1.11      11,350,000     1,420,000    12,000,000

--------------------------------------  --------------  ------  --------  ----------  ------------  ------------  ------------
Total
--------------------------------------  --------------  ------  --------  ----------  ------------  ------------  ------------
Indicated (Hugo North and Hugo             820,200,000   1.82     0.42       2.08      32,910,000    11,080,000    37,611,000
North Extension(4))

Inferred (Hugo North, Hugo South         1,308,630,000   1.02     0.22       1.16      29,430,000     9,260,000    33,470,000
and Hugo North Extension(4))
--------------------------------------  --------------  ------  --------  ----------  ------------  ------------  ------------


Notes:

     (1) Mineral resources are not mineral reserves until they have demonstrated economic viability based on a feasibility study or pre-feasibility study. IVN reports mineral resources inclusive of mineral reserves.

     (2) CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

     (3)  The contained gold and copper represent  estimated contained metal in
          the  ground  and  have  not  been  adjusted  for  the   metallurgical
          recoveries of gold and copper.

     (4) The Hugo North Extension is located on the Shivee Tolgoi Property, which property is owned by Entree but subject to earn-in rights in favour of IVN.

A further breakdown of the mineral resource inventory of the Hugo North and Hugo North Extension Deposits is set forth below.


                                     Hugo North Mineral Resource Inventory(1)
                                                     Indicated

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Contained Metal(3)
                                                                                       ----------------------------------------
          Class               CuEq          Tonnage        Cu      Au        CuEq(2)       Cu             Au          CuEq(2)
    Hugo North Deposit       Cutoff           (t)          (%)    (g/t)        (%)      ('000 lb)        (oz)        ('000 lb)
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------

Indicated (Hugo North)        3.5         125,300,000     3.74     0.93       4.34      10,331,000     3,750,000    11,989,000
                              3           175,400,000     3.49     0.84       4.03      13,496,000     4,740,000    15,584,000
                              2           276,900,000     3.03     0.69       3.47      18,497,000     6,140,000    21,183,000
                              1           541,600,000     2.15     0.46       2.44      25,672,000     8,010,000    29,134,000
                              0.6         703,200,000     1.82     0.39       2.07      28,215,000     8,820,000    32,091,000
                              0.3         798,200,000     1.65     0.35       1.87      29,036,000     8,980,000    32,907,000
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------
Indicated (Hugo North         3.5          22,300,000     3.68     1.43       4.59       1,809,000     1,030,000     2,257,000
Extension)(4)                 3            32,000,000     3.36     1.29       4.18       2,370,000     1,330,000     2,949,000
                              2            52,300,000     2.84     1.09       3.53       3,275,000     1,830,000     4,070,000
                              1            84,800,000     2.22     0.80       2.73       4,150,000     2,180,000     5,104,000
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------
                              0.6         117,000,000     1.80     0.61       2.19       4,643,000     2,290,000     5,649,000
                              0.3         137,900,000     1.59     0.52       1.92       4,834,000     2,310,000     5,837,000
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------
Total Indicated               3.5         147,600,000     3.73     1.01       4.38      12,138,000     4,790,000    14,253,000
(Hugo North and               3           207,400,000     3.47     0.91       4.05      15,866,000     6,070,000    18,518,000
Hugo North Extension(4))      2           329,200,000     3.00     0.76       3.48      21,773,000     8,040,000    25,257,000
                              1           626,400,000     2.16     0.51       2.48      29,829,000    10,270,000    34,248,000
                              0.6         820,200,000     1.82     0.42       2.08      32,910,000    11,080,000    37,611,000
                              0.3         936,200,000     1.64     0.38       1.88      33,849,000    11,440,000    38,803,000
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------

                                                     Inferred

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Contained Metal(3)
                                                                                       ----------------------------------------
          Class               CuEq          Tonnage        Cu      Au        CuEq(2)       Cu             Au          CuEq(2)
    Hugo North Deposit       Cutoff           (t)          (%)    (g/t)        (%)      ('000 lb)        (oz)        ('000 lb)
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------

Inferred (Hugo North)       >= 3.5           3,600,000    3.06     1.41       3.96         243,000       160,000       314,000
                            >= 3            12,900,000    2.80     0.98       3.43         796,000       410,000       975,000
                            >= 2            54,700,000    2.08     0.91       2.66       2,508,000     1,600,000     3,208,000
                            >= 1           385,500,000    1.25     0.41       1.51      10,624,000     5,080,000    12,833,000
                            >= 0.6         722,800,000    0.97     0.30       1.17      15,457,000     6,970,000    18,644,000
                            >= 0.3       1,108,200,000    0.76     0.24       0.92      18,568,000     8,550,000    22,477,000
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------
Inferred (Hugo North        >= 3.5           1,400,000    3.32     1.03       3.98         102,000        50,000       123,000
Extension)(4)               >= 3             3,600,000    2.97     0.88       3.53         236,000       100,000       280,000
                            >= 2            11,000,000    2.20     0.86       2.75         534,000       300,000       667,000
                            >= 1            62,200,000    1.39     0.39       1.64       1,906,000       780,000     2,249,000
                            >= 0.6          95,500,000    1.15     0.31       1.35       2,421,000       950,000     2,842,000
                            >= 0.3         152,400,000    0.85     0.23       1.00       2,856,000     1,130,000     3,360,000
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------
Total Inferred              >= 3.5           5,000,000    3.13     1.30       3.96         345,000       210,000       437,000
(Hugo North and             >= 3            16,500,000    2.84     0.96       3.45       1,033,000       510,000     1,255,000
Hugo North Extension(4))    >= 2            65,700,000    2.10     0.90       2.68       3,042,000     1,900,000     3,882,000
                            >= 1           447,700,000    1.27     0.41       1.53      12,535,000     5,900,000    15,101,000
                            >= 0.6         818,300,000    1.00     0.30       1.19      18,040,000     7,890,000    21,468,000
                            >= 0.3       1,260,500,000    0.77     0.24       0.93      21,398,000     9,730,000    25,844,000
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------

Notes:

     (1)  Mineral   resources  are  not  mineral   reserves   until  they  have
          demonstrated economic viability based on a feasibility study or pre-feasibility study.

     (2)  The contained gold and copper represent  estimated contained metal in
          the  ground  and  have  not  been  adjusted  for  the   metallurgical
          recoveries of gold and copper.

     (3) CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

     (4) The Hugo North Extension is located on the Shivee Tolgoi Property, which property is owned by Entree but subject to earn-in rights in favour of IVN.


A further breakdown of the mineral resource inventory of the Hugo South Deposit is set forth below.




                                     Hugo South Mineral Resource Inventory(1)

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Contained Metal(3)
                                                                                       ----------------------------------------
                              CuEq          Tonnage        Cu      Au        CuEq(2)       Cu             Au          CuEq(2)
Hugo South Deposit           Cutoff           (t)          (%)    (g/t)        (%)      ('000 lb)        (oz)        ('000 lb)
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------

Inferred                    >= 3.5           5,440,000    3.71     0.25       3.87         440,000        40,000       460,000
                            >= 3            11,950,000    3.38     0.21       3.51         890,000        80,000       920,000
                            >= 2            38,900,000    2.67     0.15       2.77       2,290,000       190,000     2,380,000
                            >= 1           203,590,000    1.53     0.09       1.59       6,870,000       590,000     7,140,000
                            >= 0.6         490,330,000    1.05     0.09       1.11      11,350,000     1,420,000    12,000,000
                            >= 0.3       1,105,600,000    0.67     0.07       0.72      16,330,000     2,490,000    17,550,000
------------------------  ------------  ---------------  ------  --------  ----------  ------------  ------------  ------------

Notes:

     (1)  Mineral   resources  are  not  mineral   reserves   until  they  have
          demonstrated economic viability based on a feasibility study or pre-feasibility study.

     (2) CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

     (3)  The contained gold and copper represent  estimated contained metal in
          the  ground  and  have  not  been  adjusted  for  the   metallurgical
          recoveries of gold and copper.

Heruga Mineral Resources

For Inferred resources at Heruga a three dimensional wireframe was constructed inside of which the nominal drill spacing was less than 150m. The shape aimed to remove isolated blocks around drill holes where continuity of mineralization could not be confirmed. Within the 150m shape there were a small number of blocks that were greater than 150m from a drill hole. These were included because it was considered that geological and grade continuity could be reasonably inferred within the main part of the mineralized zone. The average distance of all the Inferred blocks in the resource model is displayed in the plot below. Of the total tonnes classified as inferred approximately 95% are within 150m of a drill hole while the average distance of the inferred blocks is approximately 100m.

At Heruga IMMI created three-dimensional mineralized shells or envelopes based on copper grades of 0.3%, gold grades of 0.3g/t and 0.7 g/t and Molybdenum of 100ppm. In addition IMMI created 3 dimensional shapes of the major lithological and structural features of the deposit. The shapes were checked for interpretational consistency in section and plan and were used as interpolation domains during kriging.

The resources of the Heruga Deposit were reported at an effective date of March 12, 2008. This update included drilling that was completed up to February 15, 2008.


                                     Heruga Mineral Resource Inventory(1) - March 2008

------------------------------------------------------------------------------------------------------------------------------------
    Cut-off               Tonnage           Cu         Au        Mo        CuEq(2)                    Contained Metal (3)
------------------  -------------------  --------  ---------  -------  ------------  -----------------------------------------------
     CuEq %                 (t)              %        g/t       ppm          %         Cu ('000 lb)       Au (oz)     CuEq ('000 lb)
------------------  -------------------  --------  ---------  -------  ------------  ----------------  ------------  ---------------

     >1.50              30,000,000         0.63       1.80      126        1.85           390,000        1,600,000        1,220,000
     >1.25              80,000,000         0.59       1.39      124        1.54           970,000        3,400,000        2,710,000
     >1.00             210,000,000         0.57       0.97      145        1.26         2,570,000        6,400,000        5,840,000
     >0.90             300,000,000         0.55       0.84      150        1.16         3,600,000        8,000,000        7,700,000
     >0.80             430,000,000         0.53       0.72      152        1.07         5,000,000        9,900,000       10,120,000
     >0.70             590,000,000         0.51       0.62      148        0.98         6,590,000       11,700,000       12,750,000
     >0.60             760,000,000         0.48       0.55      142        0.91         8,030,000       13,400,000       15,190,000
     >0.50             930,000,000         0.45       0.50      135        0.84         9,220,000       14,900,000       17,270,000
     >0.40           1,160,000,000         0.41       0.45      123        0.76        10,500,000       16,700,000       19,530,000
     >0.30           1,420,000,000         0.37       0.40      111        0.69        11,670,000       18,200,000       21,530,000
------------------  -------------------  --------  ---------  -------  ------------  ----------------  ------------  ---------------


Notes:

     (1)  Mineral   resources  are  not  mineral   reserves   until  they  have
          demonstrated economic viability based on a feasibility study or pre-feasibility study.

     (2) CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum); %CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

     (3)  The contained gold and copper represent  estimated contained metal in
          the  ground  and  have  not  been  adjusted  for  the   metallurgical
          recoveries of gold and copper.

Mineral Reserves

To date, IVN has declared reserves on the Oyu Tolgoi Project for only the Southern Oyu Deposits, based on a reserve estimate prepared by GRD Minproc in January 2006. IVN anticipates that it will be in a position to declare reserves on the Hugo Dummett Deposits in connection with the completion of IDP08.

In the January 2006 study by GRD Minproc, a reserve was declared based on the open pit mine plan. This represents the initial step in the overall mine plan for the Oyu Tolgoi mineral resources. The open pit is planned to be a conventional truck and shovel open pit mining operation on the Southern Oyu Deposit. Ore is to be treated in a conventional concentrator. The mineral reserve is not intended to replace the IDP 05 but to identify the open pit mineral reserve that is in the Southern Oyu and available for inclusion in the finalised life of mine plan.


                  Southern Oyu Mineral Reserves - January 2006

-------------------------------------------------------------------------------
  Class   Ore (tonnes)  NSR     Copper    Gold    CuEq    Recovered   Recovered
                        $/t      (%)     (g/t )   Grade    Copper       Gold
                                                   (%)   ('000 lbs)   (ounces)
--------- -----------  -----    ------   ------   -----  ----------  ----------
 Proven   127,000,000  15.91     0.58     0.93    1.18    1,451,000   2,833,000
Probable  803,000,000   7.96     0.48     0.27    0.66    7,431,000   4,768,000
 Total    930,000,000   9.05     0.50     0.36    0.73    8,882,000   7,601,000
--------- -----------  -----    ------   ------   -----  ----------  ----------


The key parameters in determining the Mineral Reserves are (i) assumed metal prices of $400/oz gold and $1.00 /lb copper; and (ii) block value net smelter return ("NSR") cut-off grades of $3.54 per tonne for Southwest Oyu and $3.39 per tonne for Central Oyu. There was no change in the mineral reserve compared to the previously stated mineral reserves.

In order to estimate the reserves, GRD Minproc relied on the resource model from its prior resource estimates on the Southern Oyu deposits, and then applied proposed mining parameters for mining and processing. This includes pit designs using industry standard mining software, assumed metal prices as described above and smelter terms as set forth in the Oyu Tolgoi Technical Report. The estimate was prepared on a simplified project analysis on a pre-tax basis. Key outstanding variables noted by GRD Minproc include the Investment Agreement, marketing matters, water supply and management and power supply.

Only measured resources were used to report proven reserves and only indicated resources were used to report probable reserves. The mineral reserve estimate is primarily based on the IDP05 and relies only on the resources and facilities necessary to support an open pit mine at Oyu Tolgoi. The report only considers mineral resources in the measured and indicated categories, and engineering that has been carried out to a pre-feasibility level or better to state the open pit mineral reserve.

Comparison of the reserve to the total tonnes in the resource model indicates that at the reserve cut-off grades 100% of measured resource tonnage has been converted to proven mineral reserve. The probable to indicated ratios are: tonnage 75%, recovered copper metal 79% and recovered gold metal 70%. Of the total reserve and total resource within the block model, the reserve resource ratios are: tonnage 55%, recovered copper metal 64% and recovered gold metal 70%.

Mine Planning

The fundamental parameters of the mine plan at Oyu Tolgoi were established in the IDP05, which was produced in September 2005. The IDP05 is a preliminary assessment report under the NI 43-101 guidelines and includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would allow them to be categorised as mineral reserves, and there is no certainty that the preliminary assessment will be realised. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Since the release of the IDP, the resources reported on the Southern Oyu Deposits have been upgraded to mineral reserves and updated resource estimates have increased the confidence levels of a substantial portion of the resources from inferred to indicated and increased the overall amount of resources on the Hugo Dummett Deposits.

IMMI has continued to advance mine planning, engineering and pre-construction work, and is preparing the IDP08 which is near completion. The updated mine plan will include numerous changes in assumptions and development planning to that reported in the IDP. Updating of the overall mine plan shown in the IDP will be done as a sensitivity analysis to the mineral reserve case.

2005 IDP Mine Plan

The IDP05 envisions the staged development of the Oyu Tolgoi Project, over a 15-year period, as a major copper and gold mining complex having an ultimate mine life that is expected to exceed 40 years. The IDP 05 consists of a feasibility-level evaluation of an initial, large open-pit mine developed on the near-surface Southern Oyu deposits and a pre-feasibility-and scoping-level evaluation of the associated infrastructure, such as power supply, and at least two very large underground block cave mines at the Hugo Dummett Deposits.

It is contemplated that the open pit mine be developed in nine stages. The first three stages cover Southwest Oyu and the Wedge deposit, while later stages would expand to Southern Oyu and Central Oyu. Accordingly, the ore feed will focus on the gold-rich areas of the Southern Oyu deposits for the initial stages. Starting in stage 4 when production moves to South Oyu and Central Oyu, gold grades will drop significantly. The IDP05 only addresses development of the first four stages of the open pit, with the remaining five stages available to expand the project life beyond the current schedule.

On the Hugo Dummett Deposits, block cave mining is contemplated. This method will require the development of deep production shafts to provide access for personnel, equipment and supplies and for hoisting ore and waste. IMMI has developed an approximately 1,200 m shaft to access Hugo North. The IDP05 contemplates a total of four shafts for Hugo North over the 15-year build-out. At appropriate depths, IMMI would commence lateral development to extract ore. On Hugo North, IMMI would extract the ore through two rows of lateral development (lifts). Mining would target the 2% plus copper shell identified in Hugo North. The Hugo South Deposit would also be developed through block-cave mining, but only under an expanded production mining scenario.

It is proposed in the IDP that ore be treated in a conventional flotation concentrator, using conventional technology. An ore-processing flow sheet was proposed based upon a large flotation concentrator using conventional 40-foot-diameter semi-autogenous ("SAG") mills, ball mills and flotation. The current estimates for capacity are 20 million tpy (70,000 tpd) for the plant, with a second facility being built under the expanded case to accommodate a production increase to 40 million tpy (140,000 tpd). The concentrate would then be sold to smelters. During the initial three years of operation, mill feed would be primarily sourced from the Southwest Oyu open pit while the initial underground block cave mine at the copper-rich, higher-grade Hugo North Deposit was being developed. After year 3, production from the Hugo North Deposit would commence. By year 5, Hugo North would be the predominant source of mill feed for the concentrator. By year 6, open-pit production would be curtailed and only stages 1 and 2 of the ultimate nine-stage open-pit mine plan would have been mined. In this Base Case scenario, Hugo North would provide the mill feed to beyond year 40.

Phase 2 of the IDP05, the Expanded Case, would be initiated with a decision in year 3 to develop a block-cave mine at the Hugo South Deposit and proceed with the stripping of stages 3 & 4 of the open-pit mine. The capacity of the concentrator would be doubled through the addition of a second SAG milling circuit and related infrastructure increases, to increase Oyu Tolgoi's combined open-pit and underground production to at least 140,000 tpd by year 7. Hugo North mill feed, combined initially with feed from stages 3 & 4 of the open-pit mine, would ensure that the 140,000 tpd production rate was maintained. By year 12, when production from Hugo South would commence, underground production alone is expected to reach 140,000 tpd.

The IDP05 indicates that Oyu Tolgoi could produce approximately 35 billion pounds of copper and 11 million ounces of gold over the projected, initial 35-year life of the mine, based on resources delineated as at the date of the IDP05, with average annual production at approximately one billion lb of copper and 9,000,000 oz of gold under the Expanded Case.

Following the reporting of the mineral reserve for the Southern Oyu Deposits, the IDP05 remains relevant in the context of a sensitivity showing overall development of Oyu Tolgoi mineral resources. The IDP financial models were constructed using a base copper price of $1.00/lb and a base gold price of $400/oz, and are based on interpretation of tax, mining and other relevant Mongolian laws in effect at the time. The estimated net present value ("NPV") of the Oyu Tolgoi Project, assuming the Expanded Case production is developed as scheduled to 140,000 tpd at an 8% discount rate, is $3.44 billion before tax and $2.71 billion after tax. At a 10% discount rate, the NPV is $2.40 billion before tax and $1.85 billion after tax. At an 8% discount rate, the internal rate of return ("IRR") of the Expanded Case is 19.75% after tax, and the payback period is 6.5 years. The IDP05 is a preliminary assessment report under the NI 43-101 guidelines and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would allow them to be categorised as mineral reserves,


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                                      46


and there is no certainty that the preliminary assessment will be realised. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

The engineering assessment of initial capital required to fund the open-pit mine and the associated milling complex, capable of processing 70,000 tpd, was estimated at $1.15 billion. In addition, $232 million would be expended during the same period to advance the development of the underground Hugo North Mine. This initial expenditure would carry the project through a six-month ramp-up period to reach full production of 70,000 tpd.

The IDP's sensitivity analysis shows that the project's rate of return is most sensitive to changes in the copper price, followed by changes in operating costs, capital costs and copper recovery. The project is far less sensitive to changes in gold price or power costs.

The IDP was prepared in September 2005, prior to the implementation of amendments to the Minerals Law in the Spring of 2006 and without reference to a completed Investment Agreement. The Corporation expects that the updated development plan will include several adjustments to the financial inputs and conclusions set forth in the IDP based on changes to mine planning and changing assumptions regarding price and costs to reflect current realities.

Updated  Integrated  Development  Plan

An updated Integrated Development Plan (IDP08) is nearing completion, which will update all known factors affecting the project. The updated IDP08 will be finalized and released after an acceptable Investment Agreement has been negotiated with the Government of Mongolia and approved by all parties -
including the Board of Directors of IVN. The unprecedented global minerals boom, with its attendant record-high market prices, has produced escalating capital-cost pressures on planned mining projects around the world. The IDP08 will take these developments into account and introduce compensating initiatives, that would lead to higher overall life-of-mine production at Oyu Tolgoi, with more metal being produced earlier in the mine's life than was envisioned in the IDP05. The IDP08 also will advance the level of the accuracy of related studies to a bankable stage. The main changes from IDP05 are expected to be:

     o Increasing mill throughput to a nominal 100,000 tpd from the original 85,000 tpd outlined in the IDP05.

     o The construction of 3-x-150 MW coal fired power station in Mongolia for the project. The IDP05 envisioned that power could be imported from China's Inner Mongolian power grid at an expected price of $0.0426 cents per kilowatt hour ("c/kWh"). The current plan sees a power plant constructed at the site delivering power at a long term average of $0.0233 c/kWh.

     o Optimisation of underground production to prioritize higher-grade material.

     o Updating of all major capital and operating estimates to reflect scope changes and escalation.

     o A review of all economic drivers, including metal prices, recoveries, selling assumptions, etc.

     o    The impact of changes in Mongolian laws.

     o The conclusion of an Investment Agreement similar to the draft agreement that was negotiated with a government-appointed working group in 2007.

The draft IDP08 also assumes that full scale construction will commence in Summer 2008; this construction date may not be met due to the status of Investment Agreement negotiations.

Work has been prepared assuming that IVN will continue to retain equipment previously purchased and that IVN will purchase other long lead-time equipment as noted in the development plan. This assumption depends on a tentative commitment with Rio Tinto regarding funding of equipment purchases while IVN and Rio Tinto continue to engage the Government of Mongolia in discussions on an Investment Agreement.

In the event that an agreement is not reached with Rio Tinto, IVN will assess whether it is able to acquire and maintain existing equipment purchases without Rio Tinto's support.

Should IVN be unable to, or decide not to, acquire or continue to hold long lead-time equipment that has been purchased or committed to, the draft IDP08 will need to be modified to reflect the corresponding changes to the mine plan and the impact on the Oyu Tolgoi project economics.

Current Status of Engineering and Construction

The engineering teams made significant advancements in engineering design and procurement for the Oyu Tolgoi project in 2007. Design work was conducted in Shanghai, China, Vancouver, Canada, and North Bay, Canada. Fluor Canada Ltd. is conducting concentrator design, while Fluor China is conducting infrastructure design. Engineering work for underground development is being conducted by McIntosh Engineering Limited. Central administrative and programme management functions are based in Shanghai. The procurement team in Shanghai secured critical long-lead items identified by the design teams. Additionally, Fluor China managed the Oyu Tolgoi Project site and oversaw the construction activities associated with site development.

Concentrator

In February 2007, a design analysis was conducted at the conclusion of the 30% engineering phase. The principal outcome of this exercise was a modification to the flowsheet. The major change resulted in the simplification of the pebble crushing circuit to allow active by-passing of the crusher feed during metal detects events. New flotation testwork data required changes to the cleaner flotation circuit via the addition of an additional flotation row and changes to pipe, launder, and pump sizes for improved concentrate handling. The grinding circuit will consist of two parallel lines, each comprising a SAG mill and two Ball mills. The plant will process a nominal throughput rate of 100,000 tpd. Currently the design work is 80% complete.

Procurement

In 2007 IVN secured commitments for several items of long lead major equipment. In specific project execution areas, where the long lead equipment is schedule critical, IVN has instructed the suppliers to commence manufacturing. For other major equipment with shorter delivery times, IVN has agreed to procure with agreed escalation factors, but has not instructed the supplier to commence manufacture.

Numerous pieces of long lead equipment that are under manufacture will be placed in storage pending completion of related development. Examples include the No. 2 shaft main friction hoist, concentrator grinding mills with drives, ball mills with drives, overland conveyor systems, flotation equipment and diesel power generation equipment.

In summary, the mining process equipment industry, which in recent years consolidated due to the cyclic nature of the business, has a historically high level of active projects and limited resources to address the demands of the various global projects under execution. As a result, the industry in general and the project specifically are experiencing unprecedented increases in cost and extended delivery schedules.

Site / Infrastructure

Site construction effort in 2007 was comprised of three activities: No 1 and No 2 Shaft construction, concentrator excavation, and camp infrastructure expansion. Concentrator excavation reached 20% completion with the building outline excavated, and the primary crusher and tailings thickeners remaining. IMMI continued to build out the camp facilities at Oyu Tolgoi throughout 2007. The principal intent was the ability to support the construction workforce upon full project release. The camp infrastructure and bed count both have been greatly increased throughout the year. The main camp is fully integrated to a centralized power, communication, water, and sewage system. Long term generator power, multiple water wells, and a sewage treatment plant create a viable camp suited to the Gobi's harsh conditions. Additional underground utilities have been installed to support future expansion of the camp to support full construction. The total installed capacity of the three camps stands at 2,500 beds.

The Infrastructure Engineering team, led by Fluor China, in Shanghai worked on twenty-seven different packages ranging from a diesel power station, operations water supply, to a road to the Chinese border south of Oyu Tolgoi. The principal activities included engineering and procurement efforts on the diesel power station, which will provide construction power to the project; and engineering on the Gunii Hooloi bore field, which will serve as a permanent water source for the mine. The scope for 2008 is to continue working through the design basis of the packages, and analyze implementation options.

Underground Construction

IMMI continued to construct No. 1 Shaft and reached full depth of 1,380m in February 2008. Shaft No. 1 has a diameter of 7.3 m and is concrete lined to a finished diameter of 6.7 m. The No. 1 Shaft facilities include a headframe, hoisting facilities, power station, air compressors and ventilation equipment. The design allows for future conversion to permit the shaft to be used as a permanent hoisting facility. Following completion of the shaft loadout facilities in March 2008, two lateral drives will be developed at the proposed Lift 1 elevation of the Hugo North block cave mine. The drives will enable further resource drilling and will provide geotechnical information to support completion of the mine design and become part of pre-production program for the development of the initial block cave.

Construction of No. 2 Shaft started in 2007 with the excavation of the shaft collar. In June the shaft was excavated to a depth of 42 m. By December 2007, concrete work had been completed back up to a point 13 m below the surface. Shaft No. 2 will be a combined production/service shaft and is being designed to accommodate two 54 tonne capacity skips and a cage with a payload capacity of 44 tonnes. The cage will be dimensioned to accept underground mobile equipment and rail equipment. This shaft will have a finished diameter of 10 m and will be sunk to an initial depth of 1,466 m. IMMI contemplates extending the Shaft by a further 300 m in depth at a later stage to provide service cage access to Lift 2 of the proposed Hugo North block cave mine.

Current Exploration Activities

In 2007 IVN completed approximately 64,000 m of drilling on the Oyu Tolgoi project with 37,500 m on Heruga to the end of December 2007. An additional 6,500 m has been competed on Heruga in 2008.

The Heruga Deposit now has 34 drill holes, including three holes in progress, spaced on 200- to 300-m centres, that have defined an 1,800 m strike length of continuous copper, gold and molybdenum mineralization from 200 m to 400 m in width and from 600 m to 1,000 m in vertical extent. The shallowest portions of the deposit lie within 600 m of surface and extend to a maximum known depth of 1,600 m below surface.

On the southeast side of Heruga, hole EJD0026 was drilled 400 m east of the defined mineral resource to test for a possible Hugo North-like zone that might have existed along the eastern margin of the deposit. While the hole did not intersect high-grade mineralization, it did encounter 300 m grading 0.51 g/t gold, 0.33% copper and 102 ppm molybdenum, starting at 1,484 m down hole. This included 104 m at the top of the intersection grading 0.55 g/t gold, 0.56% copper and 233 ppm molybdenum, followed by 26 m of dyke and 18 m grading 1.24 g/t gold, 0.56% copper and 112 ppm molybdenum. The overall zone lies down dip, beyond the projection of the resource block model and, as a stand-alone intersection, was not included in this resource estimate. Infill drilling, which confirms grade continuity between the intersection and the resource block model, may significantly expand the inferred resource base in this area.

The deposit is open at both ends and, in part, on the southeastern side. EJD0028, which is drilling on the northern-most section, 4759500N, has intersected 24 m starting at 1,118 m down hole, grading 0.42 g/t gold, 0.71% copper and 306 ppm molybdenum. The remaining assays for the hole are pending; however, similar moderate-to-strong copper mineralization is reported in the hole to a depth of 1,550 m. The hole is 200 m east of EJD0025, which was included in the resource estimate, and had an intersection of 144 m starting at 996 m that averaged 0.20 g/t gold, 0.58% copper and 130 ppm molybdenum, followed by 20 m of barren dyke and 54 m of 0.15 g/t gold, 0.56% copper and 232 ppm molybdenum. The West Bor Tolgoi fault, which defines the western limit of the currently defined deposit, was intersected at the base of the 52 m interval. The East Bor Tolgoi fault, which defines the eastern limit of the deposit on its northern end, is projected approximately 300 m further east of the top of the EJD0028 interval reported above.

Extending Heruga northward, the Induced Polarization data, which have been a good indicator for the mineralization, suggest that the mineralized block between the two Bor Tolgoi faults could extend an additional 500 m northeast onto the 100% Ivanhoe Mines owned Oyu Tolgoi mining licence. Of even more interest, there are three northeast-trending, post mineral fault structures that cut across the northern end of the deposit. Ultimately, the deposit may extend approximately four kilometres further north to the southern end of the Southwest and South Oyu deposits, which abutted onto a similar aged, east-west fault referred to as the Solongo Fault. The IP shows a broad zone of increased chargeability along the four-kilometre trend.

Ovoot Tolgoi Coal Property, Mongolia

The Ovoot Tolgoi property is owned by SouthGobi. As SouthGobi is a subsidiary of IVN, the project constitutes a material property of IVN. The property has been divided into an open pit section, which covers the near-surface portion of the coal deposit, and an underground section, which covers the deeper occurrences of coal on the property.

Ovoot Tolgoi Project (open pit)

The bulk of the  information  in this  section is derived from the Ovoot Tolgoi
Open Pit Technical Report. Richard D. Tifft and Patrick P. Riley, both qualified persons within the meaning of NI 43-101, prepared the Ovoot Tolgoi Open Pit Technical Report on behalf of Norwest. A copy of the Ovoot Tolgoi Open Pit Technical Report is available for review on SEDAR at www.sedar.com.

Project Description and Location

The Ovoot Tolgoi coal deposit is located in the southwest corner of the Omnogovi Aimag (South Gobi Province) of Mongolia. The project is within the administrative unit of Gurvantes Soum, 320 km southwest of the provincial capital of Dalanzadgad and 950 km south of Ulaanbaatar.

Resource areas detailed in this document are adjacent to the existing Nariin Sukhait Mine, owned and operated by the MAK-Qin Hua Mongolian/Chinese Joint Venture ("MAK"). The MAK operation currently consists of two open-pit mines on its 2,876 ha mining licence (the "Mak-Quin Hua Mine").

The Ovoot Tolgoi resource is contained within three SouthGobi controlled MELs that cover an area of approximately 118,989 ha. These exploration licences expire in December 2010, September 2008 and May 2009. The current mining licence that was granted to SouthGobi on September 20, 2007 (which expires on September 20, 2037) covers an additional 9,308 ha to provide a combined total area of 128,297 ha. Many of these licences have been split with the result that corner coordinates and lease size have changed since the licences were first granted. The Mak - Quin Hua Mine southern limit of its lease boundary, as established in the field, is assumed to be coincident with SouthGobi's lease boundary. However, Norwest has not verified the ownership and precise location of the Mak - Quin Hua mining lease.

The holder of MELs has various rights to access the licence area through public or private property (with approvals), to conduct exploration and construct temporary structures and to obtain a mining licence for any part of the exploration licence area. Exploration licence fees of $1/ha are payable on SouthGobi's MELs. In addition, SouthGobi must incur reconnaissance and exploration expenses of no less that $1/ha on each exploration licence.

MELs are granted by the Mongolian government for a period of three years with the right to extend the period twice for three additional years each. Following a successful exploration program, the holder of an MEL can apply for a mining licence covering any portion of the MEL. A mining licence is granted for a period of 30 years, with the right to extend the period twice for 20 additional years with each extension. Any coal extracted and sold within Mongolia is subject to a royalty rate of 2.5% of the sales value, while sales outside of Mongolia attract a royalty rate of 5% of the sales value.

Prior to commencing mining operations on the Ovoot Tolgoi Project, SouthGobi must obtain a Permit to Mine. SouthGobi acknowledges that the Mongolian authorities have approved all documentation supporting its application for a Permit to Mine.

MEL holders are also subject to various environmental protection obligations. Within 30 days of receiving an MEL, the holder must prepare an environmental protection plan. Once approved, the holder of an MEL must deposit funds equal to 50% of its environmental protection budget for that particular year in a bank account established by the governing authority of that district. No environmental liabilities are known to which the Ovoot Tolgoi Project would be subject arising from the exploration leases.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Ovoot Tolgoi Project is located in south-central Mongolia, approximately 40 km north of the border with China, and within the physiographic region of the Gobi Desert. The area currently supports a traditional subsistence economy focused on raising sheep, goats, and camels. The number of persons skilled in the exploration and development of mining properties in Mongolia is limited. To date, SouthGobi has been successful in recruiting key personnel, however as the project progresses, it will require some additional personnel.

The surface expression of the deposit ranges from flat, gravel-covered desert plains to moderately hilly terrain. Surface elevation ranges from 1515 to l555 m above sea level. Vegetation is sparse, consisting primarily of small shrubs and grasses. The region experiences a continental desert climate. Temperatures typically range from 0(0)C to -30(0)C in the winter, increasing to 30(0)C to 35(0)C in the summer months. High winds occur frequently particularly throughout the spring. Average rainfall is approximately 530 mm with most precipitation occurring during the summer months. The weather is acceptable for


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                                      51


exploration activities from April through October. Exploration activities are not recommended during the harsh winters; however, the climate is expected to allow year-round mining operations.

An on-site airport was permitted in September 2006, and Ovoot Tolgoi can now be reached via chartered aircraft from Ulaanbaatar. Regular air service is also available from Ulaanbaatar to Dalanzadgad. Travel from Dalanzadgad to the property takes approximately seven hours over unpaved roads. All parts of the property can be reached with four-wheel-drive vehicles.

A new Chinese rail line was completed to the Mongolian border and became operational during 2006, connecting the Ovoot Tolgoi area with the interior of China. The railroad terminus is approximately 45 km south of the resource areas at Ovoot Tolgoi. Coal trucks travel overland from the neighbouring MAK-Quin Hua Mine to the railroad terminus located on the Chinese side of the border. Electrical power is available from a powerline distributing power from China to the MAK-Quin Hua Mine. There is currently no surface water available in the immediate area of the Ovoot Tolgoi deposit; however water supply wells have been drilled as part of an on-going hydrological investigation.

History

The first geological investigations at Ovoot Tolgoi occurred between 1951 and 1952 and included mapping at a scale of 1:500,000. Coal was first identified at Ovoot Tolgoi in 1971. The first comprehensive study of the Nariin Sukhait deposit was undertaken in 1991. This study included field mapping, trenching, the drilling of 34 boreholes, analysis of coal quality, and the calculation of resources for the two most promising resource areas, now controlled by MAK-Quin Hua.

The Ovoot Tolgoi Project is adjacent to and surrounds the MAK-Quin Hua Mine, which commenced operating in 2003. The MAK-Quin Hua Mine is currently extracting coal from two open pits in the 5 Seam. Annual production in 2006 was estimated to be approximately 2,000,000 tonnes of both thermal and coking blend coal. The mine operates with a mixed Chinese and Mongolian workforce estimated at approximately 100 miners. Coal and overburden are removed by excavators and front loaders. Road-hauling tractor-trailer trucks are loaded directly in the mine.

Geology

The coal-bearing rocks at Ovoot Tolgoi are believed to be of late Permian age. Coal was deposited along the margins of tectonically active continental basins. The region has subsequently undergone Basin and Range style extensional tectonics followed by a period of compressional folding and faulting.

     Regional Setting

The South Gobi region of Mongolia reflects a complex geologic history of continental accretion and Basin and Range style crustal extension. The region is dominated by elongated, east-west trending mountain ranges and intervening basins. The intervening basins comprise sediments of Late Cretaceous to Permian age, overlain by a relatively thin Quaternary gravel layer or thin Aeolian deposit. The mountain ranges separating these sedimentary basins comprise mostly crystalline basement rocks dominated by intermediate to high angle faults that show evidence for both compressional and extensional movement.

     Coal Occurrences

The most prominent feature relating to the coal deposit at Ovoot Tolgoi is the arcuate east-west trending Ovoot Tolgoi fault. The coal bearing section, interpreted to be late Permian in age, is exposed primarily in a window adjacent to the Ovoot Tolgoi fault. The only place where the fault is exposed is in the MAK-Quin Hua Mine, where it appears as an intermediate angle structure (40-50 degrees) in their West pit. The Corporation's holdings at Ovoot Tolgoi contain two distinct resource areas within the window of upper Permian rocks the South-East Field and the West Field.

Initial work at Ovoot Tolgoi identified the existence of 10 coal seams and estimated the overall thickness of the coal bearing section at 1,370 m. Cumulative thickness of the coal was given as a range of 68 to 250 m, with the bulk of the resources found within the 5 Seam. Additional resources have also been identified in the "upper seams" located above the 5 Seam. Based on recent exploration work, the Corporation has confirmed that formations that were originally identified as a single seam often contains a number of discrete coal seams separated by rock partings of highly variable thickness and extent. As such, modeling efforts have required the organization of these coal packages into a number of coal zones. The thick seam originally identified as the 5 Seam in outcrop has retained that designation, but the discovery of splits above and below this has required a number of additional correlatable seams to be designated as a series of seams within what is now the 5 Zone.

The remainder of the resources are found in the 8, 9, and 10 zones, which each contain a number of discreet coal seams. The 4 Seam and 7 Seam are recognized in a number of drill holes, but do not appear to represent any significant resources. Coal Seams 1 through 3 described in the early work at Ovoot Tolgoi have not been identified on the property.

Interburden both within and between coal series is highly variable at Ovoot Tolgoi. Interburden between the series is generally dominated by sandstones and conglomerates, while the partings within the coals are most commonly mudstones and carbonaceous mudstones.

     Structural Geology

The South-East Field is located on SouthGobi-controlled land surrounding the Southeast corner of the MAK mining licence. The 5 Seam is currently being mined by MAK in this area along the axis of a poorly defined antiform. This structure trends to the southwest from the East Pit of the MAK-Quin Hua Mine and forms the basis for the Ovoot Tolgoi resources here. The coal bearing section is found primarily as a southeast dipping homocline. Coal resources modelled in the South-East Field are almost entirely of the 5 Zone.

The West Field is located near the southwest corner of the MAK mining licence. Coal resources are found along a southwest striking trend. Previous interpretation of structure in the West Field suggested a southwest plunging antiform. New data, however, has led to the interpretation of a thrust fault system controlling the distribution of coal in this area. This interpretation requires the field to be divided into several distinct resource blocks. The majority of resources are once again found in the 5 Zone coal within a southeast dipping coal-bearing sequence. Additionally, a considerable amount of resources are also found in Series 8, 9 and 10.

The geologic structure of the southwest part of the West Field is the most complicated part of the field. Current interpretation shows this area to contain a repeat of the upper series coal seams due to the presence of a thrust fault. The more steeply dipping rocks of the south limb have been moved over the section to the north, where the units flatten out and show a number of small folds. This scenario can be followed to the northeast.

Deposit Types

The Ovoot Tolgoi deposit has been subjected to a relatively high degree of tectonic deformation. Coal seams explored to date sit in the hanging wall (upper plate) of an east-west trending, regional thrust fault. The hanging wall stratum has been further modified by secondary folding, normal and reverse faulting. Coal seams within the two fields are typically inclined in excess of 35 degrees. Fold segments and fault-bounded blocks however, generally retain normal stratigraphic thicknesses and continuity. The Geology Type for the South-East and West Fields has been determined to be "Complex". The Deposit Type at Ovoot Tolgoi is considered to be a "Surface" mineable deposit.

Mineralization

Mineralized zones on the Ovoot Tolgoi Property are found primarily within a zone of upper-Permian sediments exposed in the hanging wall of the Ovoot Tolgoi fault. Reported mineralization is restricted to the South-East Field and West Field resource areas. Set forth below is a table that identifies each series of seams based on the 10 seam designation originally allocated to the fault system which contains coal mineralization. The most significant mineralization is found in the 5 Zone seams, which are located in the middle of the sequence. Thicknesses reported are based on drill intercepts and represent apparent thickness.

                Ovoot Tolgoi Property Coal Seam Characteristics

-------------------------------------------------------------------------------
                                South-East Field
-------------------------------------------------------------------------------
Zone         Seam       Count      Thickness Range (m)     Mean Thickness (m)
--------  ----------  ---------  -----------------------  ---------------------
5            592U         1           21.9 - 21.9                 21.9
             590U        14              1 - 23.4                  8.8
             580U        15           0.96 - 8.6                   4.5
             570U        17            0.6 - 11.7                  4.5
              5U         38           1.04 - 74.1                 24.2
              5UB        28            0.9 - 53.1                  6.0
              580        26           1.06 - 16.6                  3.6
              570        48            1.2 - 30.7                  8.1
               5         97            0.9 - 156.7                53.4
              5B         44            0.6 - 100.1                15.5
--------  ----------  ---------  -----------------------  ---------------------
4              4         19              1 - 30.3                 7.67
--------  ----------  ---------  -----------------------  ---------------------



-------------------------------------------------------------------------------
                                   West Field
-------------------------------------------------------------------------------
Zone         Seam       Count      Thickness Range (m)     Mean Thickness (m)
--------  ----------  ---------  -----------------------  ---------------------
10           1050        23           0.34 - 16                   2.7
             1040        33           0.36 - 14                   3.4
             1030        39            0.5 - 4.7                  2.2
             1020        49           0.78 - 10.28                3.4
             1010        45            0.6 - 6.08                 2.9
              10         57            1.9 - 19.76                9.4
--------  ----------  ---------  -----------------------  ---------------------
9             998        19           0.48 - 4.16                 1.8
              996        15           0.44 - 5.5                  3.0
              990        56           0.46 - 5.1                  1.6
              980        77              1 - 27.9                 8.5

              970        68            0.6 - 9.18                 3.2
              960        65            0.6 - 6.8                  2.2
              950        67           0.46 - 11.7                 1.7
              942        43           0.28 - 5.16                 1.5
              940        88            2.1 - 31                  13.0
               9         75            0.7 - 7                    2.3
--------  ----------  ---------  -----------------------  ---------------------
8             811        25            0.5 - 4.4                  1.9
              810        84           0.16 - 17.6                 4.6
               8         44           0.34 - 12                   2.2
--------  ----------  ---------  -----------------------  ---------------------
5              5         47           1.38 - 134.24              51.5
              SB         12           1.26 - 14.7                 6.4
              SL         15           3.56 - 141.24              43.1
--------  ----------  ---------  -----------------------  ---------------------


Exploration

A multi-faceted approach in exploration has been used to identify drilling targets for coal resource delineation. Exploration tools and techniques that have been applied at Ovoot Tolgoi include field mapping, surface-resistivity geophysical surveying, satellite imagery, trenching and drilling.

Field reconnaissance mapping was initiated in early 2005 and continued during 2006. Mapping and examination of images were used to define the trend of coal outcrops that led to the definition of coal resources in the South-East and West Fields and to locate coal occurrences in the hangingwall of the Ovoot Tolgoi fault along the entire length of this structure. Additionally, 3-D and 2-D surface resistivity surveys were used to help locate mineralization in areas of thin surficial cover. Potential targets identified with the above mentioned techniques were then tested with trenches cut perpendicular to the apparent strike, to expose coal seams close to surface. Trenching has been useful in identifying the near-surface expression of coal seams, which in turn has allowed the Corporation and the predecessor owners to site exploratory drill holes. However, coal seam thickness and structure as observed in the trenches are greatly affected by near-surface erosion, alteration, and deformation. Accordingly, trenching intercepts have been found to be unreliable sources of seam characteristics and structure, and are not used in resource estimation.

Reconnaissance exploration work was contracted primarily to Sapphire Geo Ltd. and supervised by the Corporation. Norwest provided assistance in the review of activities and interpretation of results.

Drilling

Drilling to date on Ovoot Tolgoi holdings from 2004 to 2006 includes a total of 502 exploration holes completed and 87,978 m drilled. Limited drilling took place under the Soviet-Mongolian government sponsored exploration programs. A new drilling program began on the Ovoot Tolgoi Project in June 2007 though not under Norwest's guidance or supervision.

All holes  have been  geophysically  logged  except  where  holes  have  caved.
Depending on the equipment used, logs were either examined visually, or interpreted using the Elogger software developed by Norwest. Drill hole depths were then incorporated into the geologic model. A drilling summary by method and area is presented in the table below.

Drill hole core and drill cuttings descriptions, geophysical logs and coal analyses data were used to characterize and interpret the stratigraphy of the South-East, and West Fields, particularly with respect to the coal seams.

Intercept depths and seam thickness reported are based on the apparent thickness of the beds as seen in the drill hole data.

     Sampling Method and Approach

The majority of exploration holes have been drilled with rotary techniques which offer the opportunity only to sample drill cuttings. All quality analyses used for modeling have been restricted to core samples, and, for the 2005 and 2006 drill programs, this has been restricted to triple-tube coring equipment.

RC drilling has provided cuttings samples of relatively good integrity. Samples were collected at one m intervals, and the cuttings were laid out in rows on the ground. The site geologist would then examine the cuttings and produce a geologic log. Intervals with coal were sampled and sealed in plastic bags. A portion of the RC samples collected were used for basic proximate and thermal analysis as a comparison to the core samples. The remainder have been stored in Ulaanbaatar. A number of additional holes were drilled with a conventional air-rotary system. Cuttings were generally logged in a similar fashion as for reverse circulation drilling.

Core drilling has been used where it is desirable to collect complete representative samples of the coal seams, observe structural details, and to more accurately measure the depths of lithologic contacts.

Some of the initial core holes at Ovoot Tolgoi were drilled with single-tube Russian made core equipment. The bulk of the core drilling at Ovoot Tolgoi has been done with wireline drilling systems and modern, triple-tube core barrels. All of the triple-tube coring during the 2005 and 2006 drill programs was performed under Norwest supervision. Core logging and sample handling was performed by Sapphire Geo Ltd. under Norwest supervision.

Core was retrieved, logged and sealed according to Norwest conventions. Each core run was measured for core cut and recovered. Photographs were taken at 0.5 m intervals. Coal showing distinct lithologic variation was sampled separately, as were partings over 0.05 m. Otherwise, coal intervals with a uniform appearance were bagged in 0.6 m sample increments as per the capacity of the core box length. When zones of core loss greater than 0.1 m were encountered, separate samples were collected both above and below the zone.

Sample Preparation, Analysis and Security

Samples have been collected from drill core and RC cuttings and recorded by field geologists employed by Sapphire Geo Ltd. under the supervision of Norwest. Collected samples were submitted for analysis using methods that are standard for the coal industry. The specific process used by Norwest for the Ovoot Tolgoi drilling program is described below.

     Core drill Samples

Recovered core is measured to determine an overall recovery (reported in percent) by comparing the recovered core length with the coring run length recorded by the driller. Recovered core is measured and compared to the coal interval thickness determined from the geophysical log suite.

Recovered coal intervals are sampled following a standard procedure. Coal samples are broken out based on lithologic changes. In zones of uniform coal appearance, samples were bagged about every 0.60 m. In-seam partings, to a maximum thickness of 0.10 m, are included in a coal sample, where the thickness of the adjacent coal beds above and below the parting are both a minimum of twice the parting thickness. A parting will be sampled separately if it is: greater than 0.05 m thick; Carbonaceous shale, bone or interbedded coal/mudstone; or deemed to be greater than 50 percent coal.

Collected   samples  are  cleaned  of  any  mud  contamination  and  placed  in individual, core-sleeve style, plastic bags. The bags are labelled on the outside with both the core hole and sample number and sealed with plastic tape to prevent excessive moisture loss. Samples are then placed in sequence into waxed-cardboard core boxes. Core boxes are sealed with tape. Core boxes from the 2005 exploration program were transported to IMMI in Ulaanbaatar, then shipped to SGS Mineral Labs in Denver, Colorado. Core from the 2006 exploration program was similarly transported to the Corporation's offices in Ulaanbaatar, and then shipped to SGS Laboratories in Tianjin, China.

At the time of shipment, scanned geologic and geophysical logs, laboratory instructions and shipment manifest are forwarded to Norwest's Salt Lake City office. Laboratory instructions and the shipment manifest are forwarded to the Corporation in Ulaanbaatar. All records are compared with contents upon arrival to SGS Mineral Labs. To date, there has been no loss or compromise of samples during shipment. Core samples undergo a full suite of coal quality testing including short proximate, full proximate, thermal tests, ash analysis, washability testing, and metallurgical testing.

     Reverse Circulation Samples

Samples are collected at 1.0m intervals into plastic bags. The bags are labeled on the outside with both the drill hole and sample number and sealed with plastic tape to prevent excessive moisture loss. Samples are then grouped by hole into larger bags, packaged and transported to Ulaanbaatar. A portion of these samples have been sent to the Mining Institute Laboratory in Ulaanbaatar for proximate and thermal analysis. The remainder of the samples have been stored at Corporation facilities.

In coal work, additional special security methods for the shipping and storage of samples are not commonly employed, as coal is a relatively low-value bulk commodity.

Data Verification

Norwest has directly managed the exploration program from conceptual planning of exploration targets, through data collection, to interpretation and analysis and has provided on-site management throughout the great majority of the exploration project.

Data collection is performed under a defined set of protocols in which Norwest site geologists are responsible for the training and administration of data collection procedures and for reviewing all data.

Upon completion of a drill hole, the geologic and geophysical logs are reviewed by a Norwest geologist. All geologic, geophysical, and sampling data is entered into and maintained in an electronic database. All mapping was entered and maintained in electronic format on a CAD-based system. The geologic data was entered into an electronic system on-site. The data was then forwarded on a routine basis to Norwest's office in Salt Lake City. Results from the coal quality testing were then added.

Information collected prior to Norwest's involvement in 2005 has been supplied to Norwest by IMMI and the Corporation and was not directly verified by Norwest. Exploration drilling was also conducted in 2007 and was not reviewed by Norwest.

Mineral Processing and Metallurgical Testing

Mineral processing and metallurgical testing has included testing to determine sulphur, thermal value, coking characteristics, grindability and trace element analysis. Testing has also included proximate analysis for moisture, ash, volatile matter and fixed carbon.

The sample analyses show that the coal at Ovoot Tolgoi includes both thermal and metallurgical grades. Regionally, the coal generally has an ash content that is less than 20% (dry basis) and sulphur at about 1%. Free Swell Index is variable and ranges up to 4 or more. Inherent moisture in the coal is less than 2%.

Coking characteristic tests include the Gieseler Plastometer, Audibert - Arnu Dilatometer, Reactive Maceral Analysis (petrographics), Phosphorous content, Free Swelling Index and Trace Element Analyses. A Hardgrove Grindability index
(test) has also been conducted in order to describe the coal handling characteristics.

Coal qualities are observed to be generally similar in the South-East and West Field resource areas. Coal is of high volatile bituminous rank with relatively low sulphur values. The 5 Zone is observed to have the highest coal quality at Ovoot Tolgoi, as well as comprising the bulk of the resources. Free Swelling Index is variable and ranges up to 4 or more.

Mineral Resource Estimates

     Approach

Norwest used CIM Standards and referenced the GSC Paper 88-21 during the classification, estimation and reporting of coal resources for the Ovoot Tolgoi Project. The resources were reported in the Ovoot Tolgoi Technical Report.

Under these guidelines, the term "resource" is utilized to quantify coal contained in seams occurring within specified limits of thickness and depth from surface. The resource estimations contained within are based on in-situ tonnage and are not adjusted for mining losses or recovery. However, minimum mineable seam thickness and maximum removable parting thickness are considered, with coal intervals not meeting these criteria not included in the resources.

Resources are classified as to the assurance of their existence into one of three categories: measured, indicated or inferred. The category to which a resource is assigned depends on the level of confidence in the geological information available. GSC Paper 88-21 provides guidance for categorizing various types of coal deposits by levels of assurance. These were considered by Norwest during the classification of the resources.

Resources and reserves are further classified in GSC Paper 88-21 as to the assurance of their existence into one of four categories, using the criteria for coals found in Geology Type "Complex" conditions, as shown in the table below.

Criteria Used to Define Assurance of Existence for Coals in Complex Geology Type

--------------------------------------------------------------------------------
              Criteria                      Assurance of Existence Category
                                      ------------------------------------------
                                         Measured      Indicated      Inferred
------------------------------------  -------------  -------------  ------------
Cross-section spacing (m)                   150           300            600
Minimum # data points per section             3             3              3
Mean data point spacing (m)                 100           200            400
Maximum data point spacing (m)              200           400            800
------------------------------------  -------------  -------------  ------------


Coal Resources as of December 31, 2006 at Ovoot Tolgoi are summarized in the table below:

              Classification of Resources Geology Type: Complex(1)

--------------------------------------------------------------------------------
                                              Resources at Ovoot Tolgoi
                                      ------------------------------------------
    Resource Area        ASTM Coal       Measured      Indicated      Inferred
                            Rank         (tonnes)      (tonnes)       (tonnes)
----------------------  ------------  -------------  -------------  ------------
South-East Field         hvB to hvA     49,752,000     15,987,000     6,502,000
West Field               hvB to hvA     55,144,000     28,698,000    22,601,000
----------------------  ------------  ----------------------------  ------------
Total                                        149,580,000             29,103,000
----------------------  ------------  ----------------------------  ------------


Notes:

     (1)  Mineral   resources  are  not  mineral   reserves   until  they  have
          demonstrated   economic   viability   based  on  a   feasibility   or
          pre-feasibility study.

Mine Planning

Norwest commenced mine planning in 2006, with an internally prepared preliminary mine plan completed in August 2006. SouthGobi expects an updated mine plan, an estimate of coal reserves and an analysis of the project economics are expected to be part of the upcoming pre-feasibility study.

Ovoot Tolgoi Project (Underground)

The bulk of the information in this section is derived from the Ovoot Tolgoi Underground Technical Report. Patrick P. Riley, a qualified person within the meaning of NI 43-101, prepared the Ovoot Tolgoi Underground Technical Report on behalf of TAG. A copy of the Ovoot Tolgoi Underground Technical Report is available for review on SEDAR at www.sedar.com.

Norwest has not participated in the preparation or review of the Ovoot Tolgoi Underground Technical Report, nor was Norwest involved in the 2007 drilling program.

Property Description and Location

The Ovoot Tolgoi potential underground mine area is contained within one mine licence that covers an area of 9,308 hectares at intercept depths between 250
m. and 650 m. The Corporation's mine licence was granted on September 20, 2007 for the development of an open-pit coal mine, expires in 2037 and allows for both surface and underground mining methodology, however SouthGobi will have to file additional information on an underground mine once the date becomes available. The Corporation holds all necessary permits to conduct the 2008 underground exploration program.

For a description of the Mongolian Licence and royalty regime see "DESCRIPTION OF BUSINESS - Coal Division - Ovoot Tolgoi Project (open pit) - Property Description and Location".

Currently TAG is unaware of any known environmental, permitting, legal, title, taxation, socioeconomic, marketing, political, or other relevant issues that may materially affect the potential mining of coal occurrences within the confines of the Corporation's mine licence area.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

For a description of the Accessibility, Climate, Local Resources, Infrastructure and Physiography of the Ovoot Tolgoi Project see "DESCRIPTION OF BUSINESS - Coal Division - Ovoot Tolgoi Project (open pit) - Accessibility, Climate, Local Resources, Infrastructure and Physiography".

History

For a description of the history of the Ovoot Tolgoi Project, see "DESCRIPTION F BUSINESS - Coal Division - Ovoot Tolgoi Report (open pit) - History.

Geological Setting

The coal-bearing rocks in the West Field are late Permian in age. Coal was deposited along the margins of tectonically active continental basins and has subsequently undergone extensional tectonics followed by a period of compressional folding and faulting.

The most prominent feature relating to the Ovoot Tolgoi coal deposit is the arcuate, east-west trending Nariin Sukhait fault. The coal-bearing section, interpreted to be late Permian in age, is exposed primarily in a window adjacent to this fault. The West Field is approximately 2km south of the Nariin Sukhait fault.

     Coal Occurrences

Studies of the Ovoot Tolgoi deposit undertaken by Exploration Unit No.15 of Ulaanbaatar Geological Research Group in 1991 and a publicly available summary report produced by the Mongolian State Geological Centre resulted in adoption of seam nomenclature with the very thick coal called the No.5 Seam and the naming the upper seams in ascending order.

The No. 5 Seam in the West Field surface mine area dips at 30 to 60 degrees and is 20 to 50 m in true thickness, averaging 57 m in apparent thickness. The immediate roof strata over the No. 5 Seam consist of sandstones and/or conglomerates. The projected depth of overburden reaches 650m in the underground No. 5 Seam resource block.

Additional resource potential exists in a coal seam located below the No. 5 Seam. This seam is the 5L Seam. The 5L Seam is present within the planned surface pit area. Current data indicates the 5L Seam can occur from 0.0m (coalescing) to 157m below the No. 5 Seam, with 79m as the average interburden between the seams. The average apparent seam thickness for the 5L Seam is approximately 53m. At present, no data exists for the 5L seam within the underground mine area.

     Structural Geology

Coal occurrences in the West Field are found along a southwest striking trend. Current data indicates a thrust fault system controls the distribution of coal in this area. This interpretation divides the West Field into two distinct resource blocks: south and north. The more steeply dipping rocks of the south resource block have been moved over the north resource block. The thrust fault interpretation indicates the north resource block contains a repeat of the upper series (10-8) coal seams. The coal seams in the north block flatten out (30 - 40 degree dip) and indicate a number of small folds and faults.

Current data for the south resource block within the potential underground mine area does not indicate the presence of any major structural geologic features. However, only four widely spaced boreholes have been drilled for the No. 5 Seam below 250m depth within the potential underground mining area. Therefore, there is the possible presence of smaller or unknown tectonic features affecting changes in seam thickness and dip.

Exploration

Exploration began in late 2004 with the completion of five boreholes in the Ovoot Tolgoi deposit area that is now within the mine licence controlled by the Corporation. Exploration continued in 2005 and in 2006 with the emphasis on delineating surface resource potential. Exploration activities included: field reconnaissance mapping; satellite imagery; surface-resistivity geophysical surveying; trenching; and drilling.

Exploration geology fieldwork, including reconnaissance mapping, trenching, geologist descriptions of drilling returns, geotechnical data field logs, and database development, was contracted primarily to Sapphire Geo Ltd. (Sapphire) and supervised by the Corporation. Norwest provided assistance in the review of activities and interpretation of results in 2005 and 2006.

Four cored holes are currently located within the potential underground mining area. The table below is a summary of the corehole drilling results.

         Corehole Drilling Results in Potential Underground Mining Area

-------------------------------------------------------------------------------
                                                 No. 5 Seam
                Depth      ----------------------------------------------------
   Corehole   Drilled (m)  From Depth (m)  To Depth (m)  Apparent Thickness (m)
-----------   -----------  --------------  ------------  ----------------------
NSW06-24C       378.5         297.52         366.98             69.46
NSW06-60C       550.0         350.24         464.84            114.60
NSW07-82R/c     550.0         438.60         534.10             95.50
NSW07-92R/c     397.4         332.80         383.70             50.90
-----------   -----------  --------------  ------------  ----------------------

Due to the sparse amount of data, the previously cited preliminary-level studies noted gaps in geologic information.

TAG believes that core recovery and geologic services were adequate and reliable.

Mineralization

Geological Survey of Canada (GSC) Paper 88-21 is a reference for coal deposits as specified in NI 43-101. Coal "Geology Type" is a definition of the amount of geological complexity. The classification of a coal deposit by Geology Type determines the approach to be used for the resource/reserve estimation procedures and defines the confidence that can be placed in the extrapolation of data values away from a particular point of reference such as a drill hole. The Geology Type for the Ovoot Tolgoi West Field potential underground mine area has been determined to be "Complex".

Mineralized zones on the Ovoot Tolgoi West Field mining licence area are found primarily within a zone of upper-Permian sediments exposed in the hanging wall of the Nariin Sukhait Fault. Early work adopted the seam nomenclature, thereby calling the very thick coal in the middle of the sequence the No. 5 Seam, and naming the upper seams in ascending order.

As Norwest exploration work progressed, numerous additional seams and splits were discovered. Norwest summarized the Ovoot Tolgoi West Field coal seam characteristics in Technical Report, Coal Geology and Resources, Ovoot Tolgoi Property, Omnogovi Aimag, Mongolia, June 21, 2007. The table below summarizes the Norwest findings as of December 2006 inclusive of all drill holes in the surface as well as underground areas. Thicknesses reported are based on drill intercepts and represent apparent thickness.

               Ovoot Tolgoi West Field Coal Seam Characteristics
-------------------------------------------------------------------------------
   Series      Seam     Count      Thickness Range (m)*    Mean Thickness (m)*
------------  ------   -------   ----------------------  ---------------------
10-Series      1050       23           0.34 - 16.00                2.7
               1040       33           0.36 - 14.00                3.4
               1030       39           0.50 - 4.70                 2.2
               1020       49           0.78 - 10.28                3.4
               1010       45           0.60 - 6.08                 2.9
                10        57           1.90 - 19.76                9.4
------------  ------   -------    ----------------------  ---------------------
 9-Series       998       19           0.48 - 4.16                 1.8
                996       15           0.44 - 5.50                 3.0
                990       56           0.46 - 5.10                 1.6
                980       77           1.00 - 27.90                8.5
                970       68           0.60 - 9.18                 3.2
                960       65           0.60 - 6.80                 2.2
                950       67           0.46 - 11.70                1.7
                942       43           0.28 - 5.16                 1.5
                940       88           2.10 - 31.00               13.0
                 9        75           0.70 - 7.00                 2.3
------------  ------   -------    ----------------------  ---------------------
 8-Series       811       25           0.50 - 4.40                 1.9
                810       84           0.16 - 17.60                4.6
                 8        44           0.34 - 12.00                2.2
------------  ------   -------    ----------------------  ---------------------
 5-Series        5        47           1.38 - 134.24              51.5
                5B        12           1.26 - 14.70                6.4
                5L        15           3.56 - 141.24              43.1
------------  ------   -------    ----------------------  ---------------------

*Based on apparent thickness from drill intercepts


Coal seam characteristics from the surface resources exploration programs have been used to characterize, interpret, and project the stratigraphy and structure of the Ovoot Tolgoi West Field potential underground mine area. The Ovoot Tolgoi Underground Technical Report focuses on the mineralization of the No. 5 Seam in West Field within the potential underground coal mining area. The potential underground mine areas are down-dip and adjacent to the proposed surface mine for the No. 5 Seam in the Southeast and West fields where drilling information was prevalent.


Drilling

Drilling to date on SouthGobi's Ovoot Tolgoi Southeast and West Fields includes a total of 394 exploration holes completed and 76,803m drilled. Exploration has expanded considerably in 2004, 2005, and 2006, with limited drilling in 2007, as summarized in the table below.

                                               Drilling History at Ovoot Tolgoi
-----------------------------------------------------------------------------------------------------------------------------------
                                 Reverse
                               Circulation                 Rotary                     Core                    Combination
                         -----------------------  ------------------------  ------------------------  -----------------------------
                            No.         Meters       No.         Meters        No.         Meters        No.            Meters
   Field         Year       Holes       Drilled      Holes       Drilled       Holes       Cored         Holes      Drilled/ Cored
-------------  --------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  ----------------
West             2005        70         12,861         17        2,223          13         2,034          -               -
                 2006        48         10,203          -          -            25         5,737          -               -
                 2007        27         4,536           -          -             4         1,467          4             1,731
-------------  --------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  ----------------
Southeast        2004         -           -             -          -             5          750           -               -
                 2005        76         14,425         18        2,807          34         5,524          -               -
                 2006        11         1,778          12        3,156           5         1,085          7             2,694
                 2007        17         3,542           -          -             1          250           -               -
-------------  --------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  ----------------

Combination  holes were drilled  with RC and/or PDC rotary  and/or core method.
Combination meters drilled/cored are recorded in total meters drilled per borehole. RC versus core drilling per borehole for Combination drilling type has not been recorded separately as it has no adverse affect on representative sample gathering. Cored portions were targeted for coal quality acquisition. A section line spacing of approximately 150m to 200m is generally employed. Borehole spacing on the section lines approximates 50m.

Coal occurrences in the West Field are found along a southwest striking trend. Most of existing drilling followed this trend in order to delineate surface operations resources.

Drill hole core and cutting descriptions, geophysical logs, and coal analyses data from the surface resources exploration programs have been used to characterize, interpret, and project the stratigraphy and structure of the Ovoot Tolgoi West Field potential underground mine area.

Four cored holes are currently located within the potential underground mining area. Two coreholes were drilled in 2006, and two in 2007. Major Drilling Mongolia provided drilling for SouthGobi that included both RC and core methodologies (combination type). Drilling depths in the potential underground mining area ranged from approximately 378 to 550m, and totalled 1875.9m drilled. Sapphire provided geologic data acquisition services.

Sample Preparation, Analysis and Security

Core drilling was used to collect complete representative samples of the coal seams, observe structural details, and to more accurately measure the depths of lithologic contacts. All quality analyses used for modeling were restricted to core samples. 46 core holes have been drilled at Ovoot Tolgoi West Field. This represents approximately 22% of the total number of boreholes drilled.

Core drilling at Ovoot Tolgoi West Field has primarily been done with wireline drilling systems and modern, triple-tube core barrels. All of the triple-tube coring completed during the 2005 and 2006 drill programs was performed under Norwest supervision.

Core was retrieved, logged, and sealed according to Norwest conventions established in 2005. Each core run was measured for total core cut versus core recovered. Photographs were taken at 0.5m intervals. Coal showing distinct lithologic variation was sampled separately, as were partings over 0.05m. Otherwise, coal intervals with a uniform appearance were bagged in 0.6m sample increments as per the core box length. When zones of core loss greater than 0.1m were encountered, separate samples were collected both above and below the zone.

Reverse circulation drilling provided cuttings samples of good integrity. Samples were collected at 1m intervals, and the cuttings were laid out in rows on the ground for examination and logging by the Sapphire site geologist. A number of additional holes were drilled with a conventional air-rotary system. Cuttings were generally logged in a similar fashion as for reverse circulation drilling. A section line spacing of approximately 150m to 200m was generally employed for the 2005 through 2007 drilling. Borehole spacing on the section lines approximates 50m.

Core logging and sample handling was performed by Sapphire under Norwest supervision during the 2005 and 2006 drilling programs and under SouthGobi supervision for the 2007 drilling program. Laboratory instructions were provided by Norwest. Laboratories employed were SGS Mineral Labs in Denver, Colorado in 2005- (ISO-9000 certified, accredited by the National Quality Assurance in the United States of America) and SGS Laboratories in Tianjin, China in 2006-(currently holds ISO-17025 certification, accredited by the China National Accreditation Service for Conformity Assessment).

     Core Drilling Samples

Core recovery (reported in percent) is recorded after comparing the recovered core length with the core run length recorded by the driller. Additionally, the geophysical log suite thickness is compared to the recovered core measurement.

Recovered coal intervals are sampled using the following criteria and quality control measures: coal samples are broken out based on lithologic changes; in zones of uniform coal appearance, samples are bagged about every 0.60m as per the capacity of the core boxes; in-seam partings, to a maximum thickness of 0.60m, are included in a coal sample, where the thickness of the adjacent coal beds above and below the parting are both a minimum of twice the parting thickness; a parting is sampled separately if it is determined by the geologist to be a non-coal lithology type >0.60m thickness; samples are cleaned of any contaminants; core is placed in individual, core-sleeve style, plastic bags which are labelled on the outside with both the core hole and sample number and sealed with plastic tape to prevent excessive moisture loss; samples are then placed in sequence into waxed-cardboard core boxed which are sealed with tape and transported to SouthGobi in Ulaanbaatar; core is shipped for coal quality or rock strength analyses to a certified and accredited laboratory; at the time of shipment, scanned geologic and geophysical logs, laboratory instructions and shipment manifest are forwarded to TAG's Lakewood, Colorado office; laboratory instructions and the shipment manifest are forwarded to SouthGobi sands in Ulaanbaatar; and all records are compared with contents upon arrival at the accredited laboratory.

TAG believes that the sample preparation, security and analytical procedures implemented in 2005 are adequate.

     Data Verification

All data collection is done under a defined set of protocols established in 2005 by the qualified persons from Norwest. Project management and verification protocol includes: all field geology data is electronically forwarded to TAG's Lakewood FTP site on a daily basis where they are reviewed by a TAG geologist; TAG exploration management comments and procedural instructions are electronically forwarded on a daily basis; data entry of all geologic data is managed by Sapphire at the project site; all geologic, geophysical, and sampling data forwarded by Sapphire is reviewed and verified by a TAG geologist and then entered and maintained in an electronic database and a geology modeling software; periodic cross-section and digital modeling development is employed for in-progress analyses; results from the coal quality testing are added into the database in the TAG offices; and all mapping is entered and maintained in CAD system formats.

TAG believes the sample preparation, security, and analytical procedures implemented in 2005 are adequate and is unaware of any drilling, sampling or recovery factors that could materially impact the reliability of the results.

Mineral Resource Estimate

     Approach

The classification, estimation and reporting of coal resources for the Ovoot Tolgoi West Field potential underground area is in accordance with National Instrument 43-101. TAG has used the CIM Standards and the GSC Paper 88-21 for the resource estimates summarized in this technical report.

Composite quality analyses previously performed on the Corporation's Ovoot Tolgoi mining licence area indicate the coal rank to be high volatile B to A bituminous, based on the ASTM D388 standard.

     Coal Resource Estimation

The potential underground mine area for the West Field No. 5 Seam is currently located down-dip and adjacent to the planned surface mining operation where the prevalent amount of drilling information exists. The term "resource" is utilized to quantify coal contained in seams occurring within specified limits of thickness and depth from surface. The underground coal resources identified for the purpose of this study are from 250m depth to a depth of approximately 650m below the surface.

The resource estimations contained within are on a clean basis, i.e. as an in-situ tonnage and not adjusted for mining losses or recovery. However, minimum mineable seam thickness and maximum removable parting thickness were considered; coal intervals not meeting these criteria are not included in the resources.

Resources are classified as to the assurance of their existence into one of three categories, Measured, Indicated or Inferred. The category to which a resource is assigned depends on the level of confidence in the geological information available. GSC Paper 88-21 provides guidance for categorizing various types of coal deposits by levels of assurance which were considered by the author during the classification of the resources.

Additionally, resources are classified in GSC Paper 88-21 as to the assurance of their existence into one of four categories, using the criteria for coals found in Geology Type "Complex" conditions, as shown in the table below.

Criteria Used to Define Assurance of Existence for Coals in Complex Geology Type
--------------------------------------------------------------------------------
                                            Assurance of Existence Category
                                      ------------------------------------------
              Criteria                   Measured      Indicated      Inferred
------------------------------------  -------------  -------------  ------------
Cross-section spacing (m)                 150             300            600
Minimum # data points per section          3               3              3
Mean data point spacing (m)               100             200            400
Maximum data point spacing (m)            200             400            800
------------------------------------  -------------  -------------  ------------

TAG completed resource estimations effective as of March 13, 2008 for the No. 5 Seam in the potential underground mining area in the Ovoot Tolgoi West Field. The resources estimates are based on data acquired by the Corporation exploration through December 2006. Holes drilled in the 2007 exploration program were not included in the resource estimation.

Coal resources as of March 13, 2008 for the No. 5 Seam in the potential underground area are estimated as follows:

            Deep Coal Resources Summary for Ovoot Tolgoi West Field
--------------------------------------------------------------------------------
 Underground          ASTM Group              In-Place Resources (Tonnes)
    Area
---------------  ------------------  -------------------------------------------
                                        Measured      Indicated       Inferred
                                     -------------  --------------  ------------
  West Field          mhB to hvA       3,867,000     12,590,000      36,735,000
-----------------------------------  -----------------------------  ------------
    TOTAL                                      16,457,000            36,735,000
-----------------------------------  -----------------------------  ------------

The Ovoot Tolgoi West Field underground mining potential is at the exploration stage of investigation, thus with a scoping level of accuracy, preliminary in nature, and includes inferred resources in the estimation of underground resources available.

A high percentage of measured category resource confidence is essential to obtain an underground mine licence from regulatory agencies and ensure a properly planned mine.

Currently there are no known environmental, permitting, legal, title, taxation, socioeconomic, marketing, political, or other relevant issues that may materially affect the potential mining of coal occurrences within the confines of the Corporation's mine licence area.

Exploration and Development

In order for the Corporation to advance the development of detailed underground mine planning potential, it plans on executing a 2008 exploration program to obtain geological, geotechnical, gas/methane, coal quality data, and updated No.5 Seam resource estimates within the potential underground area of the Ovoot Tolgoi West Field.

TAG has designed a 2008 exploration program for the underground area of the Ovoot Tolgoi West Field consisting of 36 boreholes. The 36 boreholes will obtain data for coal seam structure, geotechnical information, in-situ gas/methane content, coal quality, and coal thickness for updating resource estimates.

Other Projects

Mongolia

In addition to the Oyu Tolgoi Project, the IVN Group operates a mineral exploration program in Mongolia. The field program is conducted by IMMI from base camps at Manlai and Kharmagtai in the Gobi desert.

IMMI's Mongolian exploration program commenced in 2001. Initial reconnaissance consisted of satellite imaging and helicopter reconnaissance surveys on most of its MELs. IMMI has developed a detailed and extensive countrywide database that incorporates the information gathered from reconnaissance and other sources. Using this database, IMMI has conducted more comprehensive field reconnaissance at numerous prospective sites, including rock chip samples, mapping and ground magnetic surveys. First-pass visits have been made to all mineral occurrences and targets known within the licences. On advanced properties, IMMI has conducted gradient-array IP, ground magnetic surveys, RC and diamond drilling. Starting in 2005 IMMI began to reduce its exploration activity in Mongolia outside of Oyu Tolgoi, as it focuses more time and effort on its core properties.

During 2007 a total of 8,500 m of diamond-drilling was completed on three projects. This included 5,150 m on the Kharmagtai project, 2,250 m on Chandman Uul, and 1,100 m on Oyut Ulaan. Additionally a 4,156 m trenching program was completed on Chandman Uul.

An extensive program of Induced Polarization (IP) using a dipole-dipole system was also conducted in 2007 on five of the exploration tenements. A total of 235 kilometres of IP was surveyed, which included 170 kilometres on the Kharmagtai project. Magnetic surveys were conducted on four tenements totalling 2,086 line kilometres.

The Kharmagtai property is the most advanced of the exploration properties. It is located approximately 120 km northwest of Oyu Tolgoi, and comprises a group of three MELs of which QGX Ltd. is entitled to a 10% interest in one and a 20% interest in the other two. Work to date includes extensive IP, ground magnetic surveys, excavator trenching, reverse circulation drilling (208 holes totalling 27,959 m) and diamond drilling (172 holes totalling 54,190 m) at nine separate copper and gold porphyry targets. At one of these targets (Gold Hill) IMMI has identified porphyry copper and gold mineralization in two pipe-like stockwork zones 100 m apart. The mineralization extends from surface to depths over 700 m, is gold-rich and open on strike and at depth. It occurs predominantly in stockwork and sheeted veins as well as in the matrix of tourmaline breccias. Mineralization in the southern stockwork zone is approximately 550 m long, 70 m wide and 600 m deep, whilst mineralization in the northern stockwork zone is approximately 250 m long, 150 m wide and 350 m deep. This zone will be evaluated further in 2008 for its open pit, heap leach potential and a NI 43-101 complaint resource estimate. Historical data from the previous seven years of drilling on Kharmagtai is now being compiled and validated for a NI 43-101 resource estimate on previously defined deposits.

BHP Exploration Joint Venture

Pursuant to a 2005 earn-in agreement between BHP Exploration and IVN, BHP Exploration spent $8 million in exploration costs in the "BHP Joint Venture Area", thereby earning a 50% interest. This area consists of non-core exploration licences of IMMI in southern Mongolia. The BHPB Joint Venture Area excludes all coal potential, as well as IMMI's advanced exploration and development-stage projects (the Oyu Tolgoi Project, the Kharmagtai, Bronze Fox and Oyut Ulaan prospects). On August 9, 2007, BHP Exploration and IVN entered into a Letter Agreement whereby the parties agreed to enter into an amended and restated option agreement which separated the BHPB Joint Venture Area into three Joint Ventures covering a total area of approximately 1,664,896(2) ha. Each party must contribute to the joint venture expenditures in proportion to its interest or be subject to dilution. IVN and BHP Exploration are in the process of finalizing the terms of the amended and restated option agreement.

Kazakhstan

IVN's subsidiary Central Asian Mining Limited ("CAML") holds a majority interest in the Bakyrchik Mining Venture ("BMV") that owns and operates the
Bakyrchik gold project in north-eastern Kazakhstan. BMV was originally established as a joint venture with the government of Kazakhstan, but in 2006 the Government privatized its interest via tender, and sold it to an entity named JSC Altynalmas of Almaty, Kazakhstan.

The Bakyrchik property is located in the village of Auezov in north-eastern Kazakhstan, approximately 1,100 km north-east of Almaty, the country's largest city and about 100 km from Ust Kamenogorsk which is considered the industrial centre of East Kazakhstan. The property hosts the Bakyrchik gold mine, which originally commenced production in 1956 to provide gold bearing flux to copper smelters in Ust-Kamenogorsk and later to smelting facilities in Russia. The mine consists of a number of mine shafts and associated facilities, process plant, workshops, warehouses, administration buildings and accommodations. A total of five shafts were sunk on the Bakyrchik deposit, and the underground has been explored and developed for mining from a series of development drifts driven at 40 m vertical intervals.

CAML acquired its interest in BMV in 1996 pursuant to a Sale and Purchase Agreement with the government of Kazakhstan. BMV holds its rights in the Bakyrchik property through a Sub-soil Use Contract with the government of Kazakhstan and through a combined Mining and Exploration licence. The Sub-soil Use Contract entitles BMV to extract ore, use the Bakyrchik mine facilities, export concentrate for sale and establishes a framework for the taxation and regulation of BMV's operations in Kazakhstan. The mining portion of the combined Mining and Exploration Licence entitles BMV to mine for a term of 25 years, with extension rights. It covers the area surrounding the Bakyrchik gold mine and the resources identified from previous exploration.

The exploration portion of the licence surrounds the mining portion. The original term of the exploration portion expired in 2001. It was renewed at the time for 2 years and renewed a second time in 2003. Each renewal has resulted in a loss of 50% of land size, and the property is now approximately 21 km(2) in size. The exploration portion of the Licence expired in April 2005 but CAML has negotiated an agreement with the government to further extend the exploration rights until 2010. CAML successfully negotiated with the government for a similar extension to the term of CAML's investment program under the Sale and Purchase Agreement.

The gold deposits at Bakyrchik consist of a series of mineralized lenses or lodes lying within a large shear zone, which is 11.5 km in length. Gold mineralization is hosted within sheared carbonaceous sediments of the fault zones, and is principally contained within sulphide mineralization occurring in association with quartz stockworks, which crosscuts and parallels the foliation of the sediments. Mineralogical studies indicate that the majority of the gold is encapsulated by arsenopyrite and, to a lesser extent, pyrite. As the associated sediments contain up to 4% carbon, the deposit is said to be "double-refractory" in nature, which makes processing very difficult.

Engineering studies commissioned by the IVN Group in 1996 and 1997 recommended development of a mining operation capable of producing between 500,000 and 1,000,000 tpy at a capital cost ranging from $100 million to $222 million.
However, a precipitous decline in the price of gold at the end of 1997 dramatically changed the economic assumptions upon which these engineering studies were based and the IVN Group's development plans for the Bakyrchik gold project were indefinitely postponed. In January 1998, the IVN Group placed the Bakyrchik gold project on care and maintenance status. Since 2001, BMV has processed limited quantities of existing stockpiles of ore on an intermittent basis. Recoveries have generally been below expectations.

During this time of low gold price BMV completed a number of studies to find a lower capital way to process the double-refractory sulphide ore on the property. BMV has successfully completed metallurgical testwork that determined that roasting Bakyrchik sulphide ore using rotary kilns and production of dore alloy is achievable. The calcine from the rotary kiln will be ground and leached using carbon in leach ("CIL") technology. BMV commissioned independent consultants to produce a development proposal for the project based on this process. The report recommends construction and operation of a 150,000 to 200,000 tpy commercial demonstration roasting plant at the Bakyrchik mine using the rotary kiln roasting technology.

During 2004, BMV operated a pilot-sized rotary kiln roaster, which confirmed that the technology can be applied to roast whole ores, concentrates and technogenics (man-made materials) in an environmentally safe manner. Recoveries approximated 85% by CIL. Following the completion of additional confirmatory testing, BMV determined that it could proceed with commercial scale development.

Construction of a large-scale rotary kiln technology demonstration plant began in 2007 and is scheduled for completion early in third quarter of 2008. The commercial-scale demonstration plant is capable of processing 100,000 tonnes per annum. Bakyrchik has a stockpile of approximately 100,000 tonnes of ore grading 8.17 g/t of gold that will be run through the 40-metre-long rotary kiln demonstration plant to confirm metallurgical parameters.

Construction of the plant currently involves seven major on-site contractors and ten off-site equipment fabricators. Construction activities have commenced on all major areas and infrastructure. Most purchase orders for the major mechanical equipment have been placed. It is currently expected that the scheduled completion date for the demonstration plant will be the end of the second quarter of 2008 with commissioning commencing in the third quarter. This is due largely to the competition for contracting resources in far east Kazakhstan, which reflects economic growth and high levels of construction activity being experienced throughout Kazakhstan. The work plan was revised and submitted to the Ministry of Energy and Mineral Resources in December for approval requesting an additional year to achieve the goal of a 900,000 tonnes per annum industrial plant.

Discussions have been initiated with an outside underground specialty mining contractor. It is anticipated that those discussions will continue to analyze the most cost effective and efficient way to commence mining activities.

Australia

In September 2003, the IVN Group acquired the "Cloncurry Property", a series of mining and exploration tenements in Australia, from the receivers of Selwyn Mines Limited for Aus$6 million. The tenements are held through an Australian wholly owned subsidiary, Ivanhoe Australia Pty Ltd. ("IAL") and consist of mineral leases ("MLs") and Exploration Permits for Minerals ("EPMs") located in north-western Queensland, Australia. The tenements cover an area of 2144/km(2) in 16 EPMs and 4529.37/ha in 20 MLs. In addition, applications have been lodged with the Queensland Department of Natural Resources Mines and Water for three new MLs totalling 241.24 hectares. IAL has a 100% interest in these properties and has the exclusive right to explore for all precious and base metals within the boundaries of their tenements, with the exception of five sub blocks in EPM10783 in which Barrick has an interest. Styles of mineralisation on the Cloncurry Property include iron-oxide-copper-gold ("IOCG") at Mount Elliott as well as IOCG mineralisation with associated uranium at Amethyst Castle; whilst copper at Mt Dore is hosted in shales and siltstones.

The Mt. Dore Project

Mt Dore is the most advanced  project on the property.  Secondary copper within this system is hosted within east-dipping shales and siltstones overlain by granites. The sediments are locally brecciated. Copper is mostly in the form of chalcocite and chrysocolla; as well as native copper. The zone of mineralisation (defined using a 0.25% Cu cut-off) has a strike length of at least 600 m and dips to the east at approximately 40(0). The central part of the mineralised zone is thicker, wider and defined for at least 400 m down-dip.

The mineralised zone at surface in the central part is generally from 25 to 50 m thick, thickening to over 100 m at depth. Mineralisation remains open along strike and at depth.

Significant non NI 43-101 compliant mineral resources have been previously declared by prior owners at the prospect and vertical infill drilling to re-establish a valid NI 43-101 compliant resource commenced in the third quarter of 2007. This drilling programme was initially planned to comprise 19 holes but has been increased to 27 holes totaling 9,750 m. A total of 4,290 m (11 holes) were complete by end of 2007. Two drill rigs are currently drilling vertical infill holes, generally from 200 to 400 m deep. The infill programme is expected to be complete in Spring of 2008.

The Mount Elliott Project

The Mount Elliot project hosts three principal zones of copper-gold mineralisation, Mount Elliot, Swan and Swell zones. Mineralization is primarily hosted in banded and brecciated calc-silicates and is associated with albite-pyroxene-magnetite-chalcopyrite-pyrite alteration.

A total of 67 diamond drill-holes totaling 59,029 m were completed on the Mount Elliott IOCG project in 2007.

Extensive modeling of the Mount Elliott drill data was carried out in the fourth quarter of 2007. This work indicates that the Swell zone is a relatively planar northwest-striking zone that dips steeply to the northeast. It is sub-parallel to and located immediately southwest of the Mount Elliott zone. The Swan zone, west of Swell and about 750 m west of the Mount Elliott zone, is flat-lying at surface and dips steeply to the north. The deeper, steeply-dipping section of Swan is northwest of and along the projected strike of the Swell zone. Recent drilling in the gap between the Swan and Swell zones has extended the Swell zone to the northwest and the gap between them narrowed to 150 m. It is expected that this gap will be closed in early 2008. Swell remains open to the southeast whilst the steep-dipping Swan zone remains open to the northwest. Both zones are open at depth. Drilling at Swan has indicated that the system extends to at least 1,200 m below surface. The Mount Elliott system has a strike of at least 1.3 km and covers an area of over 1 km(2).

In October 2007, IVN announced the discovery of a significant high-grade (above 2% eCu) zone of copper and gold mineralization on the western margin of the Swan zone. More recent drilling and modelling indicates the swan high grade zone ("SHGZ") to be an L-shaped feature comprising an eastern upper vertical zone connected to a larger, lower flat part. The flat part of the SHGZ is over 300 m long (from west to east), 40 m high in the central part and up to 70 m across (north to south). The top of the flat part is located at about 550 m below surface.

The tenor and thickness of the high-grade mineralization at Swan appears to be superior to that previously mined at the Mt. Elliott Mine and there is potential for further large, high-grade zones in and around the Mt Elliott system. IVN is conducting an aggressive drilling campaign to explore the immediate area around the SHGZ to expand the size and to better understand the structural controls of the mineralization. A pattern of infill vertical drilling to achieve a mineral resource on this zone is underway as a priority undertaking and will be completed in early 2008.

Amethyst Castle

Copper, gold and uranium are hosted in a widespread, large-scale classic breccia body in the Amethyst Castle area. IVN has identified the presence of uranium and IOCG-style mineralization and has carried out magnetic, conductivity, IP and gravity surveys. Work in 2006 included 14 RC drill holes and six diamond drill holes. In January 2007, a further three diamond drill holes (totaling 1,550 m) tested intersections discovered in Holes 6 and 3 in

2006. The drill results indicate a large breccia structure containing pods of high-grade gold, copper and uranium that requires further investigation.

Uranium Prospects

IVN's Cloncurry Project hosts a significant number of uranium exploration prospects, including Robert Heg, Elizabeth Anne, Great Wall and Dairy Bore. The airborne survey completed in November 2006 defined additional targets that require follow-up field-work, however, only limited work was done in 2007. More detailed work, including reconnaissance mapping, is planned for 2008.

Exco Resources Shareholding and Joint Venture Agreement

In May 2007, IAL entered into a private placement investment in, and a joint-venture agreement with, Exco Resources NL (Exco). Exco is an Australian mineral exploration company listed on the Australian Stock Exchange. Exco holds extensive exploration tenements in the Cloncurry copper, uranium and gold region in northwest Queensland and the White Dam gold project in South Australia. Ivanhoe Australia's involvement with Exco significantly expands Ivanhoe Mines' exploration presence in the highly prospective Cloncurry region in the Mt. Isa District.

China

IVN has conducted active exploration programs in Inner Mongolia and Northern China since 2003. The programs have been principally conducted through joint ventures with Chinese governing bodies. The original joint venture projects have now been terminated or suspended. In March 2007, IVN re-commenced reconnaissance field exploration, focusing on the western Gobi region of China's Inner Mongolia Autonomous Region and surrounding provinces. The program consisted of field geological assessment of more than fifty licenced intrusive-related and breccia-hosted gold-silver and copper deposits, and involved detailed data reviews, field traverses and systematic rock chip and channel sampling of all properties. The aim of the program has been to identify high-quality, semi-advanced projects for acquisition through joint venture formation with, or direct purchase from the existing licence holders.

Other Business Matters

Myanmar Trust Arrangements

As part of the Rio Tinto Transaction, IVN agreed to divest the Myanmar Assets, and in February 2007, established the Monywa Trust, an independent third party trust, and transferred ownership of the Myanmar Assets to the trust. The sole purpose of the Monywa Trust is to facilitate the future sale of the Myanmar Assets to one or more arm's length third parties who do not constitute Excluded Persons.

In consideration for the purchase of the Myanmar Assets, a company wholly-owned by the Monywa Trust ("Trust Holdco") issued to a subsidiary of IVN a promissory note. The principal amount of the promissory note entitles IVN to receive cash proceeds realized upon the future sale of the Myanmar Assets plus 50% of any cash generated by the Monywa Copper Project that is available for distribution to the project participants but remains undistributed at the time of any such sale, less certain contractually specified deductions, including any fees and expenses incurred in carrying out the sale. IVN retains no ownership interest in the Myanmar Assets, directly or indirectly, except as a creditor of Trust Holdco pursuant to the promissory note.

Trust Holdco's mandate is to engage one or more qualified third parties who are not Excluded Persons (each, a "Sale Service Provider"). The Sale Service Provider will be responsible for identifying potential third party purchasers who are also not Excluded Persons, soliciting expressions of interest from such potential purchasers, negotiating sale terms and facilitating the sale of the Myanmar Assets on behalf of Trust Holdco. A Sale Service Provider who successfully facilitates the sale of the Myanmar Assets to a purchaser who is not an Excluded Person will be entitled to a fee equal to a percentage of the proceeds realized by Trust Holdco on the sale of the Myanmar Assets.

Following a sale of the Myanmar Assets, Trust Holdco will use the proceeds to pay the Sale Service Provider's fee and any other expenses or liabilities incurred in carrying out the sale. Trust Holdco will then use the remaining proceeds of sale, less contractually specified deductions, to repay the promissory note held by IVN's subsidiary. Upon having retired the promissory note, the Monywa Trust will wind up Trust Holdco and distribute the remaining assets of the Trust, which are expected to consist solely of cash, to the designated beneficiaries of the Trust. The designated beneficiaries will be one or more recognized charitable organizations selected by the trustee. Following that distribution the Monywa Trust will terminate.

The Monywa Copper Project was originally established as a joint venture of IVN and Mining Enterprise No. 1 ("ME1"), an agency of the Myanmar government, through a Myanmar holding company ("Monywa JVCo"), producing copper from open pit mining operations on three adjacent deposits commencing in 1999. The project also includes a fourth, larger deposit called Letpadaung that is located seven km away and is slated for development under mine expansion scenarios. The mine was originally designed to produce 25,000 tpy of cathode copper using heap-leach, solvent extraction electrowinning technology. Through an internally financed expansion process Monywa JVCo managed to increase production capacity to approximately 39,000 tpy prior to IVN's transfer of the Myanmar Assets.

At December 31, 2007, IVN reviewed the carrying value of the Myanmar Assets and determined that it was prudent to record a $134.3 million write-down, thereby reducing the value in its financial statements to nil. Although IVN is hopeful that a sale may occur at some point in the future, it was determined that IVN's non-involvement in the Monywa Copper Project operations since it was transferred to the Monywa Trust, the lack of knowledge of the project's current activities and the fact that no sale had been achieved in almost a year since the asset was transferred to the Monywa Trust, indicated that the carrying value of the investment is impaired.

Equity Holdings

IVN holds equity investments in a number of other mineral exploration and development companies. These holdings include, in particular, an approximately 81% interest in SouthGobi and an approximately 41.9% interest in Jinshan, as at the date of this Annual Information Form. A description of the business of Jinshan and SouthGobi can be found through their continuous disclosure filings on SEDAR at www.sedar.com. Other equity investments include Intec Limited, Entree, Exco Resources NL, and Asia Now Resources Corp., which are all publicly listed companies.

The following table outlines the publicly listed equity investments held by the IVN Group and their quoted market value as at December 31, 2007:


-------------------------------------------------------------------------------
Company                               Number of Shares               Value
                                                                     (US$)
--------------------------------    --------------------        ---------------
SouthGobi Energy Resources Ltd.         90,066,584(1)            $805,583,529
Jinshan Gold Mines Inc.                 67,250,060               $184,560,461
Entree Gold Inc.                        13,799,333                $33,309,688
Intec Limited                           34,312,366                 $2,642,354
Asia Now Resources Corp.                   969,036                   $446,471
Exco Resources NL                       26,400,000                 $7,623,871
--------------------------------    --------------------        ---------------

(1) This number is based on 64,490,201 common shares and 25,576,383 preferred shares (convertible into common shares on a one-for-one basis) held as at December 31, 2007. The preferred shares were converted to common shares of SouthGobi in January 2008. In January 2008 IVN also converted to common shares of SouthGobi convertible debt which is not reflected in the above chart.

IVN also holds shares in certain non-public junior resource-related companies.

Employees

As at December 31, 2007, IVN had approximately 941 employees working at various locations.

DIVIDENDS

IVN has not paid any dividends on its outstanding Common Shares since its incorporation and does not anticipate that it will do so in the foreseeable future. The declaration of dividends on the Common Shares is, subject to certain statutory restrictions described below, within the discretion of the Board of Directors based on their assessment of, among other factors, IVN's earnings or lack thereof, its capital and operating expenditure requirements and its overall financial condition. Under the Yukon Business Corporations Act, the Board of Directors has no discretion to declare or pay a dividend on the Common Shares if they have reasonable grounds for believing that IVN is, or after payment of the dividend would be, unable to pay its liabilities as they become due or that the realizable value of its assets would, as a result of the dividend, be less than the aggregate sum of its liabilities and the stated capital of the Common Shares.

DESCRIPTION OF CAPITAL STRUCTURE

The authorized share capital of IVN consists of an unlimited number of Common Shares without par value and an unlimited number of Preferred Shares. As at March 27, 2008 there were 375,118,741 Common Shares and no preferred Shares issued and outstanding. Rights and restrictions in respect of the Common Shares and the Preferred Shares are set out in IVN's articles of continuance, IVN's by-laws and in the Business Corporations Act (Yukon), and its regulations.

Common Shares

The holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders except meetings at which only holders of another specified class or series of shares of IVN are entitled to vote separately as a class or series. Subject to the prior rights of the holders of Preferred Shares, the holders of Common Shares are entitled to receive dividends as and when declared by the directors, and to receive a pro rata share of the remaining property and assets of IVN in the event of liquidation, dissolution or winding up of IVN. The Common Shares have no pre-emptive, redemption, purchase or conversion rights. Neither the Business Corporations Act (Yukon) nor the constating documents of IVN impose restrictions on the transfer of Common Shares on the register of IVN, provided that IVN receives the certificate representing the Common Shares to be transferred together with a duly endorsed instrument of transfer and payment of any fees and taxes which may be prescribed by the Board of Directors from time to time. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or to assessment by IVN. The Business Corporations Act (Yukon) provides that the rights and provisions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by a majority of not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class.

Preferred Shares

The Preferred Shares are issuable in one or more series, each consisting of such number of Preferred Shares as may be fixed by IVN's directors. IVN's directors may from time to time, by resolution passed before the issue of any Preferred Shares of any particular series, alter the constating documents of IVN to determine the designation of the Preferred Shares of that series and to fix the number of Preferred Shares therein and alter the constating documents to create, define and attach special rights and restrictions to the shares of that series, including, without limitation, the following: (i) the nature, rate or amount of dividends and the dates, places and currencies of payment thereof;
(ii) the consideration for, and the terms and conditions of, any purchase of the Preferred Shares for cancellation or redemption; (iii) conversion or exchange rights; (iv) the terms and conditions of any share purchase plan or sinking fund; and (v) voting rights and restrictions.

Registered holders of both the Preferred Shares and Common Shares are entitled, at their option, to a certificate representing their shares of IVN.

MARKET FOR SECURITIES

The Common Shares of IVN are traded in Canada on the TSX, and in the United States on the New York Stock Exchange and Nasdaq Stock Market. The closing price of IVN's Common Shares on the TSX on March 27, 2008 was Cdn.$11.04.

The following sets forth the high and low market prices and the volume of the Common Shares traded on the TSX during the periods indicated:

                          (stated in Canadian dollars)

--------------------------------------------------------------------------------
PERIOD                       HIGH                LOW               VOLUME
------------------     ----------------    ---------------  --------------------
January 2007                11.95               10.49            10,737,481
February 2007               12.12               11.25            18,486,720
March 2007                  14.41               11.50            23,680,830
April 2007                  16.09               13.03            22,525,482
May 2007                    15.50               13.00            26,510,463
June 2007                   16.06               14.00            28,971,681
July 2007                   18.00               14.39            20,629,736
August 2007                 15.48                9.18            32,058,583
September 2007              13.25                9.86            22,286,128
October 2007                15.45               12.13            15,867,301
------------------     ----------------    ---------------  --------------------

--------------------------------------------------------------------------------
PERIOD                       HIGH                LOW               VOLUME
------------------     ----------------    ---------------  --------------------
November 2007               15.50               10.50            28,395,143
December 2007               11.85                9.61            18,065,989
------------------     ----------------    ---------------  --------------------

DIRECTORS AND OFFICERS

The name, province or state, and country of residence and position with IVN of each director and executive officer of IVN, and the principal business or occupation in which each director or executive officer has been engaged during the immediately preceding five years is as follows:

Name and Municipality of Residence      Position with Corporation                              Principal Occupation
                                                                                              During Past Five Years
ROBERT M. FRIEDLAND                     Chairman and Director                   Chairman  of IVN (March  1994 to  present);  Chief
Singapore                               (Director since March 1994)             Executive  Officer  of  IVN  (March  1994  to  May
                                                                                2006);  Chairman and  President,  Ivanhoe  Capital
                                                                                Corporation (a venture  capital  company) (1988 to
                                                                                present);  Deputy  Chairman,  Capital  Markets for
                                                                                Ivanhoe Energy Inc. (June 1999 to present).

PETER G. MEREDITH                       Deputy Chairman and Director            Deputy  Chairman  of IVN  (May  2006 to  present);
B.C., Canada                            (Director since March 2005)             Chief  Financial  Officer  of IVN (May 2004 to May
                                                                                2006);  Chief Financial Officer of Ivanhoe Capital
                                                                                Corporation (a venture  capital  company) (1996 to
                                                                                present);   Chief  Executive  Officer,   SouthGobi
                                                                                Energy Resources (June 2007 to present).

JOHN MACKEN                             Director, President and Chief           Chief  Executive  Officer  of  IVN  (May  2006  to
Massachusetts, USA                      Executive Officer                       present);   President  of  IVN  (January  2004  to
                                        (Director since January 2004)           present);  Chairman of South Gobi Energy Resources
                                                                                (June  2007  to  present);   Consultant  (2000  to
                                                                                January  2004);   and  Senior  Vice  President  of
                                                                                Freeport  McMoran Copper & Gold (a mining company)
                                                                                (1996 to 2000).

DAVID HUBERMAN                          Director (lead director) (Director      President,   Coda   Consulting   Corp.   (business
B.C., Canada                            since September 2003)                   consulting firm) (1993 to present).

R. EDWARD FLOOD                         Director                                Managing  Director,  Investment  Banking,  Haywood
Idaho, USA                              (Director since March 1994)             Securities   (UK)  Limited   (investment   dealer)
                                                                                (March 2007 to  present);  Deputy  Chairman of IVN
                                                                                (December  2001 to February  2007);  Senior Mining

Name and Municipality of Residence      Position with Corporation                              Principal Occupation
                                                                                              During Past Five Years
                                                                                Analyst,   Haywood  Securities  Inc.   (investment
                                                                                dealer) (May 1999 to November 2001).

JOHN WEATHERALL                         Director                                President of Scarthingmoor  Assets Management Inc.
Ontario, Canada                         (Director since June 1996)              (an  asset  management  company)  (April  1996  to
                                                                                present).

KJELD THYGESEN                          Director                                Managing  Director,   Lion  Resources   Management
England                                 (Director since February 2001)          (investment  firm and fund  manager)  (May 1989 to
                                                                                present)

HON. ROBERT  HANSON                     Director                                Chairman,  Hanson Capital Limited  (investment and
England                                 (Director since February 2001)          finance  company)   (February  1998  to  present);
                                                                                Chairman,  Hanson  Transport  Group  (May  1990 to
                                                                                present);   Hanson   Westhouse   (City  of  London
                                                                                merchant bank) (2006 to present).

DR. MARKUS FABER                        Director                                Managing Director,  Marc Faber Limited (investment
Hong Kong, China                        (Director since February 2002)          advisory  firm and  fund  manager)  (June  1990 to
                                                                                present).

HOWARD BALLOCH                          Director                                President,   The  Balloch  Group  (investment  and
Beijing, China                          (Director since March 2005)             consulting   company)   (July  2001  to  present);
                                                                                Vice-Chairman,   China-Canada   Business   Council
                                                                                (July 2001 to  present);  Canadian  Ambassador  to
                                                                                China,  Mongolia and Democratic  Republic of Korea
                                                                                (April 1996 to July 2001).

DAVID KORBIN                            Director                                Independent  Management  and Financial  Consultant
B.C., Canada                            (Director since May 2006)               (May 1998 to present).

BRET CLAYTON                            Director                                Chief  Executive,  Rio Tinto  Copper (July 2006 to
England                                 (Director since May 2007)               present);  President  and CEO of Rio Tinto America
                                                                                (October 2002 to July 2006).

TONY GIARDINI                           Chief Financial Officer                 Chief  Financial  Officer  of  IVN  (May  2006  to
B.C., Canada                                                                    present);  Vice-President  and  Treasurer,  Placer
                                                                                Dome Inc.  (a mining  company)  (December  2003 to
                                                                                April   2006);   Treasurer,   Placer   Dome   Inc.
                                                                                (November  2002  to  December   2003);   Director,
                                                                                Treasury  and  Operations,  Placer Dome Inc.  (May
                                                                                2000 to October 2002).

DOUGLAS KIRWIN                          Executive Vice-President,               Executive   Vice-President,   Exploration  of  IVN
Queensland, Australia                   Exploration                             (September 1995 to present).

Name and Municipality of Residence      Position with Corporation                              Principal Occupation
                                                                                              During Past Five Years
STEVEN GARCIA                           Executive Vice President                Executive  Vice  President of IVN (October 2005 to
North Carolina, USA                                                             present);  Project  Director  of IVN (May  2005 to
                                                                                present);  CEO  Chamoa  Farm,  Inc.  (a  wholesale
                                                                                landscaping   and   nursery   company)   (2001  to
                                                                                present).

JAY GOW                                 Vice President, Marketing               Vice  President,  Marketing  of IVN  (May  2004 to
B.C., Canada                                                                    present);  Marketing Manager, Copper & Molybdenum,
                                                                                Compania  Minera  Antamina S.A. (a mining company)
                                                                                (January 2001 to December 2003).

PIERRE MASSE                            Vice President, Finance                 Vice  President,  Finance  of  IVN  (May  2007  to
B.C., Canada                                                                    present);  Vice  President  and  Treasurer  of IVN
                                                                                (May 2004 to May 2007);  Chief  Financial  Officer
                                                                                of IVN (November 2001 to May 2004);  Controller of
                                                                                IVN (October 1998 to November 2001).

BEVERLY A. BARTLETT                     Vice President and Corporate            Vice  President  of IVN,  SouthGobi,  Jinshan  and
B.C., Canada                            Secretary                               Ivanhoe   Energy  Inc.   (May  2006  to  present);
                                                                                Corporate   Secretary   of  IVN   (June   2001  to
                                                                                present);  Corporate Secretary,  SouthGobi (August
                                                                                2003 to  present);  Corporate  Secretary,  Jinshan
                                                                                Gold Mines Inc.  (May 2003 to present);  Corporate
                                                                                Secretary,   Ivanhoe  Energy  Inc.  (oil  and  gas
                                                                                company) (June 2001 to present).

DAVID WOODALL                           President, Gold Division                President,  Gold  Division of IVN (August  2006 to
Western Australia, Australia                                                    present);   Operations   Manager   of  Robe  River
                                                                                Associates  (a  mining  company)  (March  2005  to
                                                                                August 2006); General Manager,  Operations of Sino
                                                                                Gold  Limited (a mining  company)  (April  2004 to
                                                                                January  2005);  Mine  General  Manager  of Placer
                                                                                Dome Inc. (a mining company) (July 2001 to 2004).


Each director's term of office expires at the next annual general meeting of IVN.

Shareholdings of Directors and Senior Officers

As at March 27, 2008, the directors and executive officers, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, 101,601,885 Common Shares of IVN representing approximately 27% of the outstanding Common Shares of IVN.

Committees of the Board

The committees of the Board of Directors of IVN consist of an Audit Committee, a Compensation and Benefits Committee, a Corporate Governance and Nominating Committee, an Executive Committee and a Currency Advisory Committee. The members of the Audit Committee are David Korbin, John Weatherall, Kjeld Thygesen and Markus Faber. The members of the Compensation and Benefits Committee are David Huberman, Kjeld Thygesen, Robert Hanson, David Korbin and Howard Balloch. The members of the Corporate Governance and Nominating Committee are David Huberman, John Weatherall, Kjeld Thygesen, Robert Hanson, Markus Faber, David Korbin and Howard Balloch. The members of the Executive Committee are Robert Friedland, John Macken, Peter Meredith and David Huberman. The members of the Currency Advisory Committee are John Weatherall, Tony Giardini, Peter Meredith and Markus Faber.

Conflicts of Interest

Certain directors of IVN and its subsidiaries are associated with other reporting issuers or other corporations which may give rise to conflicts of interest. In accordance with the Yukon Business Corporations Act, directors and officers of IVN are required to disclose to IVN the nature and extent of any interest that they have in a material contract or material transaction, whether made or proposed, with IVN, if the director or officer is: (a) a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction.

IVN has adopted a Code of Business Conduct and Ethics (the "Ethics Policy") that applies to all directors, officers and employees of IVN and its subsidiaries. As required by the Ethics Policy, individuals representing IVN must not enter into outside activities, including business interests or other employment, that might interfere with or be perceived to interfere with their performance at IVN.

Audit Committee Information

Information concerning the Audit Committee of IVN, as required by Multilateral Instrument 52-110, is provided in Schedule A to this Annual Information Form.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed below or elsewhere in this Annual Information Form, no insider, director nominee or associate or affiliate of any such insider or director nominee, has any material interest, direct or indirect, in any material transaction since the commencement of IVN's last financial year or in any proposed transaction, which, in either case, has materially affected or would materially affect IVN.

At the end of 2007, subsidiaries of IVN holding the Savage River Project owed approximately $5.1 million to Mr. Robert M. Friedland, Chairman of IVN, which indebtedness originated as a result of the December 2000 acquisition by IVN of the Savage River Project. Following the sale of the Savage River operations in February 2005, repayment of this balance is contingent upon IVN receiving proceeds in excess of approximately $111 million from the sale of the Savage River Project. To date, $70.0 million has been received from the sale, with an additional $28.2 million expected to be received on March 31, 2008.

The Corporation is a party to cost sharing agreements with other companies in which Mr. Friedland has a material direct or indirect beneficial interest. Through these agreements, the Corporation shares, on a cost-recovery basis, office space, furnishings, equipment and communications facilities in Vancouver, Singapore, Beijing and London, and an aircraft. The Corporation also shares the costs of employing administrative and non-executive management personnel in these offices. During the year ended December 31, 2007, the

Corporation's share of these costs was U.S.$13.4 million. The companies with which the Corporation is a party to the cost sharing agreements, and Mr. Friedland's ownership interest in each of them, as at December 31, 2007, are as follows:

                                                              Robert Friedland
Corporation Name                                             Ownership Interest
--------------------------------                             ------------------
Ivanhoe Energy Inc.                                                19.93%
Ivanhoe Capital Corporation                                         100%
Ivanhoe Nickel & Platinum Ltd.                                     38.33%
Jinshan Gold Mines Inc.                                             (1)
SouthGobi Energy Resources Ltd.                                     (1)
Govi High Power Exploration Inc.                                    Nil


(1) As at December 31, 2007, Mr. Friedland owed 26.09% of the Common Shares of the Corporation, which owned 42.9% of the common shares of Jinshan Gold Mines Inc. and 86.06% of the common shares of SouthGobi.

TRANSFER AGENTS AND REGISTRARS

The registrar and transfer agent for the Common Shares in Canada is CIBC Mellon Trust Company at its principal offices in Vancouver and Toronto.

MATERIAL CONTRACTS

Reference is made to the material contracts that IVN has filed with Canadian securities regulatory authorities, coincident with the filing of this Annual Information Form, on the SEDAR website at www.sedar.com.

Below is a list of the contracts, including particulars, that are material to IVN and were entered into between January 2007 and December 2007 or were entered into before that date but are still in effect, other than those entered into in the ordinary course of business. No disclosure is made regarding any contract that was entered into prior to January 1, 2002.

1. Equity Participation and Earn-in Agreement dated October 15, 2004 between IVN and Entree, as amended November 9, 2004 setting forth the terms and conditions of the Entree Joint Venture. See "DESCRIPTION OF THE BUSINESS - Oyu Tolgoi Copper and Gold Project, Mongolia - Project Description and Location" for further details.

2. Head Agreement dated February 4, 2005 among IVN, Stemcor Pellets AG, Stemcor Holdings Ltd. and Dominant Holdings AG, setting forth the terms and conditions of the sale of the Savage River Project.

3. Private Placement Agreement dated October 18, 2006, as amended as of November 16, 2006 between IVN and Rio Tinto International Holdings Limited and as further amended by an Amending and Additional Rights Agreement between the parties dated October 24, 2007. See "GENERAL DEVELOPMENT OF THE BUSINESS - Three Year History - 2006 and 2007" for further details.

4. Credit Agreement dated October 24, 2007 between IVN and Rio Tinto International Holdings Limited setting forth the terms of the Rio Tinto Credit Agreement. See "GENERAL DEVELOPMENT OF THE BUSINESS - Three Year History - 2007" for further details.

INTERESTS OF EXPERTS

Deloitte & Touche LLP is the independent auditor of IVN.

IVN has relied on the work of the following experts in connection with the verification of IVN's mineral reserve and resource estimates and certain other scientific and technical information in respect of its material mineral properties, as referenced in the Annual Information Form:

     o    GRD Minproc for the Oyu Tolgoi Technical Report;

     o    Norwest for the Ovoot Tolgoi Open Pit Technical Report; and

     o    TAG for the Ovoot Tolgoi Underground Technical Report.

The Technical Reports are available for review on SEDAR at www.sedar.com.

To the knowledge of IVN, none of the experts referred to above nor the qualified persons employed by the companies responsible for preparation of those reports or other qualified persons who contributed to the reports, hold any outstanding Common Shares.

ADDITIONAL INFORMATION

Additional information, including directors' and officers' remuneration and indebtedness, principal holders of IVN's securities, options to purchase IVN's Common Shares and interests of insiders in material transactions is contained in the management proxy circular for the annual general meeting of IVN to be held on May 9, 2008, which will be made available on SEDAR concurrent with the delivery of the document to IVN's shareholders. Additional financial information is contained in IVN's comparative financial statements and MD&A as at and for the years ended December 31, 2007 and 2006. Copies of the proxy circular (when filed), financial statements and MD&A are available on SEDAR, and may also be obtained upon request from IVN at 654 - 999 Canada Place, Vancouver, British Columbia, V6C 3E1.

Additional information relating to IVN may be found on SEDAR at www.sedar.com.

                                   SCHEDULE A

                          Audit Committee Information

Composition of Audit Committee

IVN's Audit Committee consists of Messrs. David Korbin, Kjeld Thygesen and Dr. Markus Faber, as well as John Weatherall, who is retiring at the next annual meeting of IVN on May 9, 2008. Mr. Korbin assumed the role of Chairman of the Audit Committee on May 11, 2007 following the resignation of Mr. Weatherall. The Board of Directors has determined that all members of the Audit Committee are "independent" and "financially literate" as defined in Multilateral Instrument 52-110. In addition, in accordance with New York Stock Exchange corporate governance listing standards, the Board of Directors has determined that David Korbin and John Weatherall are audit committee financial experts.

Relevant Education and Experience

David Korbin

Mr. Korbin holds a Chartered Accountant designation. For 16 of his 25 years in the accounting profession, he was managing partner of a number of firms including the Vancouver office of Deloitte Haskins & Sells and Deloitte & Touche LLP. He is currently working as a management and financial consultant and has been a director of E-Comm Emergency Communications for Southwest British Columbia Incorporated since 2001 serving as Chair of the board of directors since 2004 and Chair of the audit committee from 2002 to 2003. Prior thereto, Mr. Korbin served on the board of directors for Vancouver General Hospital and the Vancouver Hospital and Health Sciences Centre.

John Weatherall

Mr. Weatherall holds a Chartered Financial Analyst designation. He is currently the President of Scarthingmoor Asset Management Inc. Prior thereto, he was
Chairman of Toronto Dominion Asset Management, the investment unit of a Canadian Chartered Bank and head of Institutional Equity with responsibility for investment research at Wood Gundy Inc. and Greenshields Inc. Mr. Weatherall has previously served on the audit committee of five publicly traded companies.

Markus Faber

Dr. Faber holds a PhD in economics from the University of Zurich. He has over 35 years experience in the finance industry, including acting as manager of an investment bank in the United States in which he routinely performed financial analysis of a range of different companies. His current occupation is principal of Marc Faber Limited, an investment advisory firm and fund manager. He also acts as a director and advisor to a number of investment funds.

Kjeld Thygesen

Mr. Thygesen holds a bachelor of commerce, majoring in economics and accounting. He has been a resource investment analyst and fund manager for over 30 years. He has been the Managing Director of Lion Resources Management since 1989, and prior thereto was the Director, Natural Resources Department and fund manager for Rothschild Asset Management.

                                   Audit Fees

Deloitte & Touche LLP has served as IVN's auditing firm since January 1995. Fees billed by Deloitte & Touche LLP and its affiliates during fiscal 2007 and fiscal 2006 were approximately Canadian $1,836,000 and Canadian $2,534,000, respectively. The aggregate fees billed by the auditors in fiscal 2007 and fiscal 2006 are detailed below.

(Canadian $ in 000's)                            2007             2006
                                            --------------   --------------
Audit Fees (a)                                  $1,070           $1,588
Audit Related Fees (b)                            $355             $246
Tax Fees (c)                                      $411             $700
All Other Fees (d)                                   -                -
                                            --------------   --------------
Total                                           $1,836           $2,534
                                            ==============   ==============

(a) Fees for audit services billed or expected to be billed relating to fiscal 2007 and 2006 consisted of:

     o    audit of the Company's annual statutory financial statements;

     o    reviews of the Company's quarterly financial statements; and

     o comfort letters, consents, and other services related to SEC and Canadian securities regulatory authorities' matters.

     In addition, in 2007 fees were paid for services provided in connection with review pursuant to Section 404 of the Sarbanes Oxley Act of 2002 and the required attestations relating to internal controls.

(b) Fees for audit-related services provided during fiscal 2007 and 2006 consisted of financial accounting and reporting consultations and audit of annual statutory financial statements of the Company's subsidiaries.

(c)  Fees for tax services  provided  during fiscal 2007 and 2006  consisted of income tax compliance, and tax planning and advice relating to transactions and proposed transactions of the Company and its subsidiaries.

(d) IVN did not incur fees for products and services provided by its principal accountant during fiscal 2007 and 2006 not disclosed in subsections (a),
     (b) or (c) above.


Pre-Approval Policies and Procedures

All services to be performed by IVN's independent auditor must be approved in advance by the Audit Committee or a designated member of the Audit Committee ("Designated Member"). The Designated Member is a member of the Audit Committee who has been given the authority to grant pre-approvals of permitted audit and non-audit services.

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the auditors' independence and has adopted a policy governing the provision of these services. This policy requires the pre-approval by the Audit Committee or the Designated Member of all audit and non-audit services provided by the external auditor, other than any de minimis non-audit services allowed by applicable law or regulation. The decisions of the Designated Member to pre-approve permitted services needs to be reported to the Audit Committee at its regularly scheduled meetings.

Pre-approval from the Audit Committee or Designated Member can be sought for planned engagements based on budgeted or committed fees. No further approval is required to pay pre-approved fees. Additional pre-approval is required for any increase in scope or in final fees.

Pursuant to these procedures, 100% of each of the services provided by IVN's external auditor relating to the fees reported as audit, audit-related, tax and other fees were pre-approved by the Audit Committee or the Designated Member.

                               IVANHOE MINES LTD.
                            AUDIT COMMITTEE CHARTER

I.   Purpose

The primary objective of the Audit Committee (the "Committee") of Ivanhoe Mines Ltd. (the "Company") is to act as a liaison between the Board and the Company's independent auditors (the "Auditors") and to assist the Board in fulfilling its oversight responsibilities with respect to (a) the financial statements and other financial information provided by the Company to its shareholders, the public and others, (b) the Company's compliance with legal and regulatory requirements, (c) the qualification, independence and performance of the Auditors and (d) the Company's risk management and internal financial and accounting controls, and management information systems.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Auditors.

The responsibilities of a member of the Committee are in addition to such member's duties as a member of the Board.

II.  Organization

The Committee shall consist of three or more directors and shall satisfy the laws governing the Company and the independence, financial literacy, expertise and experience requirements under applicable securities law, stock exchange and any other regulatory requirements applicable to the Company.

The members of the Committee and the Chair of the Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. A majority of the members of the Committee shall constitute a quorum. A majority of the members of the Committee shall be empowered to act on behalf of the Committee. Matters decided by the Committee shall be decided by majority votes. The chair of the Committee shall have an ordinary vote.

Any member of the Committee may be removed or replaced at any time by the Board and shall cease to be a member of the Committee as soon as such member ceases to be a director.

The  Committee  may  form  and  delegate   authority  to   subcommittees   when
appropriate.

III. Meetings

The Committee shall meet as frequently as circumstances require, but not less frequently than four times per year. The Committee shall meet at least quarterly with management, the Company's financial and accounting officer(s) and the Auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

The Chair of the Committee shall be an independent chair who is not Chair of the Board. In the absence of the appointed Chair of the Committee at any meeting, the members shall elect a chair from those in attendance at the meeting. The Chair, in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting.

The Committee will appoint a Secretary who will keep minutes of all meetings. The Secretary may be the Company's Corporate Secretary or another person who does not need to be a member of the Committee. The Secretary for the Committee can be changed by simple notice from the Chair.

The Chair shall ensure that the agenda for each upcoming meeting of the Committee is circulated to each member of the Committee as well as the other directors in advance of the meeting.

The Committee may invite, from time to time, such persons as it may see fit to attend its meetings and to take part in discussion and consideration of the affairs of the Committee. The Company's accounting and financial officer(s) and the Auditors shall attend any meeting when requested to do so by the Chair of the Committee.

IV.  Authority and Responsibilities

The Board, after consideration of the recommendation of the Committee, shall nominate the Auditors for appointment by the shareholders of the Company in accordance with applicable law. The Auditors report directly to the Audit
Committee. The Auditors are ultimately accountable to the Committee and the Board as representatives of the shareholders.

The Committee shall have the following responsibilities:

(a)  Auditors

1. Recommend to the Board the independent auditors to be nominated for appointment as Auditors of the Company at the Company's annual meeting and the remuneration to be paid to the Auditors for services performed during the preceding year; approve all auditing services to be provided by the Auditors; be responsible for the oversight of the work of the Auditors, including the resolution of disagreements between management and the Auditors regarding financial reporting; and recommend to the Board and the shareholders the termination of the appointment of the Auditors, if and when advisable.

2. When there is to be a change of the Auditor, review all issues related to the change, including any notices required under applicable securities law, stock exchange or other regulatory requirements, and the planned steps for an orderly transition.

3. Review the Auditor's audit plan and discuss the Auditor's scope, staffing, materiality, and general audit approach.

4. Review on an annual basis the performance of the Auditors, including the lead audit partner.

5. Take reasonable steps to confirm the independence of the Auditors, which include:

     (a) Ensuring receipt from the Auditors of a formal written statement in accordance with applicable regulatory requirements delineating all relationships between the Auditors and the Company;

     (b)  Considering   and   discussing   with  the  Auditors  any   disclosed
          relationships or services, including non-audit services, that may impact the objectivity and independence of the Auditors;

     (c) Approving in advance any non-audit related services provided by the Auditor to the Company, and the fees for such services, with a view to ensure independence of the Auditor, and in accordance with applicable regulatory standards, including applicable stock exchange requirements with respect to approval of non-audit related services performed by the Auditors; and

     (d) As necessary, taking or recommending that the Board take appropriate action to oversee the independence of the Auditors.

6.   Review and  approve  any  disclosures  required to be included in periodic
     reports  under  applicable   securities  law,  stock  exchange  and  other
     regulatory requirements with respect to non-audit services.

7. Confirm with the Auditors and receive written confirmation at least once per year (i) indicating that the Auditors are a member in good standing with the Canadian Public Accountability Board (CPAB) and comparable bodies in the United States, Australia and elsewhere to the extent required and disclosing any sanctions or restrictions imposed by the CPAB and such other comparable bodies; and (ii) responding to any other reasonable request of the Audit Committee for confirmation as to their qualifications to act as the Company's Auditors.

8. Consider the tenure of the lead audit partner on the engagement in light of applicable securities law, stock exchange or applicable regulatory requirements.

9. Review all reports required to be submitted by the Auditors to the Committee under applicable securities laws, stock exchange or other regulatory requirements.

10. Receive all recommendations and explanations which the Auditors place before the Committee.

(b)  Financial Statements and Financial Information

11. Review and discuss with management, the financial and accounting officer(s) and the Auditors, the Company's annual audited financial statements, including disclosures made in management's discussion and analysis, prior to filing or distribution of such statements and recommend to the Board, if appropriate, that the Company's audited financial statements be included in the Company's annual reports distributed and filed under applicable laws and regulatory requirements.

12. Review and discuss with management, the financial and accounting officer(s) and the Auditors, the Company's interim financial statements, including management's discussion and analysis, and the Auditor's review of interim financial statements, prior to filing or distribution of such statements.

13. Review any earnings press releases of the Company before the Company publicly discloses this information.

14. Be satisfied that adequate procedures are in place for the review of the Company's disclosure of financial information and extracted or derived from the Company's financial statements and periodically assess the adequacy of these procedures.

15. Discuss with the Auditor the matters required to be discussed by applicable auditing standards requirements relating to the conduct of the audit including:

     (a) the adoption of, or changes to, the Company's significant auditing and accounting principles and practices;

     (b) the management letter provided by the Auditor and the Company's response to that letter; and

     (c) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, or personnel and any significant disagreements with management.

16. Discuss with management and the Auditors major issues regarding accounting principles used in the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles. Review and discuss analyses prepared by management and/or the Auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative approaches under generally accepted accounting principles.

17. Prepare any report under applicable securities law, stock exchange or other regulatory requirements, including any reports required to be included in statutory filings, including in the Company's annual proxy statement.

(c)  Ongoing Reviews and Discussions with Management and Others

18. Obtain and review an annual report from management relating to the accounting principles used in the preparation of the Company's financial statements, including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof.

19. Periodically review separately with each of management, the financial and accounting officer(s) and the Auditors; (a) any significant disagreement between management and the Auditors in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (c) management's response to each.

20.  Periodically discuss with the Auditors,  without management being present,
     (a) their judgments about the quality and appropriateness of the Company's accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company's financial statements.

21. Consider and approve, if appropriate, significant changes to the Company's accounting principles and financial disclosure practices as suggested by the Auditors or management and the resulting financial statement impact. Review with the Auditors or management the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

22. Review and discuss with management, the Auditors and the Company's independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company's financial statements, including applicable changes in accounting standards or rules, or compliance with applicable laws and regulations, inquiries received from regulators or government agencies and any pending material litigation.

23. Enquire of the Company's financial and accounting officer(s) and the Auditors on any matters which should be brought to the attention of the Committee concerning accounting, financial and operating practices and controls and accounting practices of the Company.

24. Review the principal control risks to the business of the Company, its subsidiaries and joint ventures; and verify that effective control systems are in place to manage and mitigate these risks.

25. Review and discuss with management any earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as any financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be done generally (i.e. discussion of the types of information to be disclosed and the types of presentations made).

26. Review and discuss with management any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses. Obtain explanations from management of all significant variances between comparative reporting periods.

27. Review and discuss with management the Company's major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company's risk assessment and risk management guidelines and policies.

(d)  Risk Management and Internal Controls

28. Review, based upon the recommendation of the Auditors and management, the scope and plan of the work to be done by the Company's financial and accounting group and the responsibilities, budget and staffing needs of such group.

29. Ensure that management has designed and implemented effective systems of risk management and internal controls and, at least annually, review and assess the effectiveness of such systems

30. Approve and recommend to the Board for adoption policies and procedures on risk oversight and management to establish an effective system for identifying, assessing, monitoring and managing risk.

31. In consultation with the Auditors and management, review the adequacy of the Company's internal control structure and procedures designed to insure compliance with laws and regulations, and discuss the responsibilities, budget and staffing needs of the Company's financial and accounting group.

32. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

33. Review the internal control reports prepared by management, including management's assessment of the effectiveness of the Company's internal control structure and procedures for financial reporting and (ii) the Auditors' attestation, and report, on the assessment made by management.

34. Review the appointment of the chief financial officer and any key financial executives involved in the financial reporting process and recommend to the Board any changes in such appointment.

(f)  Other Responsibilities

35. Create an agenda for the ensuing year and confirm a timetable for the Audit Committee for the ensuing year.

36. Review and approve related-party transactions if required under applicable securities law, stock exchange or other regulatory requirements.

37. Review and approve (a) any change or waiver in the Company's code of ethics applicable to senior financial officers and (b) any disclosures made under applicable securities law, stock exchange or other regulatory requirements regarding such change or waiver.

38. Establish, review and approve policies for the hiring of employees or former employees of the Company's Auditors.


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39.  Review  and  reassess  the  duties  and  responsibilities  set out in this
     Charter annually and recommend to the Nominating and Corporate Governance Committee and to the Board any changes deemed appropriate by the Committee.

40. Review its own performance annually, seeking input from management and the Board.

41. Perform any other activities consistent with this Charter, the Company's articles and by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

V.   Reporting

The Committee shall report regularly to the Board and shall submit the minutes of all meetings of the Audit Committee to the Board (which minutes shall ordinarily be included in the papers for the next full board meeting after the relevant meeting of the Committee). The Committee shall also report to the Board on the proceedings and deliberations of the Committee at such times and in such manner as the Board may require. The Committee shall review with the full Board any issues that have arisen with respect to quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance or independence of the Auditors or the performance of the Company's financial and accounting group.

VI.  Resources and Access to Information

The Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Committee.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. The Committee has direct access to anyone in the organization and may request any officer or employee of the Company or the Company's outside counsel or the Auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee with or without the presence of management. In the performance of any of its duties and responsibilities, the Committee shall have access to any and all books and records of the Company necessary for the execution of the Committee's obligations.

The Committee shall consider the extent of funding necessary for payment of compensation to the Auditors for the purpose of rendering or issuing the annual audit report and recommend such compensation to the Board for approval. The Audit Committee shall determine the funding necessary for payment of compensation to any independent legal, accounting and other consultants retained to advise the Committee.